                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(3) (2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to 14a-11(c) or 14a-12

                          BYL BANCORP
                        1875 North Tustin Street
                          Orange, California 92865
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock, no par value per share
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                2,542,568 shares of common stock, and 246,370 option
                shares at an average exercise price of $10.195 per share
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $39,322,328, less investment banking fees in connection
                with transaction, estimated to be approximately $821,612.
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $38,500,716
                ----------------------------------------------------------
           (5)  Total fee paid:
                $7,700.14
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                None
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                None
                ----------------------------------------------------------
           (3)  Filing Party:
                None
                ----------------------------------------------------------
           (4)  Date Filed:
                None
                ----------------------------------------------------------

                       [PLACE ON BYL BANCORP LETTERHEAD]

                                        , 2001

Dear Shareholder:

    You are cordially invited to attend a special meeting of shareholders of BYL
Bancorp ("BYL") on       ,             , 2001 at       p.m. at Yorba Linda
Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California.

    As you previously read, we have signed an Agreement and Plan of Reorganization with PBOC Holdings, Inc. ("PBOC") and its subsidiary, People's Bank of California ("People's") ("Merger Agreement") in which BYL would be merged in two steps into PBOC, and BYL's wholly-owned subsidiary, BYL Bank Group, would be merged into People's. In the proposed merger, you will receive $15.00 in cash for each share of BYL common stock that you own, which may be adjusted upward or downward as provided in the Merger Agreement.

    We believe the merger is in your best interests as shareholders and we hope you will support it. Information about the proposed merger is included in the enclosed proxy statement. Please give these proxy materials your careful attention.

    The merger cannot be completed until shareholders of BYL approve the proposed merger and the merger agreement. We are holding a special meeting to vote on this proposal. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, AND RECOMMENDS THAT YOU VOTE TO APPROVE IT AS WELL.

                                                         Sincerely,

H. Rhoads Martin                                         Robert Ucciferri
Chairman of the Board                                    President and Chief Executive Officer

    PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2001

    Notice is hereby given that the special meeting of the shareholders of BYL
Bancorp ("BYL"), will be held at       p.m. on             ,             , 2001,
at the Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California (the "meeting" or "special meeting").

    At the meeting, you will be asked to consider and vote on the following:

    1. A proposal to approve the principal terms of the Agreement and Plan of Reorganization dated as of November 1, 2000 (the "merger agreement") as well as the merger (as defined below) and the other transactions contemplated thereby. A copy of the merger agreement is attached as Appendix A to the proxy statement. Under the merger agreement,

       - Each outstanding share of BYL will be converted into the right to receive $15.00 in cash, which may be adjusted upward or downward as provided in the merger agreement;

       - BYL, in a series of corporate steps, will be merged with and into PBOC Holdings, Inc., and BYL Bank Group will be merged with and into People's Bank of California (the term "merger" includes the merger as well as the other corporate steps of BYL being merged with and into PBOC and BYL Bank Group being merged with and into People's Bank of California).

    2. Such other business as may properly come before the special meeting or any adjournments or postponements thereof.

    The board of directors has fixed the close of business on       , 2001 as
the record date for the determination of the shareholders entitled to have notice of and to vote at BYL's special meeting and any adjournments or postponements thereof.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE MERGER AGREEMENT AND THE MERGER.

    YOUR VOTE IS VERY IMPORTANT. Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the meeting. Your proxy will be revocable, either in writing or by voting in person at the meeting, at any time prior to its exercise, by following the procedure described in the proxy statement.

    If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must obtain from the nominee a proxy issued in your name.

                                                      By Order of the Board of Directors

                                                      ------------------------------------------------
         , 2001                                       John F. Meyers
Orange, California                                    SECRETARY

                                  BYL Bancorp
                            1875 North Tustin Street
                            Orange, California 92865

                                PROXY STATEMENT

    This proxy statement is furnished to the holders of outstanding shares of common stock of BYL Bancorp ("BYL"), in connection with the solicitation of proxies by BYL to approve and adopt an Agreement and Plan of Reorganization involving BYL and its wholly-owned subsidiary, BYL Bank Group, PBOC
Holdings, Inc. ("PBOC") and its wholly owned subsidiary, People's Bank of California ("People's") dated November 1, 2000 (the "merger agreement").

    If the merger contemplated by the merger agreement is completed, PBOC will pay $15.00 in cash for each share of BYL common stock you own, which may be adjusted upward or downward, and BYL by virtue of the transactions contemplated by the merger agreement will be merged into PBOC and cease to exist, and BYL Bank Group ("BYL Bank") will be merged into People's and cease to exist (the "merger").

    On December 11, 2000, PBOC announced that it has executed an agreement dated December 8, 2000 pursuant to which PBOC will be acquired by FBOP Corporation, a $5.4 billion bank and savings holding company headquartered in Oak Park, Illinois. FBOP Corporation owns banks located in California, Illinois and Texas. Under the terms of the agreement between FBOP Corporation and PBOC, FBOP Corporation will acquire PBOC, and California National Bank, a subsidiary of FBOP Corporation, will acquire People's. It is not expected that PBOC's transaction with FBOP Corporation will adversely affect the merger.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

    We have scheduled a special meeting of our shareholders to vote on the merger agreement and the merger. This meeting will be held at the Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California, on
            ,             , 2001 at       p.m., local time.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT TO US. IF YOU COMPLETE, SIGN AND MAIL YOUR PROXY WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER. IF YOU ABSTAIN OR DO NOT VOTE, THIS WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER. THE MERGER AGREEMENT AND THE MERGER MUST BE APPROVED BY NOT LESS THAN A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF BYL. THEREFORE, YOUR VOTE IS VERY IMPORTANT.

    This proxy statement provides you with detailed information about the merger. We encourage you to read this entire document carefully.

    THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

    This proxy statement, the accompanying notice of special meeting and the accompanying form of proxy are first being mailed to BYL's shareholders on or
about             , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY.....................................................      2
  The Merger................................................      2
  Information Regarding the Parties to the Merger...........      2
  You Will Receive Cash for Your Shares of BYL Common Stock
    in the Merger...........................................      3
  The Merger Will be Taxable to You.........................      3
  Our Board Recommends That You Approve the Merger..........      3
  Financial Advisor Gives its Opinion That Consideration is
    Fair to You.............................................      3
  Special Meeting to be Held on       , 2001................      3
  Record Date Set at       , 2001; Majority Vote of
    Outstanding Shares Required.............................      4
  Certain Shareholders Have Agreed to Vote in Favor of the
    Merger..................................................      4
  You May Exercise Dissenters' Rights.......................      4
  PBOC to Use Purchase Accounting Treatment.................      4
  Benefits to Certain Officers and Directors in the
    Merger..................................................      4
  Things We Must Do for the Merger to Occur.................      5
  Regulatory Approvals We Must Obtain for the Merger........      5
  We Expect the Merger to Occur in the Second Quarter of
    2001....................................................      5
  Termination of the Merger Agreement.......................      5
  Termination Fees Between PBOC and BYL.....................      6
  Stock Option Agreement....................................      6
BYL SELECTED FINANCIAL DATA.................................      7
THE SPECIAL MEETING.........................................      9
  General...................................................      9
  Record Date; Solicitation of Proxies......................      9
  Vote Required.............................................      9
  Revocability of Proxies...................................      9
  Recommendation of BYL Board of Directors..................      9
  Security Ownership........................................     10
THE MERGER..................................................     10
  General...................................................     10
  Merger Consideration......................................     10
  Background and Reasons for the Merger.....................     11
  Recommendation of the Board of Directors..................     13
  Opinion of BYL Bancorp's Financial Advisor................     13
  Effective Time; Closing Date..............................     21
  Exchange of Certificates by BYL's Shareholders............     21
  Dissenters' Rights........................................     22
  Accounting treatment......................................     23
  Federal Income Tax Consequences of the Merger.............     23
  The Voting Agreements.....................................     24
  Stock Option Agreement....................................     25
THE MERGER AGREEMENT........................................     27
  Representations and Warranties............................     28
  Business Pending the Merger and Other Covenants...........     28
  Conditions to the Merger..................................     31
  Termination...............................................     32
  Expenses and Termination Fees.............................     33
  Interests of Certain Persons in the Merger................     34
SECURITY OWNERSHIP..........................................     35
INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP............     37

                                                                PAGE
                                                              --------
  General...................................................     37
  Focus and Operating Strategy of BYL Bank..................     37
  Securitizations...........................................     38
  Restructuring.............................................     39
  Regulatory Actions, Prompt Corrective Action and Capital
    Restoration Plan........................................     39
  Proposed Formation of Subsidiary and Proposed
    Transaction.............................................     40
  Sale of B and R-3 Certificates............................     41
  Employees.................................................     41
  Competition...............................................     41
  Effect of Governmental Policies and Recent Legislation....     41
  Capital Standards.........................................     42
  Prompt Corrective Action..................................     43
  Safety and Soundness Standards............................     45
  Premiums for Deposit Insurance............................     45
  Interstate Banking and Branching..........................     46
  Community Reinvestment Act and Fair Lending
    Developments............................................     47
  Financial Modernization Legislation.......................     47
  Properties................................................     48
  Legal Proceedings.........................................     48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF BYL BANCORP..................     49
  Overview..................................................     49
  Distribution of Assets, Liabilities, and Shareholders'
    Equity..................................................     50
  Earnings Analysis.........................................     51
  Balance Sheet Analysis....................................     56
  Capital Resources.........................................     62
  Effects of Inflation......................................     63
  Impact of New Accounting Pronouncements...................     63
  Year 2000 Issues..........................................     63
  Quantitative and Qualitative Disclosure about Market
    Risk....................................................     64
MARKET PRICE AND DIVIDEND INFORMATION.......................     66
AUDITORS....................................................     66
OTHER BUSINESS..............................................     66
APPENDICES
  APPENDIX A Agreement and Plan of Reorganization...........    A-1
  APPENDIX B Fairness Opinion of Sutro & Co. dated November
    1, 2000.................................................    B-1
  APPENDIX C Dissenter's Rights--Chapter 13 of California
    Corporations Code.......................................    C-1
  APPENDIX D Financial Statements--Interim Financial
    Statements for September 30, 2000 and 1999 (unaudited)
    and Audited Financial Statements for Years Ended
    December 31, 1999, 1998 and 1997........................    D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS THIS MERGER PROPOSED?

A: BYL is proposing this merger because its board of directors has concluded that this merger is in the best interests of BYL and its shareholders.

Q: WHAT WILL I RECEIVE IN THIS MERGER?

A: Under the merger agreement, you will have the right to receive cash in the amount of $15.00, which may be adjusted upward or downward as provided in the merger agreement, for each share of the BYL common stock that you own.

Q: HOW DO I VOTE?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at BYL's special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written instrument to the Secretary of BYL revoking your proxy. Second, you may complete and submit a new proxy card bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to BYL at the address at the top of the BYL's notice of special meeting. Third, you may attend the meeting and vote in person if you tell the Secretary that you want to cancel your proxy and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at BYL's meeting.

Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: WHEN DO YOU EXPECT THIS MERGER TO BE COMPLETED?

    We are working toward completing this merger as quickly as possible. We currently expect to complete this merger in the second quarter of 2001.

Q: WHY HAVE YOU SENT ME THIS DOCUMENT AND WHO CAN HELP ANSWER MY QUESTIONS?

A: This proxy statement contains important information regarding this proposed merger, as well as information about PBOC and BYL. It also contains important information about what the BYL's board of directors and management considered in evaluating this proposed merger. We urge you to read this proxy statement carefully, including its appendices.

    If you have more questions about the merger or the meeting, you should contact:

    Mr. Barry J. Moore
    Executive Vice President
    BYL Bancorp
    1875 North Tustin Street
    Orange, California 92685

                                    SUMMARY

    This brief summary, together with the "Questions and Answers" on the preceding page, highlights selected information from the proxy statement. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement. Each item in this summary refers to the page where that subject is discussed in more detail.

THE MERGER (PAGE   AND APPENDIX A)

    We have attached the merger agreement as Appendix A at the back of this proxy statement. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

    In the merger, People's Bank of California ("People's") will be the surviving bank and PBOC will be the surviving corporation and remain as the savings and loan holding company for People's. The separate existence of BYL and BYL Bank will end with the merger.

INFORMATION REGARDING THE PARTIES TO THE MERGER (PAGE   )

    PBOC HOLDINGS, INC.
    5900 Wilshire Boulevard, 16th Floor
    Los Angeles, California 90036-5013
    Phone: (323) 954-6651

    PBOC is a Delaware corporation and is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended. PBOC operates People's, which is its wholly-owned subsidiary. At September 30, 2000, PBOC had total consolidated assets of approximately $3.3 billion, total consolidated deposits of approximately $2.0 billion, and total consolidated shareholders' equity of approximately $214.5 million.

    People's is a federal savings and loan association headquartered in Los Angeles California, which originally commenced operations in 1887. It currently operates 23 banking offices primarily in Los Angeles County, as well as Orange and Ventura counties in Southern California.

    On December 11, 2000, PBOC announced that it has executed an agreement dated December 8, 2000 pursuant to which PBOC will be acquired by FBOP Corporation, a $5.4 billion bank holding company headquartered in Oak Park, Illinois. FBOP Corporation owns banks located in California, Illinois and Texas. Under the terms of the agreement between FBOP Corporation and PBOC, FBOP Corporation will acquire PBOC, and California National Bank, a subsidiary of FBOP Corporation, will acquire People's. It is not expected that PBOC's transaction with FBOP Corporation will adversely affect the merger.

    BYL BANCORP
    1875 North Tustin Street
    Orange, California 92865
    Phone: (714) 685-1317

    BYL is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. BYL operates BYL Bank, which is its wholly-owned subsidiary. At September 30, 2000, BYL had total consolidated assets of approximately $294.0 million, total consolidated deposits of approximately $261.3 million, and total consolidated shareholders' equity of approximately $30.3 million.

    BYL Bank is a California state-chartered bank headquartered in Orange, California. BYL Bank's main office is located at 1875 North Tustin Street, Orange, California, and operates seven full-service banking centers in its primary market areas of Orange and Riverside counties, California. In addition to conducting its regular community banking activities, BYL Bank also originates and sells non-conforming residential real estate loans and SBA guaranteed loans. BYL Bank provides personalized quality banking products and services to small- and medium-size businesses, including professionals. At September 30, 2000, BYL Bank had total assets of approximately $293.9 million, total deposits of approximately $261.4 million, and total shareholders' equity of approximately $30.2 million.

    SUBSTANTIAL INFORMATION ABOUT BYL INCLUDING FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS THEREOF, ARE INCLUDED ELSEWHERE IN THIS
PROXY STATEMENT. SEE, "INFORMATION ABOUT BYL BANCORP" AT PAGE   , "BYL SELECTED
FINANCIAL DATA" AT PAGE   AND "FINANCIAL STATEMENTS OF BYL BANCORP" AT
PAGE D-1.

YOU WILL RECEIVE CASH FOR YOUR SHARES OF BYL COMMON STOCK IN THE MERGER
  (PAGE   )

    When the merger is completed, you will receive cash in the amount of $15.00 for each share of BYL common stock that you hold when the merger closes ("Merger Consideration"). The Merger Consideration may be adjusted upward or downward as provided in the merger agreement. In the merger, PBOC Acquisition Corp, a wholly-owned subsidiary of PBOC to be formed as part of the merger, will merge with and into BYL, which will then be liquidated into PBOC. This two step transaction will be referred as the merger. Upon consummation of the merger, there will be no further public market for BYL common stock. In addition, at the time the merger is completed, BYL Bank will merge with and into People's.

THE MERGER WILL BE TAXABLE TO YOU (PAGE   )

    The merger will be taxable to BYL shareholders for federal income tax purposes. The rates at which you will be taxed will depend upon the period of time during which you held the stock. There will not be any corporate tax in this transaction in order to maximize the value to the shareholders. Therefore, the merger will be tax-free to PBOC, People's, BYL and BYL Bank for federal income tax purposes. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the merger will affect you.

OUR BOARD RECOMMENDS THAT YOU APPROVE THE MERGER (PAGE   )

    BYL's and BYL Bank's boards of directors believe that the merger is in your best interest and that of BYL and BYL Bank. The boards believe that BYL must grow in order to compete with larger, more efficient financial institutions within its marketplace. The need has become more acute with recent consolidations in the banking industry. New regulatory requirements, the BYL and BYL Bank regulatory enforcement actions and competition from larger banks will make the future more difficult for relatively small financial institutions like BYL. At this time, the boards of directors believe the merger represents a better opportunity for the BYL shareholders than pursuing a strategy of increasing business on its own. The boards of directors have unanimously approved the merger agreement and recommend that you vote FOR the merger and the merger agreement.

FINANCIAL ADVISOR GIVES ITS OPINION THAT CONSIDERATION IS FAIR TO YOU (PAGE
  AND APPENDIX B)

    In deciding to approve the merger, BYL's board of directors considered the opinion of its financial advisor, Sutro & Co., dated as of November 1, 2000 and
confirmed on             , 2001, as to the fairness of the merger consideration
to BYL's shareholders from a financial point of view. This opinion is attached as Appendix B to this proxy statement. We encourage you to read this opinion carefully. Sutro & Co. was paid for providing its opinion.

SPECIAL MEETING TO BE HELD ON             , 2001 (PAGE   )

    The special meeting of BYL's shareholders will be held at       p.m. on
            ,             , 2001, at Yorba Linda Community Center, Club Room,
4501 Casa Loma Avenue, Yorba Linda, California. At the special meeting, you will be asked to vote to approve the merger agreement and the merger.

RECORD DATE SET AT             , 2001; MAJORITY VOTE OF OUTSTANDING SHARES
  REQUIRED (PAGE   )

    You may vote at the special meeting if you owned BYL common stock at the
close of business on             , 2001. As of that date, there were 2,542,568
shares of BYL common stock outstanding and entitled to vote at the meeting. APPROVAL OF THE MERGER AGREEMENT AND THE MERGER REQUIRES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF BYL COMMON STOCK VOTING IN FAVOR.

CERTAIN SHAREHOLDERS HAVE AGREED TO VOTE IN FAVOR OF THE MERGER (PAGE   )

    Except for Mr. Seymour Jacobs, a newly appointed director of BYL and BYL Bank, the directors and executive officers of BYL and BYL Bank, who are entitled
to vote about     % of BYL's outstanding shares of common stock, have entered into agreements with PBOC. These agreements generally provide that the directors will vote their shares of BYL common stock in favor of the merger agreement and the merger.

    The directors entered into these agreements in order to induce PBOC to enter into the merger agreement. The voting agreements could discourage other companies from trying to acquire BYL.

YOU MAY EXERCISE DISSENTERS' RIGHTS (PAGE   AND APPENDIX   )

    Holders of BYL common stock who vote against the merger and who have fully complied with all applicable provisions of Chapter 13 of the California Corporations Code have the right to demand from PBOC the fair market value of the shares provided 5% or more of the BYL common stock make such a written demand. In order for any BYL shareholder that voted against the merger to exercise Dissenters' Rights, a notice must be sent by such BYL shareholder and received by BYL on or before the date of the special meeting. Failure to send such notice and vote against the merger will result in a waiver of such shareholder's dissenter's rights. See "The Merger--Dissenters' Rights." Further, if more than 10% of the outstanding shares of BYL dissent, a condition of the merger is not satisfied and PBOC can elect to terminate the transaction.

PBOC TO USE PURCHASE ACCOUNTING TREATMENT (PAGE   )

    PBOC will account for the merger as a purchase transaction for financial reporting purposes.

BENEFITS TO CERTAIN OFFICERS AND DIRECTORS IN THE MERGER (PAGE   )

    When considering the recommendation of the BYL board of directors, you should be aware that some BYL and BYL Bank directors and officers have interests in the merger that differ from the interests of other BYL shareholders. These interests include:

    - certain officers and directors have stock options which are exercisable in full prior to the merger;

    - certain officers have employment, release, consulting and salary continuation agreements; and

    - directors and officers have continuing insurance protection under directors' and officers' liability insurance, and are indemnified from certain liability for four years from the close of the transaction.

    The BYL board of directors was aware of these interests and considered them before approving the merger agreement.

THINGS WE MUST DO FOR THE MERGER TO OCCUR (PAGE   )

    Completion of the merger is subject to various conditions, including:

    - approval of the merger agreement and the merger by the BYL shareholders;

    - receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger;

    - removal of the FDIC Section 8(b) Order from BYL Bank and the FRB Memorandum of Understanding from BYL; and

    - other customary conditions.

    Certain of these other customary conditions to the merger may be waived by PBOC or BYL, as applicable.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (PAGE   )

    We cannot complete the merger unless it is approved by the Office of Thrift Supervision. The parties have filed an application with the Office of Thrift Supervision seeking approval of the merger.

    Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when, or if, we will obtain them. As of the date of this proxy statement all required regulatory applications have been filed and are pending approval.

WE EXPECT THE MERGER TO OCCUR IN THE SECOND QUARTER OF 2001 (PAGE   )

    The merger will occur shortly after all of the conditions to its completion have been satisfied. We currently anticipate that the merger will occur in the
second quarter of 2001 and probably on or about             , 2001.

TERMINATION OF THE MERGER AGREEMENT (PAGE   )

    The merger agreement may be terminated at any time prior to the effective time of the merger:

    - by mutual consent of the parties;

    - by any party if any material breach or default by another party is not cured within 30 business days after notice thereof;

    - by any party if any governmental or regulatory consent is not obtained or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement or contain conditions which are materially adverse to the economic or business prospects of the merger in the reasonable opinion of PBOC;

    - by BYL, if any of the conditions to its performance of the merger agreement shall not have been met, or by PBOC, if any of the conditions to its performance of the merger agreement shall not have been met;

    - by any party if shareholders of BYL do not approve the merger agreement;
      or

    - by any party if the merger does not occur by May 1, 2001 (which may be extended by PBOC until July 1, 2001).

TERMINATION FEES BETWEEN PBOC AND BYL (PAGES   )

    Certain cash payments may be made under the merger agreement in the event that a party terminates the merger agreement in certain situations.

STOCK OPTION AGREEMENT (PAGE   )

    We have entered into a stock option agreement in which we have granted to PBOC an option to purchase up to 505,971 unissued shares of BYL representing 19.9% of the shares of BYL common stock for a purchase price of $10.597 per share. The stock option agreement is exercisable under certain circumstances involving certain events surrounding an acquisition transaction as defined in the stock option agreement. We entered into the stock option agreement in order to induce PBOC to enter into the merger agreement. The stock option agreement could discourage other companies from trying to acquire BYL.

                          BYL SELECTED FINANCIAL DATA

    The following table present selected historical financial data, including per share information, for BYL. The following financial data should be read in conjunction with the financial statements of BYL, including the notes, contained elsewhere in this proxy statement. (Dollars in thousands, except per share data.)

                                               AT OR FOR THE
                                               PERIOD ENDED
                                               SEPTEMBER 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------   ----------------------------------------------------
                                              2000       1999       1999       1998       1997       1996       1995
                                            --------   --------   --------   --------   --------   --------   --------
SUMMARY OF OPERATIONS:
  Interest Income.........................  $ 21,534   $ 20,130   $ 27,528   $ 24,016   $ 18,455   $ 12,642   $  9,746
  Interest Expense........................     8,059      8,419     11,586      8,406      6,057      3,840      2,757
                                            --------   --------   --------   --------   --------   --------   --------
  Net Interest Income.....................    13,475     11,711     15,942     15,610     12,398      8,802      6,989
  Provision for Loan Losses...............       400        361        694        755        778        364        262
                                            --------   --------   --------   --------   --------   --------   --------
  Net Interest Income After Provision for
    Loan Losses...........................    13,075     11,350     15,248     14,855     11,620      8,438      6,727
  Noninterest Income......................    14,317     18,048     24,049     23,408     15,920      8,752      6,726
  Noninterest Expense.....................    25,242     25,529     33,891     30,870     22,717     14,045     11,211
  Income Before Income Taxes..............     2,150      3,869      5,406      7,393      4,823      3,145      2,242
  Income Taxes............................       969      1,685      2,330      3,277      1,968      1,229        872
                                            --------   --------   --------   --------   --------   --------   --------
  Net Income..............................  $  1,181   $  2,184   $  3,076   $  4,116   $  2,855   $  1,916   $  1,370
                                            ========   ========   ========   ========   ========   ========   ========
  Dividends on Common Stock...............  $     --   $    570   $    760   $    467   $    502   $    168   $     89

PER SHARE DATA:
  Net Income--Basic.......................  $   0.47   $   0.86   $   1.21   $   1.63   $   1.19   $   0.98   $   0.88
  Net Income--Diluted.....................  $   0.47   $   0.85   $   1.21   $   1.55   $   1.12   $   0.96   $   0.75
  Book Value..............................  $  11.93   $  11.25   $  11.51   $  10.62   $   9.01   $   8.10   $   9.26

BALANCE SHEET SUMMARY:
  Total Assets............................  $293,974   $367,713   $353,736   $318,013   $238,086   $183,755   $125,872
  Total Deposits..........................   261,282    336,995    322,973    287,206    207,935    162,058    113,295
  Loans Held for Sale.....................    34,929    105,080     69,756     74,598     47,150     24,363     10,186
  Total Loans.............................   177,813    162,532    196,675    165,199    139,002    106,019     67,979
  Allowance for Loan Losses (ALLL)........     2,717      2,543      2,610      2,300      1,923      1,616      1,047
  Total Shareholders' Equity..............    30,300     28,505     29,200     26,882     22,550     19,434     11,273

SELECTED RATIOS:
  Return on Average Assets................      0.47%      0.85%      0.88%      1.49%      1.31%      1.23%      1.17%
  Return on Average Equity................      5.28%     10.57%     11.05%     17.03%     13.80%     12.81%     12.56%
  Net Interest Margin.....................      6.31%      5.38%      5.38%      6.40%      6.46%      6.47%      6.68%
  Dividend Payout Ratio--Common Stock.....         0%     25.58%     24.79%     11.04%     17.65%      9.18%      6.82%
  Non-performing Loans to Total Loans.....      1.05%      0.98%      0.84%      1.23%      0.92%      1.15%      1.98%
  Non-performing Assets to Total Assets...      1.02%      0.92%      0.55%      0.94%      0.93%      1.57%      1.81%
  ALLL to Non-performing Loans............    121.46%     96.07%    157.04%    113.30%    150.35%    132.68%     77.90%
  Average Shareholder's Equity to Average
    Assets................................      8.87%      8.10%      8.00%      8.75%      9.49%      9.63%      9.28%

    On June 14, 1996, BYL Bank acquired Bank of Westminster ("BOW"), pursuant to the terms of an Agreement and Plan of Reorganization dated January 12, 1996. BYL Bank acquired 100% of the outstanding common stock of BOW for $6,174,000 in cash. BOW had assets of approximately $54,923,000. At the time of such acquisition, BYL Bank also raised approximately $7.8 million in additional equity in a firmly underwritten offering by issuing 1,073,000 shares of BYL Bank's common stock as adjusted for the four for three stock split effective June 30, 1997. BOW's result of operations are included only since the second quarter of fiscal 1996. Due to the relatively large size of this transaction, any comparison of data as of and for the years ended December 31, 1996 and December 31, 1997 to data as of or for prior dates or periods may not be meaningful. On

November 19, 1997, BYL Bank completed the reorganization of BYL as its bank holding company, and BYL's common stock began trading on that date.

    On May 29, 1998 pursuant to the terms of an Agreement and Plan of Reorganization dated January 29, 1998, BYL completed the acquisition of DNB Financial ("DNBF"). This transaction was structured as a pooling of interests through a tax-free exchange of 4.1162 of BYL's shares of common stock for each outstanding share of DNBF's common stock, resulting in the issuance of 956,641 shares of BYL common stock to the shareholders of DNBF. The acquisition of DNBF increased the total assets of BYL and its subsidiaries to approximately
$270 million and total shareholder's equity to approximately $23 million. Due to the relatively large size of this transaction, any comparison of data as of and for the years ended December 31, 1999 and December 31, 1998 to data and of or for prior date or periods may not be meaningful.

                              THE SPECIAL MEETING

GENERAL

    A special meeting of the shareholders of BYL will be held at the Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California on
            ,             , 2001, at   p.m., local time. At the meeting, the
holders of the common stock of BYL will vote on the approval of the merger agreement and the merger and such other business as may properly come before the meeting or any adjournments or postponements thereof. This proxy statement is
expected to be mailed to the shareholders on or about             , 2001.

RECORD DATE; SOLICITATION OF PROXIES

    The close of business on             , 2001 has been selected as the record
date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. At that date, there were 2,542,568 outstanding shares of BYL common stock entitled to vote at the meeting.

    In addition to soliciting proxies by mail, officers, directors and employees of BYL, without receiving any additional compensation, may solicit proxies by telephone, fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of BYL common stock held of record by such persons, and BYL will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. BYL will pay all expenses related to printing and filing this proxy statement.

VOTE REQUIRED

    The affirmative vote of the holders of at least a majority of the outstanding shares of BYL common stock is required for approval and adoption of the merger agreement as well as the merger and the other related transactions. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve and adopt the merger agreement and the merger. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. "Broker non-votes" means the votes that could have been cast on the agreement and the acquisition by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

    Each holder of record of shares of common stock on the record date will be entitled to cast one vote per share on merger agreement and the merger. This vote may be exercised in person or by properly executed proxy.

REVOCABILITY OF PROXIES

    Any holder of BYL common stock may revoke a proxy at any time before it is voted by filing with the Secretary of BYL an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Any such filing should be made to the attention of the Secretary, BYL Bancorp, 1875 North Tustin Street, Orange, California 92685. Attendance at the meeting will not by itself constitute revocation of a proxy.

RECOMMENDATION OF BYL BOARD OF DIRECTORS

    At the special meeting, you will be asked to approve the merger and the merger agreement. After careful consideration, BYL's board of directors, by unanimous vote, has determined that the merger is fair to, and in the best interests of, the shareholders of BYL. Accordingly, BYL's board has unanimously approved the merger and the merger agreement. Your board of directors recommends a vote "FOR" this proposal.

SECURITY OWNERSHIP

    As of the record date, directors and executive officers of BYL and BYL Bank held in the aggregate and were entitled to vote 558,349 shares or approximately 21.96% of the common stock (see "SECURITY OWNERSHIP"). Except for Mr. Seymour Jacobs, a newly appointed director of BYL and BYL Bank, the directors and executive officers have agreed with PBOC that they will vote their shares in favor of the merger (see "The MERGER--Interests of Certain Persons in the Merger").

                                   THE MERGER

GENERAL

    The boards of directors of BYL and BYL Bank have approved the merger agreement and the merger, which provides for the merger of BYL with and into PBOC in a two step process. In the first step, a wholly-owned subsidiary of PBOC will merge with BYL, with BYL being the surviving company. In the second step, which will occur immediately after the initial merger, BYL will be liquidated into PBOC, with PBOC being the surviving corporation. The merger and liquidation are referred to in the Proxy Statement as the "merger". Upon completion of the merger, the separate corporate existence of BYL will end. At the same time, BYL Bank will also merge with and into People's, with People's being the surviving bank, and the separate corporate existence of BYL Bank will end.

    This section of the proxy statement describes certain aspects of the merger, including the background of the merger and BYL's reasons for the merger.

MERGER CONSIDERATION

    In accordance with the merger agreement, each share of BYL common stock issued and outstanding immediately before the merger, except perfected dissenters shares and shares owned by PBOC, will be converted into the right to receive $15.00 in cash at the effective time of merger, subject to upward or downward adjustments as provided in the merger agreement. If the closing of the merger occurs between March 6, 2001 to and including June 15, 2001, the merger consideration shall be increased by an amount for each day subsequent to March 16, 2001 to and including the Closing Date which is equal to 8.0% per annum on the aggregate $15.00 per share merger consideration. No additional merger consideration shall be due on a date five days after PBOC provides BYL with written notice that PBOC has satisfied all conditions for closing.

    If BYL has not completed the transaction with CNL Commercial Finance, Inc. ("CCF") by December 31, 2000, then BYL and BYL Bank shall liquidate for cash the amount of the second residual interest currently held by BYL Bank, and not consummate the transactions contemplated by the CNL transaction agreements. For a detailed description of the transaction with CCF, see "INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP--Proposed Formation of Subsidiary and Proposed Transaction" herein. The merger consideration shall be reduced by the after-tax cost of the difference between $2.1 million and the sum of (i) the cash price received for the second residual interest, plus (ii) cash payments received by BYL Bank on the second residual interest after November 1, 2000, plus
(iii) interest earned at the rate of 5% per annum on the amount set forth in clause (ii) from the date of the receipt to the date of sale of such second residual interest. If the transaction with CCF is not consummated and BYL and BYL Bank do not liquidate for cash the amount of the second residual interest by the date of PBOC's receipt of the last required regulatory approval contemplated by the merger agreement, then the cash price shall be deemed to be zero.

    If the second residual interest has been purchased by CCF by December 31, 2000, and BYL and BYL Bank have purchased a license providing for SBA accreditation as a non-bank participating lender, then under such circumstances the merger consideration shall be reduced by the after-tax cost to BYL of the acquisition by CCF of the SBA license.

    At this time, because of certain issues that have arisen at the SBA, BYL does not contemplate completing the second portion of the transaction with CCF. BYL expects that the CNL transaction agreements will be terminated in the near
future. In addition, as of December   , 2000, BYL Bank completed the sale of the
B certificate which had a book value of $      million on             , 2000 at
a price equal to $      . BYL Bank is currently marketing the R-3 certificate,
and such sale is expected to be completed in the first quarter of 2001 and before PBOC receives its regulatory approvals to complete the merger.

    With respect to BYL stock options, each holder of a BYL stock option will be provided with the opportunity to exercise such stock option prior to the consummation of the merger. If such stock option is not exercised, such stock options will be terminated and PBOC will pay the difference between the merger consideration and the exercise price for each stock option.

BACKGROUND AND REASONS FOR THE MERGER

    In 1998, the board of directors of BYL evaluated the banking marketplace, the economic cycle and the historical acquisition prices being paid for financial institutions of BYL's size. The board of directors was concerned about the rapid changes occurring in the banking industry in southern California. Tremendous consolidation had taken place. To effectively compete with other, more efficient financial institutions, BYL's board of directors and management knew that BYL had to continue to increase its core deposit base as well as its loan portfolio and to continue to improve its efficiency in order to compete successfully. Although the board believed that BYL was in a position to do this, the board determined that BYL should be receptive to offers that would maximize shareholder value.

    During mid-1999 the board again considered the strategic alternatives available to BYL. After extensive discussion, the board decided to engage a financial advisor to assist and advise the board. The board selected Sutro & Co. ("Sutro"), which firm was engaged as BYL's financial advisor on May 28, 1999, and amended and restated on February 24, 2000.

    At the board's request, Sutro prepared a confidential memorandum which discussed the merger environment and the strategic alternatives available to BYL, with particular emphasis on a sale. Sutro confidentially surveyed institutions which might have an interest in acquiring BYL. Of this number the
board and Sutro reduced the list to   institutions, all of whom were
confidentially contacted by Sutro. Of this number,   institutions did express
interest in BYL and offers were received from   institutions. After further
discussion in the late first quarter of 2000, the offers were narrowed to two institutions and of these, PBOC made a better final offer. Based upon this, the board authorized Sutro and BYL's legal counsel to complete due diligence and to negotiate the terms of a definitive agreement based upon the terms discussed. In the following weeks, various discussions occurred between Sutro and PBOC as well as BYL's legal counsel and PBOC's legal counsel concerning the provisions of the merger agreement and the other related documents.

    During the course of negotiations, all parties conducted due diligence of the other parties to the transaction.

    On September 13, 2000, PBOC provided BYL with a nonbinding proposal for a cash price of $15.00 per share, subject to several conditions, including the completion of due diligence and board of director approval, and a negotiation of a definitive purchase agreement. Over the next several weeks, various discussions again occurred between Sutro and PBOC, as well as BYL's and PBOC's legal counsel concerning the terms and conditions of the merger agreement.

    On October 31, 2000, the BYL's and BYL Bank's boards held a meeting to discuss and review, with the assistance of its legal counsel and Sutro, the draft merger agreement and the related documents. These documents included the shareholders' agreements and stock option agreement. A representative of Sutro reviewed financial information concerning PBOC and the proposed transaction.

Sutro also delivered to the board of directors of BYL its oral opinion that, as of such date, the consideration to be received by the BYL shareholders in the merger was fair from a financial point of view, which was then confirmed in writing. See "Appendix B, Opinion of BYL's Financial Advisor." Based upon the review and discussion by BYL's board of the merger agreement, its terms and conditions and the related documents, the opinion of Sutro, as well as other relevant factors, the BYL's board, by unanimous vote of all directors, authorized and approved the merger and the execution of the merger agreement.

    The merger agreement was executed on November 1, 2000.

    BYL's board believes that the terms of the merger are fair, and are in the best interests of BYL and its shareholders and recommends that the shareholders of BYL vote FOR approval of the merger and the merger agreement.

    In reaching its conclusion, BYL's board considered information provided at meetings of its Board of Directors, including, among other things:

    - the terms of the merger agreement and other documents to be executed in connection with the merger, including the premium over book value and the multiple over earnings of BYL;

    - the presentation of Sutro and the opinion of Sutro that the merger consideration is fair to the shareholders of BYL from a financial point of view;

    - the prices paid and the terms of other recent comparable combinations of banks and bank holding companies, compared to the price to be paid to the shareholders of BYL;

    - the review by BYL's board with its legal and financial advisors of alternatives to the merger, the range of possible values to BYL's shareholders obtainable through implementation of such alternatives and the timing and likelihood of the same;

    - the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

    - the pro forma financial statements of the combined companies and the capitalization of the combined companies;

    - the review by BYL's board with its legal and financial advisors of other potential merger candidates;

    - the impact of the FDIC Section 8(b) Order on BYL Bank, the impact of the Federal Reserve Bank Memorandum of Understanding on BYL, and the limited growth prospects of BYL and BYL Bank while such regulatory actions are effective;

    - the effect on the executive officers and the employees of BYL and BYL Bank, most of which will become officers and employees of People's;

    - the uncertain prospects for completing the transaction with CNL Commercial Finance, Inc.;

    - the unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California;

    - the prospect for BYL and BYL Bank on a stand-alone basis and on the basis of alternative stand-alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

    The foregoing discussion of the information and factors considered by BYL's board of directors is not intended to be exhaustive, but constitutes the material factors considered by the BYL board of directors. In reaching its determination to approve and recommend the principal terms of the merger, the BYL's board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    FOR THE REASONS SET FORTH ABOVE, BYL'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AS IN THE BEST INTEREST OF BYL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE BYL'S SHAREHOLDERS APPROVE THE MERGER AND THE MERGER AGREEMENT.

OPINION OF BYL BANCORP'S FINANCIAL ADVISOR

    On May 28, 1999, BYL retained Sutro & Co. ("Sutro") to advise BYL's Board of Directors on the strategic alternatives available to BYL including the possible sale of BYL to another financial institution. The agreement relating to this engagement was amended and restated on February 24, 2000 (the "Engagement Agreement"). Prior to such time, Sutro had provided BYL with strategic financial advisory services pursuant to an agreement entered into on July 23, 1998 (the "Advisory Agreement"). BYL retained Sutro because of:

    - its experience in the valuation of banks, bank holding companies, savings and loan associations and savings and loan association holding companies in connection with mergers, acquisitions and other business combinations;

    - its knowledge of, and experience with the California banking market and banking organizations operating in that market;

    - its knowledge of BYL due to having previously performed investment banking services for BYL; and

    - its experience with and reputation in the financial services industry.

    In its capacity as BYL's financial advisor, Sutro participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to be acquired by PBOC and the final pricing and other financial terms of the Merger was ultimately made by BYL's Board of Directors. Sutro rendered its opinion orally to the BYL Board of Directors on October 31, 2000 and delivered its confirming written opinion dated November 1, 2000 (the "Opinion") that the merger consideration was fair to BYL's shareholders from a financial point of view, subject to the assumptions, factors and limitations as set forth in the Opinion and as described below. No limitations were imposed by the BYL Board of Directors upon Sutro with respect to the investigations made or the procedures followed by Sutro in formulating the Opinion.

    THE FULL TEXT OF SUTRO'S OPINION, DATED AS OF NOVEMBER 1, 2000 IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. YOU SHOULD READ THIS OPINION IN ITS ENTIRETY. SUTRO'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF BYL OF THE MERGER CONSIDERATION, AND THIS OPINION DID NOT CONSTITUTE A RECOMMENDATION TO THE BOARD OF DIRECTORS OF BYL IN CONNECTION WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BYL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SUTRO SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN IT ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. SUTRO DOES NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINIONS CONSTITUTE A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    In connection with its analysis, Sutro reviewed, among other things:

    - the final drafts of the merger agreement and its exhibits (which drafts were substantially identical to the executed versions of such documents);

    - BYL's Annual Report to Shareholders and Annual Report on Form 10-K for the year 1999, and BYL's Quarterly Reports on Form 10Q for the periods ended March 31 and June 30, 2000;

    - the administrative order entered into by BYL with the FDIC effective as of July 10, 2000, 2000 and the Memorandum of Understanding entered into by BYL with the FRB on August 10, 2000;

    - certain operating, regulatory and financial information provided to it by the managements of BYL and CCF relating to their respective businesses and prospects;

    - the historical stock prices and trading volume of BYL's Common Stock;

    - the publicly available financial data of commercial banking organizations which Sutro deemed generally comparable to BYL; and

    - the terms of recent acquisitions of commercial banking organizations which Sutro deemed generally comparable to BYL.

    In addition, Sutro reviewed certain financial projections provided by BYL and CCF for the years 2000, 2001 and 2002 and met with certain members of BYL and CCF's senior managements to discuss past and current business operations, financial condition, strategic plans and future prospects, including the likelihood and possible timing of BYL making the investment in CCF. Sutro also performed such other analyses, studies, inquiries and examinations as it considered appropriate.

    In connection with its review, Sutro relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding BYL and CCF provided to Sutro by BYL and CCF and their representatives. In that regard, Sutro assumed that the financial forecasts and projections provided to it reflected the best currently available estimates and judgments of the respective managements. Sutro made adjustments to such financial and operating forecasts which in Sutro's judgment were appropriate under the circumstances. Sutro was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of BYL, CCF or PBOC.

    Sutro assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to BYL and PBOC. Sutro also assumed that the Merger Agreement and related documents would be substantially the same as the final drafts of such agreement and documents which Sutro reviewed. Sutro further assumed, with the consent of BYL, that the Merger will be treated as a tax-free "reorganization" for federal income tax purposes.

    The preparation of a fairness opinion on a transaction such as the Merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the Opinion is not readily susceptible to summary description. In arriving at its opinion, Sutro performed a variety of financial analyses. Sutro believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Sutro's Opinion. No one of the analyses was assigned a greater significance than any other.

    These analyses were presented to the Board of Directors of BYL at its meeting on October 31, 2000. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Sutro, the tables must be read together with the text of each summary. These tables alone do not constitute a complete description of the various financial analyses.

    The projections furnished to Sutro were prepared by the respective managements of BYL and CCF. BYL and CCF do not publicly disclose internal management projections of the type provided to Sutro in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. In its analyses, Sutro made numerous assumptions with respect to industry performance, business, regulatory and economic conditions, and other matters, many of which are beyond the control of BYL or CCF. Any estimates contained in Sutro's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

    The following is a summary of the material financial analyses Sutro used in reaching its opinion and does not purport to be a complete description of Sutro's analyses.

    TRANSACTION SUMMARY: Sutro reviewed the financial terms of the proposed transaction and concluded, based upon the stipulated PBOC acquisition price of $15.00 in cash per BYL share of common stock, subject to the adjustments as set forth in the proposed Merger Agreement, that the maximum acquisition price per BYL share of common stock was approximately $15.34 in cash and the minimum acquisition price per BYL share of common stock was approximately $14.50. The implied aggregate transaction value at the stipulated acquisition price of $15.00 per BYL share of common stock was calculated to be approximately
$39.2 million reflecting 2,537,102 shares of BYL common stock outstanding and the impact of outstanding options to purchase shares of common stock at less than $14.50 per share.

    ANALYTICAL METHODOLOGY: The PBOC cash offer price was compared to a range of values for BYL based upon market parameters and the condition of and financial prospects for BYL as of the date of the analysis on two separate bases: (i) the probable value of BYL as an on-going, independent, stand-alone community banking institution ("Stand-Alone Valuation"); and (ii) the probable value of BYL as an acquisition by another banking institution ("Acquisition Valuation"). In its analysis of the probable value of BYL under each of these two bases, Sutro utilized two analytical methodologies: (i) an analysis of selected publicly-traded community banking institutions deemed to be comparable to BYL ("Peer Group Analysis"); and (ii) a discounted cash flow analysis which derives the intrinsic value of the business of BYL based on the net present value of the future free cash flow anticipated to be generated by BYL ("Discounted Cash Flow Analysis").

    In the analysis, Sutro determined that BYL is comprised of three distinct operational and income-generating segments, the core banking operations, the Mortgage Division and the possible investment in a 25% economic interest in a newly formed company, CCF, which would utilize the former personnel from the BYL SBA Department to originate and subsequently sell or securitize commercial loans generally secured by real property. Sutro concluded that each of these segments was viewed by the equity markets as having separate and distinct risk/reward characteristics, and thereby, each segment would have different valuation parameters. After reviewing information regarding the business composition of comparably-sized, publicly-traded commercial banking institutions headquartered in California, Sutro determined that there were no other publicly-traded commercial banking institutions headquartered in California with similar or appropriately comparable lines of business structures. In recognition of the unique composition of the BYL operations, the Peer Group Analysis for both the Stand-Alone Valuation and the Acquisition Valuation was adjusted to reflect Sutro's evaluation of the public equity market's perception of the risks and returns associated with the overall mix of BYL's operations (the "Market Discount").

    Similarly, in the Discounted Cash Flow Analysis for both the Stand-Alone Valuation and the Acquisition Valuation, each of the three segments of BYL's operations was valued independently utilizing discount rates and terminal year multiples reflecting Sutro's evaluation of the returns required by the equity market to compensate for the risk/reward characteristics of each of the business segments. Under each of the two valuation bases, the Stand-Alone Valuation and the Acquisition Valuation, BYL was valued utilizing the Discounted Cash Flow Analysis methodology adjusted by the probability-weighed assessment of the potential economic impact of the possible investment in CCF.

    Based upon Sutro's discussions with the management of BYL and BYL legal counsel which participated in the formation of CCF, it was determined that there were two possible scenarios regarding BYL's future economic involvement with
CCF: Scenario I in which prior to the end of 2000 BYL would invest in and thereby obtain a 25% equity participation in CCF; and Scenario II in which BYL does not invest in CCF and thereby has no on-going economic interest in CCF. It was further determined by Sutro in these discussions that the consensus assessment of BYL management as to the event probabilities of each of these two scenarios was a 10% event probability for Scenario I and 90% event probability for Scenario II.

    In order to determine the Market Discount which would be applied to the Peer Group Analysis to adjust for the equity market's perception of the risks and potential returns associated with BYL's mix of operations, Sutro analyzed the core banking and Mortgage Division operations projections on two separate bases:
(1) assuming rate of return requirements of the then current equity market and multiples of terminal year earnings which would apply to conventional, comparably-sized community banking operations headquartered in California operating with no regulatory orders; and (2) assuming rate of return requirements of the then current equity market and multiples of terminal year earnings which would reflect the diverse mix of BYL's operations and the current regulatory orders under which BYL was operating. The mathematical relationship of the average aggregate values obtained from the two analytical bases then determined the Market Discount.

    In the calculation of Market Discount, projections for the core banking and the Mortgage Division as supplied by BYL were used for the first two years and subsequently increased at a compound annual rate of 7.5% for the following three years of the five year projection period. In the analysis of conventional, comparably-sized community banking operations headquartered in California operating with no regulatory orders, Sutro utilized required rates of return of 15.0%, 17.5% and 20.0% and multiples of terminal year earnings of 9.0, 10.0 and
11.0 times. The average aggregate value of the nine values thereby obtained was $22.5 million. In the analysis of diversified community banking operations headquartered in California operating with regulatory orders, Sutro utilized required rates of return of 22.5%, 25.0% and 27.5% and multiples of terminal year earnings of 7.0, 8.0 and 9.0 times. The average aggregate value of the nine values thereby obtained was $14.1 million. Mathematically, the average aggregate value calculated for the diversified community banking operations headquartered in California operating with regulatory orders represented a discount of 37.3% from the average aggregate value calculated for conventional, comparably-sized community banking operations headquartered in California operating without regulatory orders. Based upon this analysis, Sutro determined that the appropriate Market Discount was 35.0%.

    STAND-ALONE VALUATION: The Stand-Alone Valuation was based upon both a Peer Group Analysis and a Discounted Cash Flow Analysis as set forth below.

    Peer Group Analysis--Sutro compared BYL's financial data as of June 30, 2000 to the most recently available financial data for a peer group of twenty three commercial banking organizations headquartered in California and traded on Nasdaq with total assets between $200 million and

$600 million. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2000.

                                                                             PEER GROUP
                                                                         -------------------
                                                                BYL       MEDIAN      MEAN
                                                              --------   --------   --------
Total Assets (millions).....................................   $304.4    $ 372.1    $ 386.1
Tangible Equity/Tangible Assets.............................    10.47%      7.98%      8.28%
Non-Performing Loans/Total Loans............................     1.62%      0.43%      1.16%
Loan Loss Reserve/Total Loans...............................     1.47%      1.71%      2.09%
Non-Performing Assets/Total Assets..........................     1.16%      0.49%      0.82%
Return on Average Assets....................................     0.60%      1.13%      0.76%
Return on Average Equity....................................     7.31%     13.00%      9.33%
Net Interest Margin.........................................     6.02%      5.67%      5.81%
Non-Interest Income/Average Assets..........................     6.33%      1.06%      1.11%
Non-Interest Expense/Average Assets.........................     9.34%      4.56%      4.49%
Efficiency Ratio............................................    82.66%     64.38%     66.79%
Price/Latest Twelve Month Earnings Per Share................     9.68X      9.62X     10.66X
Price/Next Year Avg. Street Est. Earnings Per Share.........     7.20X      8.84X      8.86X
Price/Book Value Per Share..................................    83.04%    112.43%    125.42%
Price/Tangible Book Value Per Share.........................    86.84%    132.38%    130.16%

    The median and mean multiples of both the latest twelve month earnings per share and the estimated next year earnings per share for the peer group were applied to BYL's earnings for such periods and the average value was $9.74 per BYL share. The median and mean percentages of price to book value per share and price to tangible book value per share for the peer group were applied to BYL's book value and tangible book value and the average value was $13.99 per BYL share. Sutro determined that the appropriate weighting of these two values to reflect the equity market weighting of such values was 85.0% earnings and 15.0% book value. Applying these equity market weighting percentages resulted in a combined weighted value of $10.38 per BYL share. Sutro then discounted this combined weighted value of $10.38 per BYL share by the Market Discount to arrive at the Peer Group Stand-Alone Valuation of $6.75 per BYL share of common stock.

    Discounted Cash Flow Analysis--Sutro determined that in order to perform the Discounted Cash Flow Analysis to reflect the diversity of BYL's operations, required rates of return and multiples of terminal year earnings would have to be specified for each of BYL's three business segments and then weighted by anticipated net income contribution and event probability to arrive at appropriate values.

    Accordingly, net income contributions from BYL's core banking operations were deemed to have required rates of return of 17.0%, 18.5% and 20.0% and multiples of terminal year earnings of 9.0, 10.0 and 11.0 times. Net income contributions from BYL's Mortgage Division operations were deemed to have required rates of return of 20.0%, 22.5% and 25.0% and multiples of terminal year earnings of 5.0, 6.0 and 7.0 times. Sutro next determined that based upon projections supplied by the management of BYL, of the combination of projected net income from core banking operations and Mortgage Division operations, the core banking operations were projected to contribute 67.0% of such combined net income and the Mortgage Division operations were projected to contribute 33.0% of such combined net income. Weighting the respective required rates of return and multiples of terminal year earnings by these contribution percentages resulted in weighted required rates of return of 18.0%, 20.0% and 22.0% and weighted multiples of terminal year earnings of 7.0, 8.25 and 9.5 times to be used in the discounted cash flow analysis of the combined core banking and Mortgage Division operations.

    In order to calculate the probability weighted contribution to BYL's aggregate valuation of the possible equity investment in CCF, five year projections of the net income of CCF as provided by the management of CCF were discounted using required rates of return of 25.0%, 27.5% and 30.0% and multiples of terminal year earnings of 6.0, 7.0 and 8.0 times. This resulted in an average value for the possible CCF equity investment of $5.968 million which would in turn be weighted by the appropriate event probability as discussed above.

    Sutro performed a discounted cash flow analysis on the free cash flow from the combined core banking and Mortgage Division operations of BYL utilizing the weighted required rates of return of 18.0%, 20.0% and 22.0% and weighted multiples of terminal year earnings of 7.0, 8.25 and 9.5 times. This analysis resulted in aggregate values ranging from approximately $16.3 million to $23.2 million with an average value of approximately $19.5 million. This average value for the combined core banking and Mortgage Division operations was then added to the event probability weighted average value for the possible CCF equity investment. Under Scenario I in which it was assumed that there was a 10.0% event probability of BYL investing in CCF, this resulted in a range of combined present values for BYL from approximately $21.1 million to $30.5 million and an average value of approximately $25.5 million. Under Scenario II in which it was assumed that there was a 90.0% event probability of BYL not making an investment in CCF, this resulted in a range of combined present values for BYL from approximately $16.3 million to $23.2 million and an average value of approximately $19.5 million. Probability weighting the calculated average values for each of the two CCF investment scenarios resulted in an aggregate average value of BYL on a stand-alone discounted cash flow analysis basis of approximately $20.1 million which represents approximately $7.94 per share of BYL common stock.

    Based upon the foregoing Peer Group Analysis and Discounted Cash Flow Analysis, Sutro determined that the Stand-Alone Valuation of BYL ranged from approximately $17.1 million to $20.1 million, or approximately $6.75 to $7.94 per BYL share of common stock, and thereby, the most likely Stand-Alone Valuation was approximately $18.7 million or $7.35 per BYL share of common stock.

    ACQUISITION VALUATION: The Acquisition Valuation was based upon a Peer Group Acquisition Analysis, a Discounted Cash Flow Analysis and an Acquisition Premium Analysis as set forth below.

    Peer Group Acquisition Analysis--Sutro compared data for twenty one selected commercial banking organizations headquartered in California with total assets of $200 million to $600 million which were acquired or to be acquired with the announcement of the pending acquisition occurring on or after January 1, 1998. The table below sets forth the comparative data for BYL as of or for the twelve months ended June 30, 2000 and as of and for the latest quarter immediately preceding the announcement of the pending acquisition for the peer group commercial banking organizations.

                                                                             PEER GROUP
                                                                         -------------------
                                                                BYL       MEDIAN      MEAN
                                                              --------   --------   --------
Total Assets (millions).....................................  $ 304.4    $ 278.2    $ 302.1
Tangible Equity/Tangible Assets.............................    10.47%      8.60%      8.62%
Return on Average Assets....................................     0.60%      1.10%      1.23%
Return on Average Equity....................................     7.31%     13.24%     13.28%
Non-Performing Assets/Total Assets..........................     1.16%      0.52%      0.73%
Deal Price/Book Value Per Share.............................   126.05%    286.39%    265.81%
Deal Price/Tangible Book Value Per Share....................   131.35%    282.79%    273.25%
Deal Price/Latest Twelve Month Earnings Per Share...........    18.29X     21.62X     20.65X

    For the reasons discussed above, the peer group acquisition multiples were adjusted to reflect the diversity of BYL's operations and the regulatory orders under which it was operating. The median and mean multiples of the latest twelve month earnings per share for the peer group were applied to BYL's earnings for such period and the average value was $17.33 per BYL share. The median and mean percentages of the deal price to book value per share and deal price to tangible book value per share for the peer group were applied to BYL's book value and tangible book value and the average value was $32.30 per BYL share. Sutro determined that the appropriate weighting of these two values to reflect the market weighting of such values was 85.0% earnings multiple value and 15.0% book value multiple. Applying these market weighting percentages resulted in a combined weighted value of $19.58 per BYL share. Sutro then discounted this combined weighted value of $19.58 per BYL share by the Market Discount to arrive at the Peer Group Acquisition Valuation of $12.73 per BYL share of common stock.

    Discounted Cash Flow Analysis--As outlined in the Stand-Alone Valuation Discounted Cash Flow Analysis set forth above, Sutro determined that in order to perform the Acquisition Valuation Discounted Cash Flow analysis to reflect the diversity of BYL's operations, required rates of return and multiples of terminal year earnings would have to be specified for each of BYL's three business segments and then weighted by anticipated net income contribution and event probability to arrive at appropriate values. This produced the same weighted values for required rates of return and multiples of terminal year earnings as were utilized in the Stand-Alone Valuation Discounted Cash Flow Analysis.

    Accordingly, Sutro performed a discounted cash flow analysis on the free cash flow available to a potential acquiror of BYL from the combined core banking and Mortgage Division operations of BYL utilizing the weighted required rates of return of 18.0%, 20.0% and 22.0% and weighted multiples of terminal year earnings of 7.0, 8.25 and 9.5 times. The free cash flow utilized was derived from the same projections of the core banking operations and Mortgage Division operations supplied by the management of BYL and used in the Stand-Alone Valuation Discounted Cash Flow Analysis adjusted for: (i) post acquisition pre-tax synergies and expense savings of approximately $2.0 million in the first year, $3.0 million in the second year and increasing thereafter at the rate of 5.0% per annum; and (ii) the maintenance of a ratio of tangible equity to tangible assets for BYL post acquisition of 9.0%. This analysis resulted in aggregate values for the combined core banking and Mortgage Division operations ranging from approximately $25.4 million to $35.6 million with an average value of approximately $30.2 million. The average value of the possible CCF equity investment by BYL remained the same $5.968 million for this Acquisition Valuation analysis as it was in the Stand-Alone Valuation Discounted Cash Flow Analysis and was in turn weighted by the appropriate event probability as set forth above. Under Scenario I in which it was assumed that there was a 10.0% event probability of BYL investing in CCF, this resulted in a range of combined present values for BYL from approximately $30.1 million to approximately $43.0 million and an average value of approximately
$36.2 million. Under Scenario II in which it was assumed that there was a 90.0% event probability of BYL not making an investment in CCF, this resulted in a range of combined present values for BYL from approximately $25.4 million to approximately $35.7 million with an average value of approximately
$30.2 million. Probability weighting the two calculated average values resulted in an aggregate average value of BYL on an discounted cash flow acquisition basis analysis of approximately $30.8 million which represents approximately $12.11 per share of BYL common stock.

    Acquisition Premium Analysis--Sutro compared per share acquisition premiums paid by acquirors of fifty seven selected acquired banks with total assets of between $200 million and $600 million for acquisition transactions announced since January 1, 1999. Per share acquisition premiums were calculated based upon the price of the acquired institution's market price both on the date one month prior to the announcement of the transaction and on the day immediately preceding the announcement of the transaction. Based upon the stock price of the acquired institution one month prior to the announcement of the transaction, the median premium paid was 38.28% and the mean was 42.68%. Given the approximate price of BYL shares of common stock of approximately $9.00 per share as of the date of the analysis, the one month prior to acquisition announcement premium would imply a per share acquisition value for BYL of approximately $12.45 to $12.84 per share. Based upon the stock price of the acquired institution one day prior to the announcement of the transaction, the median premium paid was 30.04% and the mean was 33.46%. Given the approximate price of BYL share of common stock of approximately $9.00 per share as of the date of the analysis, the one day prior to acquisition premium would imply a per share acquisition value for BYL or approximately $11.70 to $12.01 per share. Sutro combined the one month prior to announcement values and the one day prior to announcement values and determined that the average implied per share acquisition value for BYL, based upon per share acquisition premiums to be approximately $31.1 million or approximately $12.25 per BYL share of common stock.

    Based upon the foregoing Peer Group Acquisition Analysis, Discounted Cash Flow Analysis and Acquisition Premium Analysis, Sutro determined that the Acquisition Valuation of BYL ranged from approximately $30.8 million to $32.3 million, or approximately $12.11 to $12.73 per BYL share of common stock, and thereby, the most likely Acquisition Valuation was approximately
$31.3 million or $12.35 per BYL share of common stock.

    Stock Trading History: Sutro reviewed the history of the reported trading prices and volume of shares of BYL common stock and the relationship of the movements in the price of shares of BYL common stock to movements in the Nasdaq Index and the median performance of a composite group of twenty three community banking organizations headquartered in California and traded on Nasdaq which comprised the peer group utilized in the Stand-Alone Valuation (the "Comparable Company Index"). Beginning in January of 1999, BYL common stock consistently underperformed when compared with the Comparable Company Index and substantially underperformed when compared with the Nasdaq Index over this period. Additionally, the stock trading analysis indicated that shares of BYL common stock had not traded at prices in excess of $14.50 per share since prior to approximately April 1, 1999. In connection with this analysis, Sutro noted the positive impact on the price of shares of BYL common stock of the public disclosure by BYL on August 18, 2000 that it was in preliminary discussions regarding a potential business combination with PBOC.

    Based upon the analysis and procedures summarized above, Sutro determined that the proposed acquisition price to be paid by PBOC in cash of between approximately $14.50 and approximately $15.34 per share of BYL common stock exceeded (i) the most likely Stand-Alone Valuation of approximately $7.35 per BYL share of common stock; (ii) the most likely Acquisition Valuation of approximately $12.35 per BYL share of common stock; and (iii) the current and historical trading prices of BYL shares of common stock over the approximately 18 month period preceding the analysis.

    No company or transaction used in the above described analysis is identical to BYL, PBOC or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared. Additionally, these analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of BYL common stock. Sutro noted that the discounted cash flow analysis is a widely used valuation methodology, but also noted that it relies on numerous assumptions, including required rates of return, multiples of terminal year earnings, expense savings and profit enhancements and levels of tangible capital to be retained, the future values of which may be significantly more or less than such assumptions.

    THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION, BUT IS A BRIEF SUMMARY OF THE MATERIAL ANALYSES AND PROCEDURES PERFORMED BY SUTRO IN THE COURSE OF ARRIVING AT ITS OPINION. SUTRO'S WRITTEN OPINION DATED AS OF NOVEMBER 1, 2000 WAS BASED SOLELY UPON THE INFORMATION AVAILABLE TO IT AND THE ECONOMIC, MARKET AND OTHER CIRCUMSTANCES AS THEY EXISTED AS OF THE DATE OF SUCH OPINION. EVENTS OCCURRING AFTER THE DATE OF THE OPINION COULD MATERIALLY AFFECT THE ASSUMPTIONS AND CONCLUSIONS CONTAINED IN SUCH OPINION. SUTRO HAS NOT UNDERTAKEN TO REAFFIRM OR REVISE ITS OPINION OR OTHERWISE COMMENT UPON ANY EVENTS OCCURRING AFTER THE DATE OF THE OPINION.

    As set forth in the Engagement Agreement, based upon the stipulated PBOC acquisition price of $15.00 in cash per BYL share of common stock, BYL has agreed to pay Sutro an advisory fee in connection with the Merger of approximately $671,000 subject to adjustment upward or downward of approximately $6,000 given the potential adjustment of the PBOC cash acquisition price as described herein. In addition to this advisory fee, BYL agreed to pay Sutro an opinion fee for the Opinion of

$150,000 which was payable upon the delivery of the Opinion to BYL on November 1, 2000. The payment of the opinion fee to Sutro was not conditioned upon the content of the Opinion. In addition, pursuant to the Engagement Agreement, BYL has paid to Sutro $100,000 for rendering an opinion dated
July 12, 2000 as to the fairness, from a financial point of view, to BYL of the financial terms of the proposed joint venture, CCF. Of the approximate $821,000 total of the advisory fee and the opinion fee to be paid to Sutro in conjunction with the Merger, Sutro has received approximately $511,000 and will receive $250,000 upon the approval of the Merger by the shareholders of BYL and the balance of approximately $60,000 upon the closing of the Merger.

    Sutro has had an investment banking relationship with BYL since March 1998 and has provided investment banking and financial advisory services to BYL for which it has received fees pursuant to the Advisory Agreement. Fees paid to Sutro pursuant to the Advisory Agreement during 1998 and 1999 aggregated approximately $14,200.

    Sutro's equity trading department is a market maker in BYL's common stock and PBOC's common stock and, in such capacity, may from time to time own BYL
and/or PBOC securities. As of             , 2001, Sutro did not have a material
position in either BYL or PBOC common stock.

EFFECTIVE TIME; CLOSING DATE

    In order to consummate the first step of the merger, BYL will merge with PBOC Acquisition Corp., a wholly-owned subsidiary of PBOC pursuant to an agreement of merger that must be filed with the California Secretary of State. Subsequent to the filing of the agreement of merger, an agreement and plan of merger and liquidation of BYL shall then be completed. These filings will occur only after the receipt of all regulatory approvals and the approval and adoption of the merger and the merger agreement by BYL shareholders and the satisfaction or waiver of all other conditions to the merger. See "The Merger Agreement--Conditions to the Merger". The effective time of the merger will be as of the filing by the California Secretary of State. The closing of the first part of the merger will take place on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods and is currently expected to take place during the second quarter of 2001. The liquidation of BYL into PBOC, and the merger of BYL Bank with and into People's, will take place on the same day as the closing of the merger of BYL and PBOC Acquisition Corp.

EXCHANGE OF CERTIFICATES BY BYL'S SHAREHOLDERS

    At the effective time of the merger, PBOC shall deposit the aggregate merger consideration with a bank or trust company reasonably acceptable to BYL as PBOC may select (the "exchange agent"). Within five (5) business days after the effective time of the merger, PBOC shall cause the exchange agent to mail to each holder of record of BYL common stock a letter of transmittal and instructions for use in effecting the surrender of the certificate(s) in exchange for the merger consideration in cash into which the shares represented by the certificate(s) will have been converted in accordance with the merger agreement. SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

    Following the consummation of the merger, upon the proper surrender by a BYL shareholder to the exchange agent of all necessary transmittal materials and the certificate(s), the BYL shareholder will be entitled to receive a check for the merger consideration to which the shareholder is entitled and the certificate(s) will be canceled. No interest will be paid or will accrue on any cash payment payable to a holder of BYL's stock certificate(s). Payment may be made to a person other than the person in whose name a surrendered certificate is registered only if the certificate is properly endorsed or accompanied by an appropriate instrument of transfer and otherwise in proper form for transfer together with appropriate documentation demonstrating the payment of all required taxes, if necessary.

    After the effective time of the merger, there will be no transfer on the stock transfer books of BYL of shares of common stock issued and outstanding immediately before the effective time of the merger.

    Until properly surrendered, each outstanding certificate formerly representing shares of BYL common stock will be deemed to evidence solely the right to receive the merger consideration to which the shareholder is entitled under the merger agreement, without interest. If any certificate evidencing the common stock has been lost, stolen or destroyed, the shareholder must submit to the exchange agent an affidavit of lost, stolen or destroyed certificate and post a bond in an amount the exchange agent determines to be reasonably necessary as indemnity against claims that may be made against that certificate. The exchange agent will issue in exchange for the foregoing the applicable merger consideration.

    Any portion of the merger consideration held by the exchange agent for payment to BYL's shareholders which remains unclaimed for six months after the effective time of the merger will be paid by the exchange agent to PBOC, after which time any holder of certificate(s) who has not delivered the certificate(s) to the exchange agent will look only to PBOC for payment of the merger consideration payable for that shareholder's shares of common stock, without interest.

DISSENTERS' RIGHTS

    Because BYL common stock is traded on the Nasdaq market, dissenters' rights will be available to BYL Shareholders only if the holders of five percent (5%) or more of BYL common stock make a written demand upon BYL for the purchase of dissenting shares in accordance with Chapter 13 of the California Corporations Code. If this condition is satisfied and the merger is consummated, BYL shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 may be entitled to receive an amount equal to the fair market value of their shares as of November 1, 2000, the day before the public announcement of the merger. The high, low and closing sales prices for BYL common stock on November 1, 2000 were $10.375, $10.125 and $10.125, respectively. A copy of Chapter 13 of the California Law is attached hereto as Appendix C and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to BYL shareholders and is qualified in its entirety by reference to Appendix C.

    In order to be entitled to exercise dissenters' rights, a BYL shareholder must vote "Against" the merger. Thus, any BYL shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "Against" the merger. If a BYL shareholder returns a proxy without voting instructions or with instructions to vote "For" the merger, his or her shares will automatically be voted in favor of the merger and the BYL shareholder will lose any dissenters' rights. In addition, if the BYL shareholder abstains from voting his or her shares, the BYL shareholder will lose his or her dissenters' rights.

    Furthermore, in order to preserve his or her dissenters' rights, a BYL shareholder must make a written demand upon BYL for the purchase of dissenting shares and payment to such BYL shareholder of their fair market value, specifying the number of shares held of record by such BYL shareholder and a statement of what the BYL shareholder claims to be the fair market value of those shares as of November 1, 2000. Such demand must be addressed to BYL Bancorp, 1875 North Tustin Street, Orange, California 92865; Attention: Barry J. Moore, and must be received by BYL not later than the date of the BYL special meeting. A vote "Against" the merger does not constitute such written demand.

    If the holders of five percent (5%) or more of the outstanding shares of BYL common stock have submitted a written demand for BYL to purchase their shares, these demands are received by BYL on or before the date of the BYL special meeting and the merger is approved by the BYL shareholders, BYL will have ten days after such approval to send to those BYL shareholders who have voted against the approval of the merger written notice of such approval accompanied by a copy of Chapter 13 of the California General Corporation Law, a statement of the price determined by BYL to represent the fair market value of the dissenting shares as of November 1, 2000, and a brief description of the procedure to be followed if a BYL shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to BYL, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of BYL common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If BYL and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If BYL denies that the shares surrendered are dissenting shares, or BYL and the dissenting shareholder fail to agree upon a fair market value of such shares of BYL common stock, then the dissenting shareholder of BYL must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares, is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting shareholder may not withdraw his or her dissent or demand for payment unless BYL consents to such withdrawal.

    It is a condition to the merger that no more than 10% of the outstanding shares of BYL common stock on the date of the special meeting dissent in this manner.

ACCOUNTING TREATMENT

    It is intended that the merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Currently, under the purchase method of accounting, the excess of purchase price paid over the fair market value of assets and liabilities acquired (goodwill) is recorded as an intangible asset and such asset is amortized as an expense over the period estimated to be benefited. Under the purchase method of accounting, the reported income of PBOC will include the results of operations of BYL only as of and from the effective date of the merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL THE CONSEQUENCES OF THE MERGER. EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE FOREIGN,

STATE OR LOCAL LAWS. CONSEQUENTLY, EACH BYL SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION.

    Neither BYL nor PBOC has requested or will receive an advance ruling for the Internal Revenue Service or a tax opinion as to the tax consequences of the merger. However, PBOC and BYL believe that the contemplated transactions will not result in income tax liability to BYL, BYL Bank, PBOC and People's by operation of Section 368 of the Internal Revenue Code of 1986, as amended ("Code"), and comparable provisions of state law.

    In regards to the BYL shareholders, the exchange of shares of BYL common stock for cash in the merger will be treated as a sale of those shares for federal income tax purposes. Each shareholder will realize gain or loss measured by the difference between (i) the shareholder's adjusted tax basis in the shares exchanged in the merger and (ii) the amount of cash received therefore. Gain or loss realized by each shareholder from the merger will be reportable in full in the taxable year of the shareholder in which the merger occurs and will be capital gain or loss assuming that the shares exchanged are capital assets in the hands of the shareholder. The capital gain or loss will be long-term with respect to those shares that are held by the shareholder as of the effective time of the merger for more than one year and short-term with respect to those shares that are held for one year or less.

    The discussion assumes that each stockholder holds shares of common stock as a capital asset within the meaning of Section 1221 of the Code. However, shareholders who are directors of BYL may not be entitled to treat cash payments in lieu of options which they may have acquired from BYL as capital assets and, as such, they will be required to report any such gain as ordinary compensation income.

    For non-corporate taxpayers, the tax rate on long-term capital gains depends on the type of asset sold. If the asset is stock, other than small business stock under Section 1202 of the Code, the rate is generally 20%. However the maximum tax rate on ordinary income and short-term capital gains is 39.6%. Taxpayers may be limited in their ability to deduct net capital losses, which may be deducted in full against capital gains, against ordinary income. For corporate taxpayers, net capital gains, which is the excess of net long-term capital gain over net short-term capital loss, and ordinary income are taxed at the same rate.

    The receipts of cash for shares of common stock may be subject to backup withholding at the rate of 31% unless the holder:

    - is a corporation or comes within other exempt categories; or

    - provides a certified taxpayer identification number and otherwise complies with the back-up withholding rules.

    Back-up withholding is not an additional tax; any amounts withheld may be credited against the federal income tax liability of the person subject to the withholding. There is no assurance that applicable tax laws will not change after the date of this proxy statement.

    The foregoing discussion of the expected federal income tax consequences of the merger is based on current authorities. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes.

THE VOTING AGREEMENTS

    Except for Mr. Seymour Jacobs, a newly appointed director of BYL and BYL Bank, PBOC has entered into agreements with each of BYL's and BYL Bank's directors and executive officers, simultaneous with the execution of the merger agreement. Each individual is a shareholder, and a current director and/or an executive officer of BYL and/or BYL Bank. These
shareholders have the power in the aggregate to direct the voting of   % of the
issued and outstanding shares of BYL common stock as of the record date. Each of these shareholders has agreed, as a condition to PBOC and People's entering into the merger agreement, to vote or to cause to be voted, or to execute a written consent with respect to, all of the shares of BYL common stock with respect to which such shareholder has the power to direct the voting of, in favor of adoption and approval of the merger agreement and the merger, against any competing takeover proposals, or similar transactions, at the special meeting and at every adjournment or postponement of the special meeting and in connection with every proposal to take action by written consent with respect to the merger agreement and the merger. Each of the shareholders has agreed not to sell or otherwise transfer such shares of BYL to any other person pursuant to a tender offer, exchange offer or other proposal, or to any person known by such person to seek control of BYL.

    The voting agreements will terminate upon the earlier to occur of the completion of the merger or the date on which the merger agreement is terminated in accordance with its terms.

    The voting agreements bind the actions of the signatories to the voting agreements only in their capacity as BYL shareholders. Those directors of BYL who signed voting agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of BYL. Accordingly, while the shareholders/directors are, under the voting agreements executed by them, contractually bound to vote as a BYL shareholder in favor of the merger and against other acquisition proposals (should any be presented), their fiduciary duties as BYL directors nevertheless require them to act in their capacity as directors in the best interest of BYL when they decide to approve the merger. In addition, the shareholders/directors will continue to be bound by their fiduciary duties as BYL directors with respect to and decisions they may make in the future in connection with the merger or otherwise.

STOCK OPTION AGREEMENT

    As an inducement and condition to PBOC entering into the merger agreement, BYL entered into a stock option agreement with PBOC. Pursuant to the stock option agreement, BYL granted to PBOC an unconditional and irrevocable option, exercisable only under certain limited and specifically defined circumstances, none of which, to the best knowledge of BYL and PBOC has occurred as of the date hereof, to purchase up to 505,971 authorized but unissued shares of BYL common stock, representing 19.9% of the shares of BYL common stock, for a purchase price of $10.597 per share, subject to adjustment in certain circumstances. The purchase BYL common stock pursuant to the stock option agreement is subject to compliance with applicable law, including receipt of any necessary regulatory approvals.

    The option can be exercised after the occurrence of both an initial triggering event and a subsequent triggering event which shall have occurred prior to an exercise termination event. An exercise termination event is generally the following:

    - the effective time of the merger;

    - termination of the merger agreement in accordance with the provisions thereof prior to the occurrence of an initial triggering event, except for a breach by BYL; or

    - the passage of 15 months after termination of the merger agreement if termination follows the occurrence of an initial triggering event or a termination by BYL as result of a breach by BYL;

    An initial triggering event shall mean any of the following:

    - BYL enters into an agreement to engage in an acquisition transaction (as defined below) or the board of directors of BYL recommends that shareholders of BYL approve or accept an acquisition transaction other than with PBOC;

    - any person other than PBOC shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% of more of the outstanding shares of common stock of BYL;

    - any person shall have made a bona fide proposal to BYL or its stockholders by public announcement or written communication that becomes subject of public disclosure to engage in an acquisition transaction;

    - the board of the directors of BYL shall have withdrawn or modified its recommendation that stockholders of BYL approve the transactions contemplated by the merger agreement in anticipation of engaging in an acquisition transaction;

    - any person shall have filed with the Securities and Exchange Commission the registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction;

    - after an overture is made by any person to BYL or its stockholders to engage in an acquisition transaction, BYL shall have breached any covenant or obligation contained in the merger agreement that would entitle PBOC to terminate the merger agreement and shall have not have been cured within the notice period; or

    - any person other than PBOC shall have filed an application or notice from any federal or state bank regulatory or antirust authority for approval to engage in an acquisition transaction.

    For purposes of the stock option agreement, an acquisition transaction shall mean any of the following:

    - a merger, consolidation or similar transaction involving BYL or BYL Bank;

    - purchase, lease or other acquisition of all or a substantial part of the assets or deposits of BYL or BYL Bank;

    - purchase or other acquisition of securities representing 10% or more of the voting power of BYL or BYL Bank; or

    - any substantially similar transaction.

    A subsequent triggering event shall mean any of the following:

    - the acquisition by any person of beneficial ownership of 25% or more of the outstanding shares of BYL; or

    - BYL enters into an agreement to engage in an acquisition transaction or the board of directors of BYL recommends that shareholders of BYL approve or accept an acquisition transaction other than with PBOC, and the purchase or other acquisition of securities represents 20% or more of the voting power of BYL or BYL Bank.

    The stock option agreement is intended to increase the likelihood that the merger will be consummated according to the terms set forth in the merger agreement, and may be expected to discourage offers by third parties to acquire BYL prior to the merger.

                              THE MERGER AGREEMENT

    The merger agreement provides that PBOC will acquire BYL in a two step process. In the first step, PBOC will form PBOC Acquisition Corp., a California corporation which will be a wholly-owned subsidiary of PBOC, which will merge with and into BYL. In the second step, which will occur immediately after the effectiveness of the first step, BYL will be liquidated into PBOC, with PBOC being the surviving corporation. The merger and liquidation are referred to collectively herein as the "merger."

    As part of the merger, BYL Bank will be merged directly with and into People's, with People's being the surviving bank.

    At the effective time of merger, each share of common stock of BYL (except for dissenters' shares, if any, which shall then or thereafter constitute perfected dissenting shares within the meaning of Chapter 13 of the California Corporations Code, or shares owned by PBOC) shall be converted into the right to receive $15.00 per share in cash. The cash amount may be adjusted upward or downward under certain circumstances. If the closing of the merger occurs in the period commencing March 6, 2001 to and including June 15, 2001, the merger consideration shall be increased by an amount for each day subsequent to March 6, 2001 to and including the closing date which is equivalent to 8% per annum on the aggregate $15.00 per share merger consideration. However, no additional merger consideration shall be due on the date which is five days after the date that PBOC provides BYL with notice that PBOC has satisfied all conditions for closing and is prepared to close the transactions contemplated by the merger agreement.

    The aggregate merger consideration shall be reduced by the after-tax cost of the difference between $2.1 million and the sum of (i) the cash price received for the second residual interest in the CNL transaction, (ii) plus cash payments received by BYL on the second residual interest after the date of the merger agreement, plus (iii) interest earned at the rate of 5% per annum on the amount set forth in clause (ii). Further, to the extent that the second residual interest has been purchased by CNL Commercial Finance, Inc. by December 31, 2000 and BYL has acquired through purchase a licensee providing for SBA accreditation as a non-bank participating lender, then under such circumstances, the merger consideration shall be reduced by the after-tax cost to BYL of the acquisition of the SBA license. If the transaction with CCF is not consummated and BYL and BYL Bank do not liquidate for cash the amount of the second residual interest by the date of PBOC's receipt of the last required regulatory approval contemplated by the merger agreement, then the cash price shall be deemed to be zero.

    At this time, because of certain issues that have arisen at the SBA, BYL does not contemplate completing the second portion of the transaction with CCF. BYL expects that the CNL transaction agreements will be terminated in the near
future. In addition, as of December   , 2000, BYL Bank completed the sale of the
B certificate which had a book value of $      million on             , 2000 at
a price equal to $      . BYL Bank is currently marketing the R-3 certificate,
and such sale is expected to be completed in the first quarter of 2001 and before PBOC receives its regulatory approvals to complete the merger.

    Each BYL stock option that is outstanding and unexercised immediately prior to the Effective Time shall be terminated and each optionee shall be entitled to receive an amount in cash computed by multiplying (i) the difference between the merger consideration and the per share exercise price applicable for such BYL stock option, by (ii) the number of such shares of BYL common stock subject to such BYL option.

    The merger was structured as a two-step process as described above for tax reasons (i.e. to avoid the corporate level tax that would result if BYL were merged directly into PBOC).

REPRESENTATIONS AND WARRANTIES

    The parties made representations and warranties to each other in the merger agreement customary for this type of a transaction. In addition, BYL has made certain representations and warranties to PBOC concerning the transaction with CNL Commercial Finance, Inc. As the transaction is a cash merger, more extensive representations and warranties were required of BYL than of PBOC. For a detailed presentation of the respective representations and warranties of the parties see
Article III and Article IV of the merger agreement (attached as Appendix A).

    It is a condition of the closing that each party's representations and warranties in the merger agreement or any related documents be true and correct as of the date of the merger agreement and also as of the effective time, subject to conditions in the merger agreement, including that the condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be true and correct would have, or could reasonably expected to have, individually or in the aggregate, a material adverse effect on BYL and its subsidiaries on the ability of any party to consummate the transaction contemplated by the merger agreement. As of the date of this proxy statement, BYL, BYL Bank, PBOC or People's do not have any knowledge that this condition will not be satisfied as of the effective time.

BUSINESS PENDING THE MERGER AND OTHER COVENANTS

    The merger agreement provides that until the effective time of the merger, BYL and BYL Bank shall carry on their respective businesses in the ordinary course consistent with past practice. BYL and BYL Bank have also agreed that they shall use all reasonable efforts to:

    - preserve their respective business organizations intact;

    - keep available to itself and PBOC and People's the present services of the employees of BYL and BYL Bank; and

    - preserve for itself and PBOC and People's the goodwill of the customers of BYL and BYL Bank and others with whom business relationships exist.

    BYL and BYL Bank have also agreed that, pending the closing date, and without the prior written consent of PBOC, they will not:

    - declare or pay any dividend or make any distribution on BYL common stock;

    - issue or sell any additional shares of capital stock except pursuant to existing stock options or issue, grant or modify any options or other securities or effect any recapitalization, reclassification, stock dividend, stock split or other change in the capital structure of BYL or BYL Bank;

    - amend the articles of incorporation or bylaws, or impose or suffer the imposition on any share of stock held by BYL of any material lien, charge or encumbrance, or waive or release any material right or cancel or compromise any material debt or claim;

    - increase the rate of compensation of any of its directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except as may be required pursuant to binding commitments existing on the date of the merger agreement, except that no increases shall be made to officers with contracts, and that merit salary increases only may otherwise be paid up to a maximum of 4% of base salary;

    - enter into or modify any pension, retirement, stock option, deferred compensation, consulting or other employee benefit with respect to any of its directors, officers or employees, or make contribution to BYL's employee benefit plans except as required pursuant to binding commitments, as determined by the BYL board of directors, up to a 4% maximum contribution;

    - enter into any agreement not made in the ordinary course of business, or any agreement relating the borrowing of money or guarantee of any such obligation, any agreement relating to the employment of or severance of any officer, employee or consultant, or any agreement with a labor union;

    - change its methods of accounting, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

    - purchase or sell any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

    - make any capital expenditures other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair, provided that in no event may the capital expenditures exceed $40,000 in the aggregate;

    - file any application or make any contract with respect to branching or an existing branch office;

    - acquire any business or entity;

    - engage in any transaction with an affiliate other than in the ordinary course of business consistent with past practice and which are in compliance with the requirements of applicable laws and regulations;

    - enter into any futures, option, interest rate caps or other agreements for purposes of hedging interest rates;

    - discharge or satisfy any material lien or encumbrance or pay any material obligation or liability other than at scheduled maturity or in the ordinary course of business;

    - grant any preferential right to purchase any assets;

    - invest in any investment securities other than in United States government agencies with a term of one year or less, or federal funds;

    - make any loan which pursuant to its underwriting guidelines would have a quality grade rated "C" or worse, except pursuant to any outstanding commitments as of the date of the merger agreement;

    - take any action that will result in any representation or warranty of BYL or BYL Bank in the merger agreement not to be true and correct as of the effective time or that could materially delay the consummation of the merger; or

    - enter into any agreement to do any of the foregoing.

    The merger agreement also provides that BYL and BYL Bank shall not authorize any director, officer, employee or agent to directly or indirectly solicit, initiate or encourage any inquiries relating to an acquisition transaction or, except to the extent legally required for the discharge of the fiduciary duties of the BYL board of directors:

    - recommend or endorse an acquisition transaction;

    - participate in any discussions or negotiations regarding an acquisition transaction, or

    - provide any third party with any non-public information in connection with any inquiry or proposal relating to an acquisition transaction.

    An acquisition transaction means:

    - a merger or consolidation involving BYL or BYL Bank;

    - a purchase, lease or other acquisition of a substantial portion of the assets or liabilities of BYL or BYL Bank; or

    - purchase or other acquisition of more than 10% of any class or series of equity securities at BYL or BYL Bank.

    BYL has agreed to take all necessary action to prepare the proxy statement and have a meeting of its shareholders to consider and approve the merger. The board has agreed to recommend approval of the transaction subject to its fiduciary duties. The parties have also agreed to cooperate with each other and promptly prepare and file all necessary documentation and regulatory applications and obtain as promptly as practical all regulatory permits and approvals which are necessary to consummate the transactions contemplated by the merger agreement. In addition, BYL and BYL Bank have agreed to permit PBOC and its representatives reasonable access to its properties, personnel, books, papers and records relating to BYL's and BYL Bank's assets, stock ownership, properties and liabilities. PBOC and BYL shall agree with each other as to the form and substance of any press release related to the merger agreement. BYL and BYL Bank have also agreed to confer with PBOC at the request of PBOC on a periodic basis regarding BYL's and BYL Bank's financial condition, operations, business and prospects in matters relating to the completion of the transactions contemplated by the merger agreement. BYL shall also provide to PBOC regular and periodic financial reports filed by BYL with its regulatory agencies. PBOC has also agreed to provide to BYL regular and periodic financial reports filed by PBOC with its regulatory agencies.

    PBOC has also agreed that as soon as practicable after the effective time, PBOC shall take all reasonable action so that retained employees of BYL and BYL Bank shall be entitled to participate in the PBOC employee benefit plans. PBOC and People's have also agreed to assume:

    - the employment agreements as amended with Mr. Barry J. Moore, Ms. Gloria Van Kampen, Mr. Michael Mullarky and Mr. Gary Strachn;

    - the executive salary continuation agreements and any necessary amendments with Mr. Robert Ucciferri, Mr. Barry J. Moore, Mr. Michael Mullarky and Ms. Gloria Van Kampen; and

    - the consulting agreement with Mr. Robert Ucciferri.

    PBOC anticipates that most employees of BYL and BYL Bank as of the effective time shall become employees of People's as of the effective time, although PBOC shall have no obligation to continue the employment of any BYL or BYL Bank employee.

    From the effective time of the merger agreement and four years thereafter, PBOC and People's agree to indemnify and hold harmless each present director, officer or employee of BYL and BYL Bank against any and all costs and expenses of any judgements, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time, only and to the fullest extent to which BYL and BYL Bank is or was required by law or their respective bylaws to indemnify such party. BYL shall also be permitted to maintain its directors and officers liability insurance coverage, and to purchase an extension of the claims reporting period for a period of four years following the effective time.

    In the event that any of the parties determines that a condition to consummate the transactions contemplated by the merger agreement can not be fulfilled, it will promptly notify the other party or parties.

CONDITIONS TO THE MERGER

    The obligation of BYL, BYL Bank, PBOC and People's to consummate the merger is subject to the satisfaction or waiver on or before the effective time of, among other things, the following conditions:

    - the merger agreement and the transactions contemplated thereby will have received all requisite approvals of the boards of directors of BYL, BYL Bank, PBOC and People's, and of the shareholders of BYL;

    - all approvals or consents of any applicable governmental agency will have been obtained or granted for the merger and the transactions contemplated for the merger agreement and the applicable waiting period under all laws will have expired and no approvals by any governmental agency shall contain any conditions or requirements which would materially reduce the economic or business benefits of the merger in the reasonable opinion of PBOC and People's;

    - no statute, rule, regulation, order, injunction or decree shall have been enacted, entered or enforced by any governmental entity which prohibits, restricts or makes illegal the merger in the form contemplated by the merger agreement.

    The obligations of BYL and BYL Bank to consummate the merger are also subject to fulfillment of certain other conditions, including the following:

    - PBOC's and People's representations and warranties in the merger agreement or any related documents must be true and correct as of the date of the merger agreement and also as of the effective time, subject to conditions in the merger agreement, including that the condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be true and correct would have, or could reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of PBOC or People's to consummate the transaction contemplated by the merger agreement;

    - PBOC and People's performed all material obligations and covenants to be performed by them on or prior to the effective time, provided that if the Office of Thrift Supervision or any other regulatory agency having jurisdiction over PBOC or People's disapproves or fails to approve or consent to the assumption of the employment and other agreements of the BYL and BYL Bank executive officers, then PBOC or People's shall be under no obligation to honor such agreements so long as PBOC or People's is prohibited from doing so by such regulatory agencies, and that such actions shall not be a basis for BYL or BYL Bank to terminate the transactions contemplated by the merger agreement;

    - there shall not be pending any proceeding initiated by any governmental entity to seek an order, injunction or decree which prevents consummation of the merger; and

    - delivery by PBOC to the exchange agent of the merger consideration.

    The obligations of PBOC and People's to consummate the merger are also subject to the fulfillment of certain other conditions, including the following:

    - BYL's and BYL Bank's representations and warranties in the merger agreement or any related documents must be true and correct as of the date of the merger agreement and also as of the effective time, subject to conditions in the merger agreement, including that the condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be true and correct would have, or could reasonably expected to have, individually or in the aggregate, a material adverse effect on BYL and its subsidiaries or on the ability of any party to consummate the transaction contemplated by the merger agreement;

    - BYL and BYL Bank shall have performed all material obligations and covenants required to be performed by it on or prior to the effective time;

    - the receipt of all approvals, consents or waivers required in connection with the transactions contemplated by the merger agreement shall have been obtained, except those consents or approvals for which failure to obtain would not have a material adverse effect on BYL and its subsidiaries or on the ability of PBOC and People's to consummate the merger;

    - there shall not be pending any proceeding initiated by any governmental entity to seek an order, injunction or decree which prevents consummation of the merger;

    - the aggregate number of dissenting shares under Chapter 13 of the California Corporations Code shall constitute less than 10% of BYL's shares entitled to vote at the meeting;

    - the FDIC shall have terminated the Section 8(b) Order against BYL Bank dated June 29, 2000, and the Federal Reserve Bank shall have terminated the Memorandum of Understanding dated August 10, 2000 with BYL, or the FDIC and/or the FRB shall have otherwise provided assurances with respect to the termination of such regulatory actions which are applicable to PBOC and People's in their reasonable sole discretion.

    Additionally, the consummation of the merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

    If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events.

    As of the date of this proxy statement, all required regulatory applications have been filed and are pending.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time of the merger:

    - by mutual consent of the parties;

    - by any party if a material breach or default by any other party is not cured within 30 business days after notice thereof, and in the case of PBOC and People's, would have, or could reasonably be expected to have, a material adverse effect on BYL and its subsidiaries or on the ability of PBOC and People's, as applicable, to consummate the transactions contemplated by the merger agreement;

    - by any party if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement, however no such approval shall be deemed to have been received if it includes any condition or requirement that would materially reduce the economic and business benefits of the transactions contemplated by the merger agreement to PBOC and People's that had such condition or requirement been known, PBOC and People's, in their reasonable judgement, would not have entered into the merger agreement;

    - by any party if the shareholders of BYL do not approve the merger agreement unless the failure to approve the merger agreement shall be due to the failure of the parties seeking to terminate to perform or observe in any material respect its agreements set forth in the merger agreement to be performed by such party at or before such meeting of shareholders;

    - by any party if the effective time has not occurred by the close of business on May 1, 2001, which may be extended by PBOC in its sole discretion until July 1, 2001, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under the merger agreement has been the cause of the failure of the transactions contemplated by the merger agreement to be consummated by such date.

EXPENSES AND TERMINATION FEES

    In the event of termination of the merger agreement as a result of a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $2 million to the other party plus the expenses of the other party. PBOC shall pay BYL $2 million plus its expenses to the extent that PBOC has elected to extend the date for termination of the transaction to July 1, 2001 and the transaction has not closed by such date for any reason other than any breach by BYL or BYL Bank, the failure of BYL or BYL Bank to secure any required regulatory approvals or to the extent that the failure to close the transaction is due to BYL's and BYL Bank's actions or failure to take certain actions pursuant to the terms of the merger agreement. In addition, BYL will pay PBOC $2 million upon the occurrence of a termination event prior to a fee termination event. A fee termination event is the first to occur of the following:

    - the effective time of the merger agreement;

    - 15 months after termination of the merger agreement following the occurrence of a preliminary termination event;

    - termination of the merger agreement other than as a result of a willful breach of any representation, warranty, covenant or agreement by BYL or BYL Bank; or

    - 15 months after the termination of this agreement by PBOC as a result of a willful breach of any representation, warranty, covenant or agreement by BYL or BYL Bank.

    A termination event shall mean any of the following events:

    - BYL shall have entered into an agreement to engage in an acquisition transaction other than with PBOC or People's, or the board of directors of BYL shall have recommended that the shareholders of BYL approve or accept any acquisition transaction with any other person;

    - any person shall have acquired beneficial ownership of 25% or more of the aggregate voting power of BYL common stock; or

    - one or more of the BYL and BYL Bank directors or executive officers shall have breached their obligation pursuant to the shareholders agreement which materially adversely affects the ability of BYL to obtain the approval of the holders of BYL common stock of the merger agreement.

    A preliminary termination event is any of the following events:

    - any person shall have commenced or filed a registration statement under the Securities Act for any offer or purchase of shares of BYL common stock such that upon consummation of such offer, such person would own or control 10% or more of BYL common stock;

    - the holders of BYL common stock shall not have approved the agreement at a meeting of the shareholders held for the purpose of voting on the merger agreement, or such meeting shall not have been held or have been cancelled prior to termination of the merger agreement, or BYL's board or directors shall have withdrawn or modified in any manner adverse to PBOC the recommendation of BYL's board of directors with respect to the merger agreement after any person shall have made or disclosed an intention to make a bona fide proposal to BYL or its shareholders to engage in an acquisition transaction, commence a tender offer, file a registration statement with respect to an exchange offer, or file an application with an appropriate regulatory authority for approval to engage in an acquisition transaction; or

    - BYL or BYL Bank shall have breached any representation, warranty, covenant or obligation in the merger agreement and such breach would entitle PBOC to terminate the merger agreement after any person shall have made or disclosed an intention to make a bona fide proposal to BYL or its shareholders to engage in an acquisition transaction, commence the tender offer or filed a registration statement under the Securities Act with respect to an exchange offer or file an application with the appropriate regulatory authorities for approval to engage in an acquisition transaction.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    PBOC has agreed to provide employees of BYL and BYL Bank who are retained by PBOC and become employees of People's after the effective time of the merger with the types and levels of employee benefits maintained by PBOC for similarly situated employees. BYL and BYL Bank employees will participate in PBOC's benefit plans giving all of the continuing BYL and BYL Bank employees full credit for all "years of service" for eligibility and vesting purposes. Employees of BYL and BYL Bank, other than the executive officers, who do not continue to be employed by People's, will receive severance compensation equal to one week for each year of service at BYL or BYL Bank.

    PBOC and People's, as appropriate, shall assume the following agreements:

    - the employment agreements, as amended, with Mr. Barry J. Moore, Ms. Gloria Van Kampen, Mr. Michael Mullarky and Mr. Gary Strachn;

    - the executive salary continuation agreements, as amended, with Mr. Robert Ucciferri, Mr. Barry J. Moore, Mr. Michael Mullarky and Ms. Gloria Van Kampen; and

    - the consulting agreement with Mr. Robert Ucciferri.

    BYL Bank has filed an application with the FDIC to enter into a first amendment of the employment agreements with Messrs. Moore, Mullarky and Strachn, and Ms. Van Kampen, in order to provide for certain constructive termination provisions in the event such individuals are terminated by PBOC or People's. In addition, effective upon the effective time or, if the merger agreement is terminated, by March 31, 2001, BYL Bank has also filed an application with the FDIC to enter into a mutual release, an amended salary continuation agreement and a consulting agreement with Mr. Ucciferri in which Mr. Ucciferri would receive payments of $64,700 per year under the consulting agreement, and upon reaching age 67, will receive $64,700 in annual payments under his salary continuation agreement, as amended.

    The directors, officers and employees of BYL and BYL Bank will be entitled to certain indemnification by PBOC and People's on claims made after the consummation of the merger. Finally, BYL will purchase director and officer insurance for each of its directors and officers currently covered by directors' and officers' liability insurance policy maintained by BYL Bank and to purchase an extension of the claims reporting period for the policy providing for a period of four years following the effective time which is intended to provide coverage after the closing for actions taken or omitted to be taken before the closing. The cost of such coverage may not exceed $31,000.

    The directors, officers and employees of BYL and BYL Bank held stock options covering an aggregate of 374,936 shares of common stock as of the date of the merger agreement. The merger agreement provides that upon the consummation of the merger all outstanding stock options not exercised prior thereto will terminate and each optionee shall be entitled to receive, in lieu of each share of BYL common stock that would have otherwise been issuable upon exercise thereof, an amount in cash computed by multiplying (i) the difference between the merger consideration and the per share exercise price applicable to such BYL stock option, by (ii) the number of shares of BYL common stock subject to such BYL stock option. The 374,936 stock options have an average exercise price of $12.76 per share.

                               SECURITY OWNERSHIP

    The following table sets forth information as of             , 2001
pertaining to beneficial ownership of BYL's common stock by persons known to BYL to own five percent (5%) or more of such stock, current directors and Executive Officers of BYL, and all directors and Executive Officers(1) of BYL and BYL Bank as a group. The information contained herein has been obtained from BYL's records and from information furnished directly by the individual or entity to BYL. All shares are held with shared voting and investment power except as otherwise indicated. All addresses of directors and Executive Officers are in care of BYL at 1875 North Tustin Street, Orange, California.

    The table should be read with the understanding that more than one
(l) person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. In addition, shares of common stock issuable pursuant to options which may be exercised within sixty
(60) days of             , 2001 are deemed to be issued and outstanding and have
been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest.

                                                                                 BENEFICIAL OWNERSHIP(2)
                                                                                    OF COMMON STOCK ON
                                                                                          , 2001
                                                                                 ------------------------
NAME                                   TITLE                                        SHARES       PERCENT
----                                   -----                                     ------------   ---------
Henry E. Cox II(3)...................  Director                                  117,388(4)       4.62%
Eddie R. Fischer(5)..................  Director                                   78,417(6)       3.08%
Neil F. Hatcher(7)...................  Director                                  108,876(8)       4.28%
Seymour M. Jacobs(9).................  Director                                  125,400(10)      4.93%
H. Rhoads Martin.....................  Director                                   15,749(11)      0.62%
Barry J. Moore.......................  Senior Executive Vice President and
                                       Chief Operating Officer of BYL Bank;
                                         Executive Vice President and Chief
                                         Financial Officer of BYL                 44,201(12)      1.74%
Michael H. Mullarky..................  Executive Vice President and Chief
                                       Credit Officer of BYL Bank                 29,834(13)      1.17%

------------------------

 (2) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares; (a) voting power which includes the power to vote, or to direct the voting of such security; and/or the investment power, which includes the power to dispose, or to direct the disposition, of such security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above
     within sixty (60) days of             , 2001.

 (3) Mr. Cox was appointed to the Board of Directors of BYL and BYL Bank upon the merger of DNB Financial with BYL on May 29, 1998.

 (4) Includes 300 shares of common stock which may be acquired by Mr. Cox upon exercise of stock options.

 (5) Mr. Fischer was appointed to the Board of Directors of BYL and BYL Bank upon the merger of DNB Financial with BYL on May 29, 1998.

------------------------

(1) As used throughout this Proxy Statement, the term "officer" or "executive officer" refers to President and Chief Executive Officer and Executive Vice President of BYL, and the President and Chief Executive Officer, the Senior Executive Vice President/Chief Operating Officer, the Executive Vice President/Chief Credit Officer, the Executive Vice President/Chief Administrative Officer and the Senior Vice President/Chief Financial Officer of BYL Bank.

 (6) Includes 300 shares of common stock which may be acquired by Mr. Fischer upon exercise of stock options.

 (7) Mr. Hatcher was appointed to the Board of Directors of BYL and BYL Bank upon the merger of DNB Financial with BYL on May 29, 1998.

 (8) Includes 300 shares of common stock which may be acquired by Mr. Hatcher upon exercise of stock options.

 (9) Following the receipt of all necessary regulatory approvals or non-objections, Mr. Jacobs was appointed to the Board of Directors of BYL on November 21, 2000, and to the Board of Directors of BYL Bank on October 31, 2000 pursuant to an agreement dated September 7, 2000.

 (10) Mr. Jacobs is a principal of Jacobs Asset Management, LLC and a principal of JAM Managers, LLC, the general partner of JAM Partners, LP. Mr. Jacobs holds 8,500 shares of BYL in his own name, with 116,900 shares of BYL held by JAM Partners, LP.

 (11) Includes 8,200 shares of common stock which may be acquired by Mr. Martin upon exercise of stock options.

 (12) Includes 43,701 shares of common stock which may be acquired by Mr. Moore upon exercise of stock options.

 (13) Includes 4,167 shares held in the Joseph W. Mullarky Testamentary Trust dated January 5, 1987, and Mr. Michael Mullarky acts as sole trustee. Includes 14,835 shares of Common Stock which may be acquired by Mr. Mullarky upon exercise of stock options.

                                                                                 BENEFICIAL OWNERSHIP(2)
                                                                                    OF COMMON STOCK ON
                                                                                          , 2001
                                                                                 ------------------------
NAME                                   TITLE                                        SHARES       PERCENT
----                                   -----                                     ------------   ---------
John F. Myers........................  Director, Secretary                        16,066(14)       0.63%
Gary Strachn(15).....................  Senior Vice President and Chief
                                       Financial Officer of BYL Bank               2,000(16)       0.08%
Robert Ucciferri.....................  President, Chief Executive Officer and
                                         Director of BYL and BYL Bank             75,378(17)       2.96%
Gloria J. Van Kampen(18).............  Executive Vice President/Chief
                                         Administrative Officer of BYL Bank       48,071(19)       1.89%
Brent W. Wahlberg....................  Director                                   17,471(20)       0.69%
All Directors and Executive Officers
  as a Group (12 in number)..........                                            678,851(21)      26.70%

------------------------

 (14) Includes 6,600 shares of common stock which may be acquired by Mr. Myers upon exercise of stock options.

 (15) Mr. Strachn is not on the Board of BYL or BYL Bank, but was appointed as Senior Vice President/Chief Financial Officer of its wholly-owned subsidiary on September 22, 1999.

 (16) Includes 0 shares of common stock which may be acquired by Mr. Strachn upon exercise of stock options.

 (17) Includes 38,066 shares of common stock which may be acquired by Mr. Ucciferri upon exercise of stock options.

 (18) Ms. Van Kampen is not on the Board of BYL or BYL Bank, but was appointed an Executive Vice President/Chief Administrative Officer of its wholly-owned subsidiary upon the merger of DNBF Financial with BYL on May 29, 1998.

 (19) Includes 1,600 shares of common stock which may be acquired by Ms. Van Kampen upon exercise of stock options.

 (20) Includes 6,600 shares of common stock which may be acquired by Mr. Wahlberg upon exercise of stock options.

 (21) Includes 120,502 shares of common stock which may be acquired upon exercise of stock options.

                INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP

GENERAL

    For purposes of this section captioned "INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP" references to "we" or "our" refer only to BYL and BYL Bank, and not to PBOC or People's.

    BYL was incorporated under the laws of the State of California in 1997 and commenced operations in November 1997 as a bank holding company of BYL Bank, which changed its name from Bank of Yorba Linda in June 1998. Other than its investment in BYL Bank, BYL currently conducts no other significant business activities. As of September 30, 2000, BYL had total consolidated assets of approximately $294.0 million, total consolidated deposits of $261.3 million and total consolidated shareholders' equity of $30.3 million.

    BYL Bank was incorporated under the laws of the State of California in 1979 and was licensed by the California State Banking Department, now known as of the California Department of Financial Institutions, and commenced operations as a California state-chartered bank on March 3, 1980. BYL Bank's accounts are insured by the FDIC, but like most banks of its size in California, BYL Bank is not a member of the Federal Reserve Bank.

    BYL Bank is a California commercial bank that operates from its main office in Orange, California and operates seven full-service banking centers in BYL Bank's primary market areas of Orange and Riverside counties, California. In addition to conducting its regular community banking activities, BYL Bank also originates and sells non-conforming residential real estate loans and SBA guaranteed loans. BYL Bank's principal office is located at 1875 North Tustin Street, Orange, California. BYL Bank's Mortgage Division is currently located in Tustin, California. BYL Bank also has mortgage origination offices in the states of Colorado, Indiana, Florida, Kansas, Northern California, Nevada, Utah and Washington.

FOCUS AND OPERATING STRATEGY OF BYL BANK

    The primary focus of BYL Bank is to provide personalized quality banking products and services to small- and medium-size businesses, including professionals. BYL Bank originates nonconforming mortgages in California and various other states and sells such loans in the secondary market, and originates and sells SBA guaranteed loans, with the objective of building a balanced community loan portfolio mix. Management believes that a local market focus, accompanied by strategic placement of bank branches and personnel, enables BYL Bank to attract and retain low-cost core deposits which provide substantially all of BYL Bank's funding requirements.

    In furtherance of its focus in operating strategy, following the receipt of all necessary regulatory approvals, BYL Bank completed the acquisition of the Bank of Westminster on June 14, 1996. The aggregate purchase price of the Bank of Westminster was $6.17 million. In conjunction with the acquisition of the Bank of Westminster, BYL Bank completed an offering of new primary stock underwritten on a firm commitment basis by Ryan, Beck & Co.

    Following receipt of all necessary regulatory approvals, BYL completed the acquisition of DNB Financial on May 29, 1998 in which each share of DNB Financial was converted into the right to receive 4.1162 shares of BYL common stock, resulting in the issuance of 956,641 shares of BYL common stock to the shareholders of DNB Financial.

    We have not engaged in any material research activities relating to the development of new services or the improvement of our existing services. We have no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

    Most of our business originates from the Orange and Riverside counties and there is no emphasis on foreign sources and application of funds. Our business, based upon performance to date, does not appear to be seasonal. We are not dependent upon a single customer or group of related customers for a material portion of our deposits. We are unaware of any material effect upon our capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

SECURITIZATIONS

    SALE OF UNGUARANTEED INTERESTS IN SBA LOANS

    On December 10, 1998, BYL Bank entered into a Pooling and Servicing Agreement dated as of October 1, 1998 (the "SBA Pooling Agreement") between BYL Bank, as Servicer and Master Servicer, and Marine Midland Bank, as Trustee (the "Trustee") whereby BYL Bank transferred certain unguaranteed interests (the "Unguaranteed Interests") in loans (the "SBA Loans") partially guaranteed by the U.S. Small Business Administration ("SBA") to a newly-created trust (the"Trust") for the benefit of the SBA and the holders of certificates representing interests in such Trust. The Trust consists of the Unguaranteed Interests in such SBA Loans that are subject to the Pooling Agreement, and the Trust has issued three (3) classes of certificates representing certain fractional undivided ownership interests in the Trust. The Aggregate principal amount of the Unguaranteed Interests delivered to the Trust on October 31, 1998 equaled approximately $38.1 million.

    Pursuant to the SBA Pooling Agreement, the Trust issued $34.4 million aggregate principal amount of BYL Bank SBA Loan-Backed Adjustable Rate Certificates, Series 1998-1, Class A ("Class A Certificate"), $6.02 million aggregate principal amount of BYL Bank SBA Loan-Backed Adjustable Rate Certificates, Series 1998-1, Class M. ("Class M Certificate") and $2.58 million aggregate principal amount of BYL Bank SBA Loan-Backed Adjustable Rate Certificates, Series 1998-1, Class B ("Class B Certificate").

    The Class A and Class B Certificates were sold to a limited number of "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act of 1933, and institutional "Accredited Investors" as defined in Rule 501 under the Securities Act. Pursuant to the requirements of the SBA, the Class B Certificates were retained by BYL Bank and are subordinate to the Class A and Class M Certificates. The Class M Certificates are subordinate to the Class A Certificates.

    SALE OF NON-SBA COMMERCIAL LOANS

    On August 11, 1999, BYL Bank entered into a Pooling and Servicing Agreement dated as of June 30, 1999 (the "SBL Business Loan Pooling Agreement") among BYL Bank, as seller and master servicer, HSBC Bank USA, as Trustee, and Bankers Trust (Delaware) as Delaware Trustee, whereby BYL Bank has transferred a pool of SBL Loans to a newly-created trust (the "SBLTrust") for the benefit of the holders of certificates representing interests in such SBL Trust. The SBL Trust consists of the SBL Loans that are subject to the SBL Pooling Agreement, and the SBL Trust has issued three (3) classes of certificates representing certain fractional undivided ownership interests in the SBL Trust. The aggregate principal amount of the Business Loans delivered to the SBL Trust on August 11, 1999 equaled approximately $47.1 million.

    Pursuant to the SBL Pooling Agreement, the Trust issued $16 million aggregate principal amount of BYL Bank Business Loan-Backed Pass-Through Certificates, Series 1999-1, Class A-1 ("Class A-1 Certificates"), $12 million aggregate principal amount of BYL Bank Business Loan-Backed Pass Through Certificates, Series 1999-1, Class A-2 Certificates ("Class A-2 Certificates"); $27.2 million aggregate principal amount of BYL Bank Business Loan-Backed Pass-Through Certificates, Series 1999-1, Class A-3 Certificates ("Class A-3 Certificates"); $4.8 million aggregate principal amount of BYL Bank Business Loan-Backed Pass-Through Certificates, Series 1999-1, Class B Certificates

("Class B-1 Certificates"); and BYL Bank Business Loan-Backed Pass-Through Certificates, Series 1999-1, Class R Certificates ("Class R Certificates").

    The Class A Certificates were sold to a limited number of "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act of 1933, and institutional "Accredited Investors" as defined in Rule 501 under the Securities Act. The Class B-1 Certificates and the Class R Certificates were retained by BYL Bank and are subordinate to the Class A-1 Certificates, the Class A-2 Certificates and the Class A-3 Certificates.

RESTRUCTURING

    During the fourth quarter of 1999, BYL Bank evaluated various possible alternatives of increasing capital, including the issuance of various kinds of securities and the divestiture or closing of those operations which were expected to continue to provide rates of return below BYL Bank's targeted ROA. As a result of such evaluations, BYL determined that the maximum potential value of BYL Bank's commercial loan originations would be realized through the retention of these loans in BYL Bank's loan portfolio. This decision was based upon the current and anticipated returns obtainable from either the sale or securitization of these commercial loan originations and the proposed increased regulatory capital requirements on loan securitizations. The shift in BYL Bank's strategy from loan sales or securitizations to portfolio retention requires increasing levels of capital in order to maximize the value of BYL Bank's ability to generate commercial loans at premium yields.

    On February 4, 2000, BYL Bank completed the sale of its automobile loan portfolio of approximately $38 million and closed its indirect automobile division. On February 22, 2000, BYL Bank completed the sale of its Diamond Bar Mortgage Division, an originator of conforming residential mortgages. As a result of this restructuring, BYL reported a loss for the first quarter 2000 of approximately $260,000. BYL also suspended quarterly dividends effective January 1, 2000.

REGULATORY ACTIONS, PROMPT CORRECTIVE ACTION AND CAPITAL RESTORATION PLAN

    During late 1999 the FDIC completed an examination of the books and records of BYL Bank. In connection with this examination the FDIC notified BYL Bank that it had incorrectly calculated the risk-weighted capital requirements of the assets retained in BYL Bank's 1998 and 1999 securitizations. The FDIC also challenged the assumptions and financial model used by BYL Bank in valuing these residual assets. Based on the assumptions deemed acceptable by the FDIC, the FDIC believed BYL Bank's residual assets were overstated by $2.6 million. Although BYL Bank disagreed with the assumptions recommended by the FDIC, it has reflected this adjustment in its quarterly call reports for regulatory capital purposes, engaged an independent third-party to review the assumptions used by BYL Bank as well as design a financial model to more accurately measure the value of residual assets in future reporting periods.

    Primarily due to these items, BYL Bank was classified as undercapitalized. As a result, BYL Bank filed a capital restoration plan with the FDIC, which provided that BYL Bank expects to be adequately capitalized by March 31, 2000. As of March 31, 2000, June 30, 2000 and September 30, 2000, BYL Bank was adequately capitalized. The capital restoration plan also provides for increasing levels of capital every quarter until BYL Bank is well capitalized in 2001. BYL Bank has eliminated asset securitizations from its business plan. BYL Bank will continue operations of all traditional retail banking activities through BYL Bank's existing branch system. As of September 30, 2000, BYL Bank's management believes BYL Bank is adequately capitalized, as BYL Bank's Tier 1 Capital Ratio was 8.99% and the Total Risk Based Capital Ratio was 9.60% as of September 30, 2000.

    BYL Bank has now amended its call reports in order to reflect the proper computation of risk-weighted capital for residual assets and for the $2.6 million adjustment to these residual assets pursuant to BYL Bank's agreement with the FDIC. All call reports from December 31, 1998 through March 31, 2000 have been restated, also pursuant to the agreement with the FDIC.

    In addition, as a result of the recent FDIC examination, for the purpose of cooperating with the FDIC and without admitting or denying any allegations, BYL Bank stipulated to an administrative action with the FDIC that requires BYL Bank, among other items, to retain qualified management; have and maintain certain Tier 1 capital and total risk based capital ratios; eliminate from its books certain assets classified loss; revise policies concerning BYL Bank's asset securitization activities; obtain a model to more adequately value its retained interests related to securitized assets; and adopt and implement certain other policies relating to profitability, liquidity and funds management, sensitivity to interest rate risk; revise certain reports to the FDIC; and correct all alleged violations of law. The order became effective July 10, 2000.

    In order to comply with the FDIC administrative action, BYL Bank engaged PricewaterhouseCoopers ("PWC") to assist BYL Bank in determining the assumptions used in the valuation of these assets as well as design a new valuation model for ongoing measurement of the changes in valuation of these assets. BYL and BYL Bank will account for any adjustments generated utilizing these new assumptions as a change in estimates and adjust its financial statements in accordance with the results obtained from the model for both securitizations. As a result of the new model and assumptions the assets for the 1999-1 securitization were written down $800,000 as a permanent decline in value during the quarter ended June 30, 2000. Management does not anticipate a significant write down of the 1998-1 securitization. Management believes that BYL Bank is in compliance with the FDIC administrative action.

    Further, as a result of a recent FRB examination, BYL has executed a Memorandum of Understanding with the FRB. The FRB MOU requires that BYL, among other items, refrain from declaring dividends without the prior written approval of the FRB, refrain from certain transactions without FRB approval, develop and submit a written capital plan, submit a statement concerning the steps the Board proposes to take to improve the condition of BYL Bank and the consolidated organization, refrain from increasing debt or renewing existing debt without prior approval of the FRB, and submit written progress reports to the FRB. Management believes that BYL is in compliance with the FRB MOU.

PROPOSED FORMATION OF SUBSIDIARY AND PROPOSED TRANSACTION

    As a result of the recent FDIC examination, BYL had determined that it would be in the best interests of BYL and BYL Bank to transfer the retained assets, including the strips, residuals, servicing rights and other retained interests in the 1999 securitization, as well as most of the personnel of the SBA Department, to a proposed minority-owned subsidiary of BYL.

    BYL and BYL Bank executed a definitive agreement dated July 12, 2000, that describes the terms of a proposed joint venture for a Delaware limited liability company to be called CNL Commercial Finance, LLC. BYL and its joint venture partner, CNL Commercial Funding, LP ("CFL"), changed the corporate structure of the subsidiary to a C Corporation to be called CNL Commercial Finance, Inc. ("CCF"). The purpose of the joint venture is to originate, service and securitize commercial loans, some of which are to be guaranteed by the Small Business Administration, which are detailed below. The subsidiary, CCF, would have a total $10 million in equity capital. BYL would have a 25% equity and voting interest in the subsidiary. BYL would execute a note for its $2.5 million contribution, and CFL would hold a 75% ownership interest in the subsidiary.

    Under the amended definitive agreement, the cash price will be at least equal to BYL Bank's book value of the strips, residuals, servicing rights and other retained interests that are being transferred from the 1999-1 securitization, as well as other assets, but will not include one certificate that is rated investment grade Baa.

    On September 14, 2000, BYL and BYL Bank completed the first phase of the transaction with CCF, in which BYL Bank sold certain assets and transferred certain personnel of the SBA Division. BYL Bank also sold 59% of its retained interest in the 1999-1 Securitization. BYL Bank realized cash in the amount of $3.223 million as a result of the completion of the first phase of the CCF transaction. Following receipt of all necessary regulatory approvals, BYL and BYL Bank intended to complete the second phase of the transaction which would have involved the transfer of the remaining 41% of the retained interest in the 1999-1 Securitization, except for the investment rated security. At that time, BYL intended to execute the $2.5 million note as described above. If the transaction with CCF is not consummated and BYL and BYL Bank do not liquidate for cash the amount of the second residual interest by the date of PBOC's receipt of the last required regulatory approval contemplated by the merger agreement, then the cash price shall be deemed to be zero. At this time, because of certain issues that have arisen at the SBA, BYL does not contemplate completing the second portion of the transaction with CCF. BYL expects that the CNL transaction agreements will be terminated in the near future.

SALE OF B AND R-3 CERTIFICATES

    On December   , 2000, BYL Bank executed an agreement with Sutro in order to
liquidate the BYL Bank R-3 certificates. On December   , 2000, BYL Bank
completed the sale of the B certificate, which had a book value of $
million on       , 2000, at a price equal to $      . BYL Bank is currently
marketing the R-3 certificate, and such sale is expected to be completed in the first quarter of 2001 and before PBOC receives its regulatory approval to complete the merger.

EMPLOYEES

    As of September 30, 2000, we had a total of 234 full-time equivalent employees. We believe that our employee relations are satisfactory.

COMPETITION

    The banking and financial services business in California generally, and in our market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. We compete for loans and deposits with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than we do. In order to compete with the other financial service providers, we principally rely on local promotional activities, personal relationships established by officers, directors and employees with our customers and specialized services tailored to meet our customers' needs.

EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

    Banking is a business that depends on rate differentials. In general, the difference between the interest rate we pay on our deposits and our other borrowings and the interest rate we receive on loans extended to our customers and securities held in our portfolio comprise the major portion of our earnings. These rates are highly sensitive to many factors that are beyond our control. Accordingly, our earnings and growth are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

    The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System ("FRB"). The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in U.S. Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of our loans, investments and deposits and also affects interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

CAPITAL STANDARDS

    The Federal Reserve Board and FDIC have adopted risk-based minimum capital guidelines (for bank holding companies and insured non-member state banks, respectively) intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

    A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long-term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

    In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

    In June 1996, the federal banking agencies adopted a joint agency policy statement to provide guidance on managing interest rate risk. These agencies indicated that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the agencies' evaluation of BYL Bank's capital adequacy. A bank with material weaknesses in its risk management process or high levels of exposure relative to its capital will be directed by the agencies to take corrective action. Such actions will include recommendations or directions to raise additional capital, strengthen management expertise, improve management information and measurement systems, reduce levels of exposure, or some combination thereof depending upon the individual institution's circumstances.

    The federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

    Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies recently issued final rules governing banks and bank holding companies, which became effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institutions regulatory capital. The standard has been in effect on an interim basis since March 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date, or (ii) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 Capital and total assets and regulatory capital calculations.

    Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of BYL Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends. Under applicable regulatory guidelines, BYL Bank was considered "Undercapitalized" at December 31, 1998, but is considered adequately capitalized at March 31, 2000, June 30, 2000 and September 30, 2000. See REGULATORY ACTION, PROMPT CORRECTIVE ACTION AND CAPITAL RESTORATION PLAN.

    On January 1, 1998, new legislation became effective which, among other things, gave the power to the California Department of Financial Institutions to take possession of the business and properties of a bank in the event that the tangible shareholders' equity of a bank is less than the greater of (i) 3% of a bank's total assets or (ii) $1,000,000.

PROMPT CORRECTIVE ACTION

    Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

    An insured depository institution generally will be classified in the following categories based on capital measures indicated below:

             "WELL CAPITALIZED"                          "ADEQUATELY CAPITALIZED"
             ------------------                          ------------------------
Total risk-based capital of 10%;               Total risk-based capital of 8%;
Tier 1 risk-based capital of 6%; and           Tier 1 risk-based capital of 4%; and
Leverage ratio of 5%.                          Leverage ratio of 4%.

             "UNDERCAPITALIZED"                      "SIGNIFICANTLY UNDERCAPITALIZED"
---------------------------------------------  ---------------------------------------------
Total risk-based capital less than 8%;         Total risk-based capital less than 6%;
Tier 1 risk-based capital less than 4%; or     Tier 1 risk-based capital less than 3%; or
Leverage ratio less than 4%.                   Leverage ratio less than 3%.

        "CRITICALLY UNDERCAPITALIZED"
---------------------------------------------

TANGIBLE EQUITY TO TOTAL ASSETS LESS THAN 2%.

    An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

    The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan
(i) specifies the steps the institution will take to become adequately capitalized, (ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions. An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced acquisition;
(ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities;
(vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions;
(ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

    Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

    In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency.

SAFETY AND SOUNDNESS STANDARDS

    Effective in 1995 the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by the Federal Deposit Insurance Corporation Improvement Act of 1991 (AFDICIA). These standards are designed to identify potential safety and soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance fund. The standards relate to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits. If a federal banking agency determines that an institution fails to meet any of these standards, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. In the event the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency. Effective October 1, 1996, the federal banking agencies promulgated safety and soundness regulations and accompanying interagency compliance guidelines on asset quality and earnings standards. These new guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. The institution should (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in those assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problems assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset reports with adequate information for management and the board of directors to assess the level of risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

PREMIUMS FOR DEPOSIT INSURANCE

    Federal law has established several mechanisms to increase funds to protect deposits insured by Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The FDIC also has authority to impose special assessments against insured deposits.

    The FDIC has adopted final regulations implementing a risk-based premium system required by federal law. Under the regulations, which cover the assessment periods commencing on and after January 1, 1994, insured depository institutions are required to pay insurance premiums within a range of 23 cents per $100 of deposits to 31 cents per $100 of deposits depending on their risk classification. The FDIC, effective September 15, 1995, lowered assessments from their rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the health of BYL Bank, as a result of the recapitalization of the BIF. On November 15, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996. Other banks will be charged risk-based premiums up to $.27 per $100 of deposits.

    Congress passed in 1996 and the President signed into law, provisions to strengthen the Savings and Loan Insurance Fund ("SAIF") and to repay outstanding bonds that were issued to recapitalize the SAIF as a result of payments made due to the insolvency of savings and loan associations and other federally insured savings institutions in the late 1980s and early 1990s. The new law requires saving and loan associations to be bear the cost of recapitalizing the SAIF and, after January 1, 1997, banks will contribute towards paying off the financing bonds, including interest. Effective January 1, 1997, SAIF-insured institutions pay 3.2 cents per $100 in domestic deposits, and BIF-insured institutions, like BYL Bank, pay 0.64 cents per $100 in domestics deposits.

INTERSTATE BANKING AND BRANCHING

    On September 29, 1994, the President signed into law the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under Bank Holding Company Act to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which it is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five-year existence requirement.

    The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

    In 1995, California adopted "opt in" legislation under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Act and the California branching statute will likely increase competition from out-of-state banks in the markets in which BYL intends to operate, although it is difficult to assess the impact that such increased competition may have on BYL's operations. The Interstate Act may increase competition in BYL's market areas especially from larger financial institutions and their holding companies. It is difficult to assess the impact such likely increased competition may have on BYL's operations.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

    BYL Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate-income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

    In 1995 the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending, service and investment performance, rather than the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements.

    In 1994 the federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

    In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." BYL Bank has consistently been rated "satisfactory" and was examined most recently during the fourth quarter of 1998. The final report of examination has been received, and BYL Bank received a "satisfactory" rating.

FINANCIAL MODERNIZATION LEGISLATION

    On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act, or GLB Act, which significantly changed the regulatory structure and oversight of the financial services industry. The GLB Act revises the Bank Holding Company Act of 1956 and repeals the affiliation provisions of the Glass-Steagall Act of 1933, permitting a qualifying holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, and securities activities, as well as merchant banking and additional activities that are "financial in nature" or "complementary" to such financial activities. The GLB Act thus provides expanded financial affiliation opportunities for existing bank holding companies and permits various non-bank financial services providers to acquire banks by allowing bank holding companies to engage in activities such as securities underwriting, and underwriting and brokering of insurance products. The GIB Act also expands passive investments by financial holding companies in any type of company, financial or nonfinancial, through merchant banking and insurance company investments: In order for a bank holding company to qualify as a financial holding company, its subsidiary depository institutions must be "well-capitalized" and "well-managed" and have at least a "satisfactory" Community Reinvestment Act rating.

    The GLB Act also reforms the regulatory framework of the financial services industry. Under the GLB Act, financial holding companies are subject to primary supervision by the FRB while current federal and state regulators of financial holding company regulated subsidiaries such as insurers, broker-dealers, investment companies and banks generally retain their jurisdiction and authority. In order to implement its underlying purposes, the GIB Act preempts state laws restricting the establishment of financial affiliations authorized or permitted under the GLB Act, subject to specified exceptions for state insurance regulators. With regard to securities laws, the GLB Act removes the current blanket exemption for banks from the broker-dealer registration requirements under the Securities Exchange Act of 1934, amends the Investment Company Act of 1940 with respect to bank common trust fund and mutual fund activities, and amends the Investment Advisers Act of 1940 to require registration of banks that act as investment advisers for mutual funds.

    The GLB Act also includes provisions concerning subsidiaries of banks, permitting a bank to engage in most financial activities through a financial subsidiary, provided that BYL Bank and its depository institution affiliates are "well capitalized" and "well managed" and meet certain other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions. With respect to subsidiaries of state banks, new activities as "principal" would be limited to those permissible for a bank financial subsidiary. The GLB Act requires a state bank with a financial subsidiary permitted under the GLB Act as well as its depository institution affiliates to be "well capitalized," and also subjects BYL Bank to the same capital, risk management and affiliate transaction rules as applicable to banks. The provisions of the GLB Act relating to financial holding companies became effective 120 days after its enactment excluding the federal preemption provisions, which became effective on the date of enactment.

    The GLB Act will likely increase competition in the markets in which BYL operates, although it is difficult to assess the impact that such increased competition may have on BYL's operations.

PROPERTIES

    BYL currently maintains an administrative facility in Orange, California, which is utilized by BYL and BYL Bank. BYL Bank also maintains seven full service branches, two regional loan centers and six loan production offices. BYL Bank owns three of its branch locations and leases all of its other facilities.

    BYL believes that all of its properties are appropriately maintained and suitable for their respective present needs and operations.

LEGAL PROCEEDINGS

    There are no proceedings adverse to BYL or BYL Bank to which any director, officer, affiliate or 5% shareholder of BYL or BYL Bank or any associate of any such director, officer, or shareholder of BYL or BYL Bank is a party, and none of the above persons has a material interest adverse to BYL or BYL Bank.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS OF BYL BANCORP

    The following sections set forth a discussion of the significant operating changes, business trends, financial condition, earnings, capital position, and liquidity that have occurred in the nine months ended September 31, 2000 and the two-year period ended December 31, 1999, together with an assessment, when considered appropriate, of external factors that may affect us in the future. This discussion should be read in conjunction with our consolidated financial statements and notes included herein.

OVERVIEW

    EARNINGS SUMMARY

    Net income in 1999 was $3.1 million, a decrease of $1.0 million or 24.4%, compared to $4.1 million in 1998. Diluted earnings per share in 1999 were $1.21 compared to $1.55 in 1998. The decrease in earnings in 1999 was due primarily to decrease profitability of the SBA and Mortgage Loan Divisions.

    Net income in 1998 was $4.1 million, an increase of $1.2 million or 44.2%, compared to $2.9 million in 1997. Diluted earnings per share in 1998 were $1.55 compared to $1.12 in 1997. The increase in earnings in 1998 was due primarily to strong asset growth and increased profitability of our SBA and Mortgage Loan Divisions.

    For the first nine months of 2000, BYL reported net income of $1.2 million compared to $2.2 million for the same period in 1999. The annualized return on average assets was .47% for 2000 compared to .85% in 1999. Annualized return on shareholders equity was 5.28% in 2000 compared to 10.57% in 1999.

    During the first quarter of 2000 BYL closed the Diamond Bar Mortgage Division and the Indirect Auto Division. BYL sold the indirect auto loan portfolio and incurred a $1.6 million loss on sale. During the second quarter of 2000 BYL wrote down the 1999-1 securitization assets by $800,000 as a result of a new valuation model being implemented. During the third quarter of 2000 BYL closed the SBA department and sold, at carrying value, 59% or $3.0 million in residual assets from the 1999-1 securitization.

    BALANCE SHEET SUMMARY

    Total assets at December 31, 1999 were $353.7 million, a $35.7 million or 11.2% increase from $318.0 million at December 31, 1998. Average assets for 1999 were $347.8 million compared to $276.4 million for 1998. Total deposits increased $35.8 million or 12.5% to $323.0 million at December 31, 1999. Gross loans increased $26.6 million or 11.1%, to $266.4 million at December 31, 1999. Shareholder's equity increased $2.3 million or 8.6%, to $29.2 million at December 31, 1999.

    Total assets at December 31, 1998 were $318.0 million, a $79.9 million or 33.6% increase from $238.1 million at December 31, 1997. Average assets for 1998 were $276.4 million compared to $217.9 million for 1997. The increases in shareholders' equity in 1998 and 1997 allowed us to aggressively expand our asset base.

    Total assets as of September 30, 2000, decreased 16.89% to $294.0 million in comparison to total assets of $353.7 million as of December 31, 1999. The majority of this decrease was centered in loans held for sale and portfolio loans, which decreased by $35 million and $21 million, respectively. The reduction in assets resulted in the reduction of interest-bearing deposits by $61 million.

    The following table sets forth several key operating ratios:

                                                              FOR THE
                                                            NINE MONTHS
                                                               ENDED                        FOR THE YEAR ENDED
                                                           SEPTEMBER 30,                       DECEMBER 31,
                                                       ----------------------      ------------------------------------
                                                         2000          1999          1999          1998          1997
                                                       --------      --------      --------      --------      --------
Return on Average Assets.............................    0.47%         0.85%         0.88%         1.49%         1.31%
Return on Average Equity.............................    5.28%        10.57%        11.05%        17.03%        13.80%
Average Shareholder's Equity to Average Total
  Assets.............................................    8.87%         8.10%         8.00%         8.75%         9.49%

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

    The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded (dollar amounts in thousands).

                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                     ------------------------------------------------------------------------------
                                                     2000                                      1999
                                     ------------------------------------      ------------------------------------
                                                                 AVERAGE                                   AVERAGE
                                                   INTEREST      YIELD OR                    INTEREST      YIELD OR
                                     AVERAGE        EARNED         RATE        AVERAGE        EARNED         RATE
                                     BALANCE       OR PAID         PAID        BALANCE       OR PAID         PAID
                                     --------      --------      --------      --------      --------      --------
ASSETS
Interest-Earning Assets:
  Investment Securities............  $ 25,240      $ 1,261         6.66%       $ 20,653      $ 1,011         6.53%
  Federal Funds Sold...............    18,165          817         6.00%         23,054          807         4.67%
  Other Earning Assets.............       174            8         6.13%            192            8         5.56%
  Loans............................   241,005       19,448        10.76%        246,215       18,304         9.91%
                                     --------      -------                     --------      -------
Total Interest-Earning Assets......   284,584       21,534        10.09%        290,114       20,130         9.25%
Cash and Due From Banks............    23,777                                    24,439
Premises and Equipment.............     6,193                                     6,431
Other Real Estate Owned............       522                                       858
Accrued Interest and Other
  Assets...........................    22,804                                    22,593
Allowance for Loan Losses..........    (2,664)                                   (2,422)
                                     --------                                  --------
Total Assets.......................  $335,216                                  $342,013
                                     ========                                  ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-Bearing Liabilities:
  Money Market and NOW.............  $ 74,163        1,827         3.28%       $ 73,735        2,041         3.69%
  Savings..........................    64,419        1,884         3.90%         88,783        3,104         4.66%
  Time Deposits under $100,000.....    54,241        2,423         5.96%         37,228        1,692         6.06%
  Time Deposits of $100,000 or
    More...........................    41,785        1,863         5.94%         37,383        1,509         5.38%
  Other............................     1,425           62         5.80%          1,971           73         4.94%
                                     --------      -------                     --------      -------
Total Interest-Bearing
  Liabilities......................   236,033        8,059         4.55%        239,100        8,419         4.69%
                                                   -------                                   -------
Noninterest-Bearing Liabilities:
  Demand Deposits..................    66,059                                    68,772
  Other Liabilities................     3,374                                     6,447
  Shareholders' Equity.............    29,750                                    27,694
                                     --------                                  --------
Total Liabilities and Shareholders'
  Equity...........................  $335,216                                  $342,013
                                     ========                                  ========
Net Interest Income................                $13,475                                   $11,711
                                                   =======                                   =======
Net Yield on Interest-Earning
  Assets...........................                                6.31%                                     5.38%

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------------------------
                                              1999                             1998                             1997
                                 ------------------------------   ------------------------------   ------------------------------
                                                       AVERAGE                          AVERAGE                          AVERAGE
                                            INTEREST   YIELD OR              INTEREST   YIELD OR              INTEREST   YIELD OR
                                 AVERAGE     EARNED      RATE     AVERAGE     EARNED      RATE     AVERAGE     EARNED      RATE
                                 BALANCE    OR PAID      PAID     BALANCE    OR PAID      PAID     BALANCE    OR PAID      PAID
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
ASSETS
Interest-Earning Assets:
  Investment Securities........  $ 21,635   $ 1,450      6.70%    $ 18,564   $ 1,119      6.03%    $ 25,110   $ 1,535      6.11%
  Federal Funds Sold...........    20,554       976      4.75%      13,322       669      5.02%       7,329       394      5.38%
  Other Earning Assets.........       168         9      5.36%       2,935       171      5.83%       3,882       227      5.85%
  Loans........................   253,771    25,093      9.89%     209,080    22,057     10.55%     155,588    16,299     10.48%
                                 --------   -------               --------   -------               --------   -------
Total Interest-Earning
  Assets.......................   296,128    27,528      9.30%     243,901    24,016      9.85%     191,909    18,455      9.62%

Cash and Due From Banks........    24,663                           15,756                           13,334
Premises and Equipment.........     6,561                            5,299                            4,830
Other Real Estate Owned........       714                            1,067                              908
Accrued Interest and Other
  Assets.......................    22,294                           12,641                            8,496
Allowance for Loan Losses......    (2,514)                          (2,281)                          (1,552)
                                 --------                         --------                         --------
Total Assets...................  $347,846                         $276,383                         $217,925
                                 ========                         ========                         ========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-Bearing Liabilities:
  Money Market and NOW.........  $ 74,797     2,764      3.70%    $ 53,640     1,613      3.01%    $ 48,414     1,321      2.73%
  Savings......................    87,566     4,076      4.65%      39,308     1,622      4.13%      26,164       920      3.52%
  Time Deposits under
    $100,000...................    42,386     2,165      5.11%      51,997     2,823      5.43%      37,866     2,080      5.49%
  Time Deposits of $100,000 or
    More.......................    39,963     2,505      6.27%      38,120     2,258      5.92%      28,923     1,661      5.74%
  Other........................     1,646        76      4.62%       1,623        90      5.55%         908        75      8.26%
                                 --------   -------               --------   -------               --------   -------
Total Interest-Bearing
  Liabilities..................   246,358    11,586      4.70%     184,688     8,406      4.55%     142,275     6,057      4.26%
                                            -------                          -------                          -------
Noninterest-Bearing
  Liabilities:
  Demand Deposits..............    68,632                           62,771                           51,664
  Other Liabilities............     5,015                            4,753                            3,306
  Shareholders' Equity.........    27,841                           24,171                           20,680
                                 --------                         --------                         --------
Total Liabilities and
  Shareholders' Equity.........  $347,846                         $276,383                         $217,925
                                 ========                         ========                         ========
  Net Interest Income..........             $15,942                          $15,610                          $12,398
                                            =======                          =======                          =======
Net Yield on Interest-Earning
  Assets.......................                          5.38%                            6.40%                            6.46%

EARNINGS ANALYSIS

    NET INTEREST INCOME

    A significant component of our earnings is net interest income. Net interest income is the difference between the interest we earn on our loans and investments and the interest we pay on deposits and other interest-bearing liabilities.

    Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as a "volume change". It is also affected by changes in the yields we earn on interest-earning assets and rates we pay on interest-bearing deposits and other borrowed funds, referred to as a "rate change".

    The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands).

                                                  NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                                 VERSUS
                                                  NINE MONTHS ENDED SEPTEMBER 30, 1999
                                               ------------------------------------------
                                                        INCREASE (DECREASE) DUE
                                                              TO CHANGE IN
                                               ------------------------------------------
                                                VOLUME            RATE            TOTAL
                                               --------         --------         --------
INTEREST-EARNING ASSETS:
  Investment Securities......................   $ 229            $   21           $  250
  Federal Funds Sold.........................    (257)              267               10
  Other Earning Assets.......................      (1)                1               --
  Loans......................................    (600)            1,744            1,144
                                                -----            ------           ------
  TOTAL INTEREST INCOME......................    (629)            2,033            1,404

INTEREST-BEARING LIABILITIES:
  Money Market and NOW.......................      20              (234)            (214)
  Savings....................................    (764)             (456)          (1,220)
  Time Deposits under $100,000...............     780               (49)             731
  Time Deposits $100,000 or More.............     188               166              354
  Other......................................     (28)               17              (11)
                                                -----            ------           ------
  TOTAL INTEREST EXPENSE.....................     196              (556)            (360)
                                                -----            ------           ------
  NET INTEREST INCOME........................   $(825)           $2,589           $1,764
                                                =====            ======           ======

                                            YEAR ENDED DECEMBER 31, 1999              YEAR ENDED DECEMBER 31, 1998
                                                       VERSUS                                    VERSUS
                                            YEAR ENDED DECEMBER 31, 1998              YEAR ENDED DECEMBER 31, 1997
                                        ------------------------------------      ------------------------------------
                                              INCREASE (DECREASE) DUE                   INCREASE (DECREASE) DUE
                                                    TO CHANGE IN                              TO CHANGE IN
                                        ------------------------------------      ------------------------------------
                                         VOLUME         RATE         TOTAL         VOLUME         RATE         TOTAL
                                        --------      --------      --------      --------      --------      --------
INTEREST-EARNING ASSETS:
  Investment Securities...............   $  198       $   133        $  331        $ (395)       $ (21)        $ (416)
  Federal Funds Sold..................      345           (38)          307           302          (27)           275
  Other Earning Assets................      (79)          (83)         (162)          (55)          (1)           (56)
  Loans...............................    4,486        (1,450)        3,036         5,642          116          5,758
                                         ------       -------        ------        ------        -----         ------
  TOTAL INTEREST INCOME...............    4,950        (1,438)        3,512         5,494           67          5,561

INTEREST-BEARING LIABILITIES:
  Money Market and NOW................      728           423         1,151           150          142            292
  Savings.............................    2,222           232         2,454           521          181            702
  Time Deposits under $100,000........     (499)         (159)         (658)          767          (24)           743
  Time Deposits $100,000 or More......      112           135           247           543           54            597
  Other...............................        1           (15)          (14)           46          (31)            15
                                         ------       -------        ------        ------        -----         ------
  TOTAL INTEREST EXPENSE..............    2,564           616         3,180         2,027          322          2,349
                                         ------       -------        ------        ------        -----         ------
  NET INTEREST INCOME.................   $2,386       $(2,054)       $  332        $3,467        $(255)        $3,212
                                         ======       =======        ======        ======        =====         ======

    1999 COMPARED TO 1998

    Net interest income for 1999 was $15.9 million, an increase of 1.9% compared to the $15.6 million reported in 1998. This increase was primarily due to the significant increase in average interest-earning assets which increased
$52.2 million or 21.3% to $296.1 million in 1999 compared to $243.9 million in 1998.

    Interest income in 1999 was $27.5 million, a $3.5 million or a 14.6% increase over the $24.0 million recorded in 1998. The increase in interest income was the result primarily of volume increases in loan totals offset by a decreased interest rate environment. Average loans outstanding increased 21.4% to $253.8 million in 1999 compared to $209.0 million in 1998. The yield on interest-earning assets decreased 55 basis points to 9.30% from 9.85% in 1998. The yield on the loan portfolio, the Banks largest interest-earning asset, decreased 66 basis points, from 10.55% to 9.89%.

    Interest expense also rose significantly in 1999 as we increased deposits and other borrowings to fund the loan growth discussed above. Interest expense was $11.6 million in 1999, compared to $8.4 million in 1998. The increase in interest expense was primarily the result of an increase in interest-bearing liabilities. Average interest-bearing liabilities increased 33.4% to $246.4 million in 1999 compared to $184.7 million in 1998. An increase in the cost of interest-bearing liabilities accounted for $616 or 19.3% of the total increase in interest expense. Rates on interest bearing deposits increased 15 basis points to 4.70% from 4.55% in 1998.

    Interest rates played a significant role in the changes in net interest income in 1999. Our yield on interest-earning assets decreased 55 basis points, while the yield on interest-bearing liabilities increased 15 basis points. The net yield on interest-earning assets in 1999 declined 102 basis points to 5.38% compared to 6.40% in 1998.

    1998 COMPARED TO 1997

    Net interest income for 1998 was $15.6 million, an increase of 25.9% compared to the $12.4 million reported in 1997. This increase was primarily due to the significant increase in average interest-earning assets which increased $52.0 million or 27.1% to $243.9 million in 1998 compared to $191.9 million in 1997.

    Interest income in 1998 was $24.0 million, a $5.5 million or a 30.1% increase over the $18.5 million recorded in 1997. Increased loan totals accounted for the majority of this increase as the average loans outstanding increased 34.4% to $209.0 million in 1998 compared to $155.6 million in 1997. The significant increase in shareholders' equity in 1998 and 1997 has allowed the Bank to aggressively grow its loan portfolio and other interest-earning assets.

    Interest expense also rose significantly in 1998 as the Bank increased deposits and other borrowings to fund the loan growth discussed above. Interest expense was $8.4 million in 1998, compared to $6.0 million in 1997.

    Interest rates played a minor role in the changes in net interest income in 1998. The Bank was able to increase its yield on interest-earning assets by 23 basis points, however, the rates the Bank paid on interest-bearing liabilities increased 29 basis points. The net yield on interest-earning assets in 1998 declined 6 basis points to 6.40% compared to 6.46% in 1997.

    2000 COMPARED TO 1999

    Net interest income for the nine months ended September 30, 2000 was $13.5 million, an increase of 15.1% compared to the $11.7 million reported for the same period in 1999. This increase was primarily due to the 175 basis point increase in prime rate since July of 1999.

    Interest income for the first nine months of 2000 was $21.5 million, a $1.4 million or a 7% increase over the $20.1 million recorded for the same period in 1999. The increased rates accounted for all of the increase in interest income as the loan totals declined during the first nine months of 2000. The decline in loan totals is as a result of closing the Diamond Bar Mortgage Division and the sell of the indirect auto loan portfolio.

    Interest expense declined from $8.4 million in 1999 to $8.1 million for the same nine months ended September 30, 2000. The decline is due to the reduction of interest rates on interest bearing deposits and reduced deposit totals for interest bearing deposits.

    NONINTEREST INCOME

    The Bank receive noninterest income from three primary sources: service charges and fees on accounts and banking services, fees and premiums generated by our Mortgage Loan Division, and fees, premiums, and servicing income generated by our SBA Loan Division.

    In 1999, noninterest income was $24.0 million, an increase of $.6 million or 2.6% compared to the 1998 amount of $23.4 million. The majority of the increase was generated by our SBA and Mortgage Loan Divisions who continued to expand their operations in 1999. The majority of the increase was from the increase in Net Servicing and Interest-Only Strip Income, which increased to $1.8 million or 157.1%, compared to $0.7 million in 1998.

    In 1998, noninterest income was $23.4 million, an increase of $7.5 million or 47.0% compared to the 1997 amount of $15.9 million. The majority of this increase, $6.5 million, was generated by our SBA and Mortgage Loan Divisions who continued to expand their operations in 1998. Included in the increase was a gain of $3.6 million from the securitization of the unguaranteed portion of SBA loans totaling approximately $38.1 million. By the end of 1998, these divisions had developed networks of referring brokers throughout most pacific coast states. Service charges, fees and other income increased almost $1.0 million in 1998 from a combination of increased deposit activity and income from other loan referral programs.

    For the first nine months of 2000, noninterest income was $14.3 million compared to $18.0 million for the same period in 1999. This decrease is attributable to the closing of the Diamond Bar Mortgage Division and the $800,000 write-down of the assets retained in the 1999-1 securitization.

    NONINTEREST EXPENSE

    Noninterest expense reflects our costs of products and services related to systems, facilities and personnel. The major components of noninterest expense stated as a percentage of average assets are as follows:

                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                              ----------------------      ------------------------------------
                                                                2000          1999          1999          1998          1997
                                                              --------      --------      --------      --------      --------
Salaries and Employee Benefits..........................        5.36%         6.05%         5.72%         7.11%         6.46%
Occupancy Expenses......................................         .63           .67           .65           .60           .62
Furniture and Equipment.................................         .74           .76           .80           .74           .64
Professional Fees and Outside
  Services..............................................         .73           .56           .56           .65           .65
OREO Expenses...........................................         .05           .07           .06           .10           .08
Commission and Loan Expenses............................         .93           .49           .47           .38           .29
Office Expenses.........................................         .49           .59           .58           .55           .60
Other...................................................        1.10           .76           .90          1.04          1.08
                                                               -----          ----          ----         -----         -----
                                                               10.03%         9.95%         9.74%        11.17%        10.42%
                                                               =====          ====          ====         =====         =====

    Noninterest expense was $33.9 million in 1999, an increase of $3.0 million or 9.7% over the $30.9 million reported in 1998. The majority of this increase, $1.9 million was from the expansion of facilities and equipment for our SBA and Mortgage Loan Divisions. Other expense categories increased in total amount but declined as a percentage of total average assets.

    Noninterest expense was $30.9 million in 1998, an increase of $8.1 million or 35.9% over the $22.8 reported in 1997. The majority of this increase, $5.6 million, was created by increased salaries and benefits generated by our SBA and Mortgage Loan Divisions. Compensation in these divisions is primarily incentive-based, therefore, significant increases in volume of loan originations, and resulting gains, result in significant increases in salaries and incentive payments. Other expense categories increased in total amount but were consistent as a percentage of total assets. Included in other in 1998 was $542,000 of acquisition related expenses.

    Noninterest expense was $25.2 million for the first nine months of 2000 compared to $25.5 million for the same period in 1999. Noninterest expense for the nine months ended September 30, 2000 included a $1.6 million loss on sale of the Bank's indirect auto loan portfolio during the first quarter of 2000.

    INCOME TAXES

    Income tax expense was $2.3, $3.3, and $2.9 million for the years ended December 31, 1999, December 31, 1998, and December 31, 1997, respectively. These expenses resulted in an effective tax rate of 43.1% in 1999, 44.3% in 1998, and 40.8% in 1997. The increase in effective rate in 1998 was due primarily to non-deductible merger expenses.

    Income tax expense was $1.0 and $1.7 million for the nine months ended September 30, 2000 and 1999, respectively. These expenses resulted in an effective tax rate of 45.1% in 2000 and 43.6% in 1999.

BALANCE SHEET ANALYSIS

    INVESTMENT PORTFOLIO

    The following table summarizes the amounts and distribution of our investment securities held as of the dates indicated, and the weighted average yields as of September 30, 2000 (dollar amounts in thousands):

                                                                                           DECEMBER 31,
                                         SEPTEMBER 30,            ---------------------------------------------------------------
                                              2000                       1999                  1998                  1997
                                 ------------------------------   -------------------   -------------------   -------------------
                                                       WEIGHTED
                                   BOOK      MARKET    AVERAGE      BOOK      MARKET      BOOK      MARKET      BOOK      MARKET
                                  VALUE      VALUE      YIELD      VALUE      VALUE      VALUE      VALUE      VALUE      VALUE
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
AVAILABLE-FOR-SALE SECURITIES
-------------------------------
U.S. GOVERNMENT AND AGENCY
  SECURITIES:
  Within One Year..............  $    --    $    --               $    --    $    --    $    --    $    --    $ 1,022    $ 1,025
  One to Five Years............       --         --                    --         --         --         --        233        232
  After Ten Years..............       --         --                    --         --         --         --      1,297      1,307
                                 -------    -------               -------    -------    -------    -------    -------    -------
  Total U.S. Government and
    Agency Securities..........       --         --                    --         --         --         --      2,552      2,564

MUNICIPAL SECURITIES--FIVE TO
  TEN YEARS....................       --         --                    --         --         --         --      1,018      1,032
MUTUAL FUNDS...................                                        --         --      3,000      3,000      6,059      6,016
MORTGAGE BACKED SECURITIES.....    6,346      6,346      8.73%      6,597      6,868      2,305      2,570         --         --
                                 -------    -------               -------    -------    -------    -------    -------    -------
  TOTAL AVAILABLE-FOR-SALE
    SECURITIES.................  $ 6,346    $ 6,346      8.73%    $ 6,597    $ 6,868    $ 5,305    $ 5,570    $ 9,629    $ 9,612
                                 =======    =======               =======    =======    =======    =======    =======    =======
HELD-TO-MATURITY SECURITIES
-------------------------------
U.S. TREASURIES:
  Within One Year..............  $    --    $    --               $   500    $   501    $ 2,001    $ 2,015    $ 1,999    $ 1,998
  One to Five Years............       --         --                    --         --        498        511      2,499      2,505
                                 -------    -------               -------    -------    -------    -------    -------    -------
  Total U.S. Treasuries
    Securities.................       --         --                   500        501      2,499      2,526      4,498      4,503

U.S. GOVERNMENT AND AGENCY
  SECURITIES:
  Within One Year..............      997        994      6.24%      3,013      2,987        994      1,001         --         --
  One to Five Years............   10,000      9,866      5.60%     10,995     10,755      7,035      7,029        998        999
  Five to Ten Years............                                                                                 3,968      3,990
  After Ten Years..............                                        --         --         --         --      1,500      1,502
                                 -------    -------               -------    -------    -------    -------    -------    -------
  Total U.S. Government and
    Agency Securities..........   10,997     10,860      5.65%     14,008     13,742      8,029      8,030      6,466      6,491

MUNICIPAL SECURITIES:
  One to Five Years............       --         --                    --         --         --         --      1,074      1,079
  Five to Ten Years............       --         --                    --         --         --         --        852        867
                                 -------    -------               -------    -------    -------    -------    -------    -------
  Total Municipal Securities...       --         --                    --         --         --         --      1,926      1,946

MORTGAGE BACKED SECURITIES.....      177        175      6.80%        204        202        316        318         60         56
                                 -------    -------               -------    -------    -------    -------    -------    -------
  TOTAL HELD-TO-MATURITY
    SECURITIES.................  $11,174    $11,035      5.67%    $14,712    $14,445    $10,844    $10,874    $12,950    $12,996
                                 =======    =======               =======    =======    =======    =======    =======    =======

    Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At December 31, 1999 and 1998, the carrying values of securities pledged to secure public deposits and other purposes were $14.7 million and $10.8 million, respectively. At September 30, 2000 the carrying value of securities pledged to secure public deposits was $11.2 million.

    LOANS HELD FOR SALE

    We originate mortgage loans for sale to institutional investors. Loans held for sale increased from $47.2 million at December 31, 1997, to $74.6 million at December 31, 1998, decreased to $69.8 million at December 31, 1999 and decreased to $34.9 million at September 30, 2000. Historically, we sold these loans within sixty (60) days of origination, but during 1998 the Bank began to warehouse and accumulate pools of loans to take advantage of short-term fluctuations in the market.

    At December 31, 1999 and 1998, we were servicing approximately
$220.1 million and $164.8 million, respectively, in SBA and other loans previously sold. In connection with a portion of these loans, BYL has capitalized approximately $2.8 million and $2.5 million in servicing assets at December 31, 1999 and 1998, respectively. Servicing assets are amortized over the estimated life of the serviced loan using a method that approximates the interest method. We evaluate the carrying value of the excess servicing receivables by estimating the excess future servicing income, based on our best estimate of the remaining loan lives.

    We have also recorded interest-only strips receivable in connection with our loan sales and securitizations. These totaled $12.3 million in 1999 and $5.9 million at December 31, 1998.

    See also Note C in the 1999 Consolidated Financial Statements for additional information on loans held for sale and key assumptions used to value retained interest in securitizations.

    LOAN PORTFOLIO

    The following table sets forth the components of total net loans outstanding in each category at the date indicated (dollar amounts in thousands):

                                                                            DECEMBER 31,
                                      SEPTEMBER 30,    ------------------------------------------------------
                                           2000          1999       1998        1997        1996       1995
                                      --------------   --------   --------   ----------   --------   --------
LOANS
  Commercial........................     $ 29,715      $104,719   $ 56,244    $ 36,359    $ 24,512   $13,706
  Real Estate--Construction.........       12,549         5,524      4,411       2,867       4,149     3,478
  Real Estate--Other................      131,203        45,976     82,235      84,792      71,799    46,885
  Consumer..........................        4,346        40,456     22,309      14,984       5,559     3,910
                                         --------      --------   --------    --------    --------   -------
    Total Loans.....................      177,813       196,675    165,199     139,002     106,019    67,979
  Net Deferred Loan Costs (Fees)....          475         2,209      1,255         471         173      (102)
  Allowance for Loan Losses.........       (2,717)       (2,610)    (2,300)     (1,923)     (1,616)   (1,047)
                                         --------      --------   --------    --------    --------   -------
    Net Loans.......................     $175,571      $196,274   $164,154    $137,550    $104,576   $66,830
                                         ========      ========   ========    ========    ========   =======
COMMITMENTS
  Standby Letters of Credit.........     $    446      $    839   $    360    $    371    $    203   $   398
  Undisbursed Loans and Commitments
    to Grant Loans..................       27,809        28,060     21,627      18,521      14,843    10,014
                                         --------      --------   --------    --------    --------   -------
    Total Commitments...............     $ 28,255      $ 28,899   $ 21,987    $ 18,892    $ 15,046   $10,412
                                         ========      ========   ========    ========    ========   =======

    RISK ELEMENTS

    We assess and manage credit risk on an ongoing basis through our lending policies. We strive to continue our historically low level of credit losses by continuing our emphasis on credit quality in the loan approval process, active credit administration and regular monitoring.

    In extending credit and commitments to borrowers, we generally require collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrower. Our requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with our evaluation of the credit worthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. We secure our collateral by perfecting our interest in business assets, obtaining deeds of trust, or outright possession among other means.

    We believe that our lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances.

    The following table shows the maturity distribution of the fixed rate portion of the loan portfolio and the repricing distribution of the variable rate portion of the loan portfolio, including loans held for sale, at September 30, 2000:

             OVER
           3 MONTHS     DUE AFTER
3 MONTHS    THROUGH    ONE YEAR TO   DUE AFTER
OR LESS    12 MONTHS   FIVE YEARS    FIVE YEARS    TOTAL
--------   ---------   -----------   ----------   --------
$154,967..  $9,244       $19,747      $27,022     $210,980
========    ======       =======      =======     ========
            Loans on Non-Accrual...............      2,237
                                                  --------
            Total Loans, including Loans Held
            for Sale...........................   $213,217
                                                  ========

    NONPERFORMING ASSETS

    The following table provides information with respect to the components of our nonperforming assets at the dates indicated (dollar amounts in thousands):

                                       FOR THE
                                     NINE MONTHS
                                        ENDED
                                    SEPTEMBER 30,                      FOR THE YEAR ENDED DECEMBER 31,
                                    -------------      ----------------------------------------------------------------
                                        2000             1999          1998          1997          1996          1995
                                    -------------      --------      --------      --------      --------      --------
Loans 90 Days Past Due and Still
  Accruing........................     $    --         $   120       $   223       $    --        $  122        $  149
Nonaccrual Loans..................       2,237           1,542         1,807         1,279         1,096         1,195
                                       -------         -------       -------       -------        ------        ------
Total Nonperforming Loans.........       2,237           1,662         2,030         1,279         1,218         1,344
Other Real Estate Owned...........         767             277           971           924         1,661           930
                                       -------         -------       -------       -------        ------        ------
Total Nonperforming Assets........     $ 3,004         $ 1,939       $ 3,001       $ 2,203        $2,879        $2,274
                                       =======         =======       =======       =======        ======        ======
Nonperforming Loans as a
  Percentage of Total Loans.......        1.05%           0.84%         1.22%         1.21%         1.79%         1.97%
Allowance for Loan Loss as a
  Percentage of Nonperforming
  Loans...........................      121.46%         157.04%       113.30%       126.35%        85.96%        71.43%
Nonperforming Assets as a
  Percentage of Total Assets......        1.02%           0.55%         0.94%         1.20%         2.29%         1.94%

    Nonaccrual loans are generally past due 90 days or are loans that we believe the interest on which may not be collectible. Loans past due 90 days will continue to accrue interest only when we believe the loan is both well-secured and in the process of collection.

    Other real estate owned is acquired through foreclosure or other means. These properties are recorded on an individual asset basis at the estimated fair value less selling expenses. We believe these properties can be liquidated at or near their current fair value.

    PROVISION AND ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in our loans. The provision for loan losses was $694,000 in 1999 compared to $755,000 in 1998, $778,000 in 1997 and $400,000 for the nine months ended September 30, 2000.

    The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses (dollar amounts in thousands):

                              FOR THE NINE
                                 MONTHS
                                  ENDED
                              SEPTEMBER 30,                      FOR THE YEAR ENDED DECEMBER 31,
                              -------------      ----------------------------------------------------------------
                                  2000             1999          1998          1997          1996          1995
                              -------------      --------      --------      --------      --------      --------
OUTSTANDING LOANS:
  Average for the Year......    $241,005         $253,771      $209,080      $155,588      $102,145      $68,052
  End of the Year...........    $177,813         $196,675      $165,199      $139,002      $106,019      $67,979

ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of
  Year......................    $  2,610         $  2,300      $  1,923      $  1,616      $  1,047      $   960

Actual Charge-Offs:
  Commercial................          45              102           175           486           318          133
  Consumer..................         106              118           252            29            21           24
  Real Estate...............         240              298           101            20           192          162
                                --------         --------      --------      --------      --------      -------
Total Charge-Offs...........         391              518           528           535           531          319

Less Recoveries:
  Commercial................          67              123           140            33            19           18
  Consumer..................          16               10             7             7            11            3
  Real Estate...............          15                1             3            24             6          123
                                --------         --------      --------      --------      --------      -------
Total Recoveries............          98              134           150            64            36          144
                                --------         --------      --------      --------      --------      -------
Net Loans Charged-Off.......         293              384           378           471           495          175
Provision for Loan Losses...         400              694           755           778           364          262
Allowance on Loans Acquired
  from BOW..................          --               --            --            --           700           --
                                --------         --------      --------      --------      --------      -------
Balance at End of Year......    $  2,717         $  2,610      $  2,300      $  1,923      $  1,616      $ 1,047
                                ========         ========      ========      ========      ========      =======
RATIOS:
  Net Loans Charged-Off to
    Average Loans...........        0.12%            0.15%         0.18%         0.30%         0.48%        0.26%
  Allowance for Loan Losses
    to Total Loans..........        1.53%            1.33%         1.39%         1.38%         1.87%        1.54%
  Net Loans Charged-Off to
    Beginning Allowance for
    Loan Losses.............       11.23%           16.70%        19.66%        29.15%        47.28%       18.23%
  Net Loans Charged-Off to
    Provision for Loan
    Losses..................       73.25%           55.33%        50.07%        60.54%       135.99%       66.79%
  Allowance for Loan Losses
    to Nonperforming Loans..      121.46%          157.04%       113.30%       150.35%       132.68%       77.90%

    We believe that the allowance for loan losses is adequate. Quarterly detailed reviews are performed to identify the risks inherent in the loan portfolio, assess the overall quality of the loan portfolio and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense. These systematic reviews follow the methodology set forth by the FDIC in its 1993 policy statement on the allowance for loan losses.

    A key element of our methodology is the credit classification process. Loans identified as less than "acceptable" are reviewed individually to estimate the amount of probable losses that need to be included in the allowance. These reviews include analysis of financial information as well as evaluation of collateral securing the credit. Additionally, we consider the inherent risk present in the "acceptable" portion of the loan portfolio taking into consideration historical losses on pools of similar loans, adjusted for trends, conditions and other relevant factors that may affect repayment of the loans in these pools.

    The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

                                                                                   DECEMBER 31,
                                                  SEPTEMBER 30,      -----------------------------------------
                                                      2000                  1999                  1998
                                               -------------------   -------------------   -------------------
                                                            LOAN                  LOAN                  LOAN
                                                AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
                                               --------   --------   --------   --------   --------   --------
Commercial...................................   $  871      16.7%     $  960      53.2%     $  854      34.1%
Construction.................................      249       7.1%        134       2.8%        100       2.7%
Real Estate..................................    1,327      73.8%      1,034      23.4%      1,049      49.8%
Consumer.....................................       94       2.4%        267      20.6%         55      13.5%
Unallocated..................................      176       n/a         215       n/a         242       n/a
                                                ------     -----      ------     -----      ------     -----
                                                $2,717     100.0%     $2,610     100.0%     $2,300     100.0%
                                                ======     =====      ======     =====      ======     =====

                                                                        DECEMBER 31,
                                               ---------------------------------------------------------------
                                                      1997                  1996                  1995
                                               -------------------   -------------------   -------------------
                                                            LOAN                  LOAN                  LOAN
                                                AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
                                               --------   --------   --------   --------   --------   --------
Commercial...................................   $  657      26.2%     $  806      23.1%     $  522      20.2%
Construction.................................       33       2.1%         65       3.9%         42       5.1%
Real Estate..................................      873      61.0%        569      67.7%        368      69.0%
Consumer.....................................      139      10.8%         50       5.2%         32       5.8%
Unallocated..................................      221       n/a         126       n/a          83       n/a
                                                ------     -----      ------     -----      ------     -----
                                                $1,923     100.0%     $1,616      99.9%     $1,047     100.1%
                                                ======     =====      ======     =====      ======     =====

    FUNDING

    Deposits are our primary source of funds. At December 31, 1999, we had a deposit mix of 56.7% in time and savings deposits, 22.7% in money market and NOW deposits, and 20.6% in noninterest-bearing demand deposits. At September 30, 2000, we had a deposit mix of 49.2% in time and savings deposits, 25.7% in money market and NOW deposits, and 25.1% in noninterest-bearing demand deposits. Our net interest income is enhanced by our percentage of noninterest-bearing deposits.

    The following table summarizes the distribution of average deposits and the average rates paid for the period indicated (dollar amounts in thousands):

                                   NINE MONTHS                          YEARS ENDED DECEMBER 31,
                                      ENDED          ---------------------------------------------------------------
                               SEPTEMBER 30, 2000           1999                  1998                  1997
                               -------------------   -------------------   -------------------   -------------------
                               AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE
                               BALANCE      RATE     BALANCE      RATE     BALANCE      RATE     BALANCE      RATE
                               --------   --------   --------   --------   --------   --------   --------   --------
Money Market and NOW
  Accounts...................  $ 74,163     3.28%    $ 74,797     3.70%    $ 53,640     3.01%    $ 48,414     2.73%
Savings Deposits.............    64,419     3.90%      87,566     4.65%      39,308     4.13%      26,164     3.52%
TCD Less than $100,000.......    54,241     5.96%      42,386     5.11%      51,997     5.43%      37,866     5.49%
TCD $100,000 or More.........    41,785     5.94%      39,963     6.27%      38,120     5.92%      28,923     5.74%
                               --------              --------                                    --------
Total Interest-Bearing
  Deposits...................   234,608     4.55%     244,712     4.70%     183,065     4.54%     141,367     4.23%

Noninterest-Bearing Demand
  Deposits...................    66,059      n/a       68,632      n/a       62,771      n/a       51,664      n/a
                               --------              --------              --------              --------
Total Average Deposits.......  $300,667     3.55%    $313,344     3.67%    $245,836     3.38%    $193,031     3.10%
                               ========              ========              ========              ========

    The scheduled maturity distribution of the Bank's time deposits of $100,000 or greater, as of September 30, 2000, were as follows (dollar amounts in thousands):

Three Months or Less........................................  $11,612
  Over Three Months to One Year.............................   23,266
  Over One Year to Three Years..............................    2,337
                                                              -------
                                                              $37,215
                                                              =======

    LIQUIDITY AND INTEREST RATE SENSITIVITY

    The objective of the Bank's asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of the Bank and its capital base, while maintaining adequate net interest margins and spreads to provide an appropriate return to the our shareholders.

    We manage the Bank's interest rate risk exposure by limiting the amount of long-term fixed rate loans we hold for investment, by originating mortgage and SBA loans for sale to the secondary market, increasing emphasis on shorter-term, higher yield loans for portfolio, increasing or decreasing the relative amounts of long-term and short-term borrowings and deposits and/or purchasing commitments to sell loans.

    The table below sets forth the interest rate sensitivity of the our interest-earning assets and interest-bearing liabilities as of September 30, 2000, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms, except for loans held for sale which we classifies as highly liquid based on historical sale patterns (dollar amounts in thousands):

                                                              AFTER       AFTER ONE
                                                 WITHIN    THREE MONTHS    YEAR BUT
                                                 THREE      BUT WITHIN      WITHIN       AFTER
                                                 MONTHS      ONE YEAR     FIVE YEARS   FIVE YEARS    TOTAL
                                                --------   ------------   ----------   ----------   --------
INTEREST-EARNING ASSETS:
  Interest Bearing Deposits...................  $     --     $     --      $    --       $    --    $     --
  Investment Securities and FHLB Stock........     1,776          997       10,000         4,747      17,520
  Gross Loans.................................   154,967        9,244       19,747        27,022     210,980
                                                --------     --------      -------       -------    --------
                                                $156,743     $ 10,241      $29,747       $31,769    $228,500
                                                ========     ========      =======       =======    ========

INTEREST-BEARING LIABILITIES:
  Money Market and NOW Deposits...............  $ 67,149     $     --      $    --       $    --    $ 67,149
  Savings.....................................    49,184           --           --            --      49,184
  Time Deposits...............................    21,284       52,227        5,939            --      79,450
  Other Borrowings............................        --           --           --            --          --
                                                --------     --------      -------       -------    --------
                                                $137,617     $ 52,227      $ 5,939       $    --    $195,783
                                                ========     ========      =======       =======    ========

  Interest Rate Sensitivity Gap...............  $ 19,126     $(41,986)     $23,808       $31,769    $ 32,717
  Cumulative Interest Rate Sensitivity Gap....  $ 19,126     $(22,860)     $   948       $32,717    $ 65,434

  Ratios Based on Total Assets:
    Interest Rate Sensitivity Gap.............      6.51%      (14.28%)       8.10%        10.81%      11.13%
    Cumulative Interest Rate Sensitivity
      Gap.....................................      6.51%       (7.78%)       0.32%        11.13%

    Liquidity refers to our ability to maintain a cash flow adequate to fund both on-balance sheet and off-balance sheet requirements on a timely and cost-effective basis. Potentially significant liquidity requirements include funding of commitments to loan clients and withdrawals from deposit accounts.

CAPITAL RESOURCES

    Shareholders' equity at December 31, 1999 was $29.2 million, an increase of $2.3 million or 8.6% over $26.9 million at December 31, 1998. Average shareholders' equity for 1999 was $27.8 million compared to $24.2 million in 1998. The increase in shareholder's equity is primarily from net income of $3,076 in 1999 less dividends paid totaling $760.

    Shareholders' equity at December 31, 1998 was $26.9 million, an increase of $4.3 million or 19.2% over $22.6 million at December 31, 1997. Average shareholders' equity for 1998 was $24.2 million compared to $20.7 million in 1997.

    Shareholders' equity at September 30, 2000 was $30.3 million, which represents a 3.8% increase from $29.2 million at December 31, 1999.

    In 1990, the banking industry began to phase in new regulatory capital adequacy requirements based on risk-adjusted assets. These requirements take into consideration the risk inherent in investments, loans, and other assets for both on-balance sheet and off-balance sheet items. Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, total capital and leverage ratios. At December 31, 1999, the Bank's capital exceeded the Tier 1 Capital and Leverage Ratio's minimum regulatory requirement and was below the minimum regulatory requirement for Total Capital. The Bank was considered to be under-capitalized at December 31, 1999, as defined in the regulations issued by the FDIC. The Bank's risk-based capital ratios, shown below as of September 30, 2000 and December 31, 1999, have been computed in accordance with regulatory accounting policies (Our capital ratios are comparable to the Bank's).

                                               MINIMUM      SEPTEMBER 30,   DECEMBER 31,
                                             REQUIREMENTS       2000            1999
                                             ------------   -------------   ------------
Tier 1 Capital.............................      4.00%          8.99%           7.40%
Total Capital..............................      8.00%          9.60%           7.99%
Leverage Ratio.............................      4.00%          8.73%           7.28%

    On March 8, 2000 the Bank was notified by the FDIC that the Bank is under-capitalized for purposes of Prompt Corrective Action. Accordingly, the Bank is prohibited, among other things, from renewing broker deposits, paying dividends and is subject to enforcement actions. Subsequent to the notification by the FDIC, the Bank has filed a capital restoration plan with the FDIC. The plan provides that the Bank will have Total Capital in excess of 8% by March 31, 2000 and in excess of 10% by the third quarter of 2001. See also
Note O in the 1999 Consolidated Financial Statements for additional information on our regulatory capital requirements and computations.

EFFECTS OF INFLATION

    The financial statements and related financial information presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES". This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard was originally effective for 2000. In June 1999, the FASB issued SFAS No. 137, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133". This Statement establishes the effective date of SFAS No. 133 for 2001 and is not expected to have a material impact on BYL's financial statements.

YEAR 2000 ISSUES

    During the periods leading up to January 1, 2000, BYL addressed the potential problems associated with the possibility that the computers that control or operate BYL's information technology system and infrastructure may not have been programmed to read four-digit date codes and, upon arrival of the Year 2000, may have recognized the two-digit code "00" as the year 1900, causing systems to fail to function or generate erroneous data.

    BYL could still incur losses if Year 2000 issues adversely affect its depositors or borrowers. Such problems could include delayed loan payments due to Year 2000 problems affecting any significant borrowers or impairing the payroll systems of large employers in BYL's primary market areas. Because BYL's loan portfolio is highly diversified with regard to individual borrowers and types of business, BYL does not expect, and to date has not realized, any significant or prolonged difficulties that will affect net earnings or cash flow.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    NET INTEREST MARGIN. As previously discussed, net interest income is the difference between the interest income and fees earned on loans and investments and the interest expense paid on deposits and other liabilities. The amount by which interest income exceed interest expense depends on two factors: the volume of earnings assets compared to the volume of interest-bearing deposits and liabilities, and the interest rat earned on those interest earning assets compared with the interest paid on those interest-bearing deposits and liabilities.

    Net interest margin is the net interest income expressed as a percentage of earning assets. To maintain its net interest margin, BYL must manage the relationship between interest earned and paid, and the relationship is subject to the following types of risks that are related to changes in interest rates.

    MARKET RISK. The market values of assets or liabilities on which the interest rate is fixed will increase or decrease with changes in market interest rates. If BYL invests funds in a fixed rate long-term security and then interest rates rise, the security is worth less than a comparable security just issued because the older security pays less interest than the newly issued security. If the older security had to be sold, BYL would have to recognize a loss. Correspondingly, if interest rates decline after a fixed rate security is purchased, its value increases. Therefore, while the value changes regardless of which direction interest rates move, the adverse exposure to "market risk" is primarily due to rising interest rates. This exposure is lessened by managing the amount of fixed rate assets and by keeping maturities relatively short. However, this strategy must be balanced against the need for adequate interest income because variable rate and shorter fixed rate securities generally earn less interest than longer term fixed rate securities.

    There is market risk relating to BYL's fixed rate or term liabilities as well as its assets. For liabilities, the adverse exposure to market risk is to lower rates because BYL must continue to pay the higher rate until the end of the term. However, because the amount of fixed rate liabilities is significantly less that the fixed rate assets, and because the average maturity is substantially less than for the assets, the market risk is not as great.

    Net interest margin was 5.38% in 1999 compared to 6.40% in 1998 compared to 6.46% in 1997 and 6.31% for the nine months ended September 30, 2000.

    The following is a summary of the carrying amounts and estimated fair values of selected BYL financial assets and liabilities at December 31, 1999 (amounts in thousands):

                                                              CARRYING   ESTIMATED
                                                               AMOUNT    FAIR VALUE
                                                              --------   ----------
Financial Assets:
  Securities................................................  $ 21,580    $ 21,313
  Loans, Net of Allowance for Credit Losses.................  $196,274    $196,136
Financial Liabilities:
  Deposits..................................................  $322,973    $323,010

    Other than a relatively small difference due to credit quality issues pertaining to loans, the difference between the carrying amount and the fair value is a measure of how much more or less valuable BYL's financial instruments are to it than when acquired. The net difference for interest-bearing financial assets is $0.4 million. The amount is not deemed to be significant compared to the outstanding balances taken as a whole.

    MISMATCH RISK. Another interest-related risk arises from the fact that when interest rate change, the changes do not occur equally in the rates of interest earned and paid because of difference in the contractual terms of the assets and liabilities held. BYL has a large portion of its loan portfolio tied to the prime interest rate. If the prime rate is lowered because of general market conditions, e.g., other banks are lowering their lending rates; these loans will be repriced. If BYL were at the same time to have a large proportion of its deposits in long-term fixed rate certificates, net interest income would decrease immediately. Interest earned on loans would decline while interest expense would remain at higher levels for a period of time because of the higher rate still being paid on deposits.

    A decrease in net interest income could also occur with rising interest rates if BYL had a large portfolio of fixed rate loans and securities funded by deposit accounts on which the rate is steadily rising. This exposure to "mismatch risk" is managed by matching the maturities and repricing opportunities of assets and liabilities. This is done by varying the terms and conditions of the products that are offered to depositors and borrowers. For example, if many depositors want longer-term certificates while most borrowers are requesting loans with floating interest rates, BYL will adjust the interest rates on the certificates and loans to try to match up demand. BYL can then partially fill in mismatches by purchasing securities with the appropriate maturity or repricing characteristics.

    One of the means of monitoring this matching process is the use of a "gap" report table. This table show the extent to which the maturities or repricing opportunities of the major categories of assets and liabilities are matched based upon specific interest rate shifts of up to +/- 300 basis points.

    The following table shows the estimated impact to net interest income for an instantaneous shift in various interest rates as of December 31, 1999 (the dollar change in net interest income represents the estimated change for the next 12 months):

                                                               CHANGE IN NET
CHANGE IN INTEREST RATES                                      INTEREST INCOME
------------------------                                      ---------------
+300 basis points...........................................      $ 4,175
+200 basis points...........................................        2,263
+100 basis points...........................................        1,360
-100 basis points...........................................       (1,400)
-200 basis points...........................................       (2,771)
-300 basis points...........................................       (4,092)

    BYL has adequate capital to absorb any potential losses as a result of a decrease in interest rates. Periods of more than one year is not estimated because steps can be taken to mitigate the adverse effects of any interest rate changes.

    BASIS RISK. A third interest-related risk arises from the fact that interest rates rarely change in a parallel or equal manner. The interest rates associated with the various assets and liabilities differ in how often they change, the extent to which they change, and whether they change sooner or later than other interest rates. For example, while the repricing of a specific asset and a specific liability may fall in the same period of a gap report the interest rate on the asset may rise 100 basis points, while market conditions dictate that the liability increases only 50 basis points. While evenly matched in the gap report, BYL would experience an increase in net interest income. This exposure to "basis risk" is the type of interest risk least able to be managed, but is also the least dramatic. Avoiding concentration in only a few types of assets or liabilities is the best insurance that the average interest received and paid will move in tandem, because the wider diversification means that many different rates, each with their own volatility characteristics, will come into play. BYL has made an effort to minimize concentrations in certain types of assets and liabilities.

                     MARKET PRICE AND DIVIDEND INFORMATION

    The equity securities of BYL consist of one class of common stock, of which
there were       shares outstanding, held by approximately 800 shareholders of
record on             , 2001. The common stock of BYL is listed on Nasdaq
National Market system under the symbol "BOYL."

    Management of BYL is aware of five (5) securities dealers who maintain an inventory and make a market in its common stock. The market makers are Ryan, Beck & Co., Wedbush Morgan Securities Inc., Herzog, Heine & Geduld,
Sutro & Co. and Sandler, O'Neill & Partners.

    The information set forth in the table below summarizes, for the periods indicated, the bid and ask prices of BYL common stock. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below


1998
------------------------------------------------------------
First Quarter...............................................  21.875   23.125
Second Quarter..............................................  23.250   23.500
Third Quarter...............................................  21.500   21.500
Fourth Quarter..............................................  18.000   18.500

1999
------------------------------------------------------------
First Quarter...............................................  16.750   17.563
Second Quarter..............................................  13.375   13.625
Third Quarter...............................................  13.250   13.688
Fourth Quarter..............................................  11.750   12.000

2000
------------------------------------------------------------
First Quarter...............................................  10.063   10.500
Second Quarter..............................................  10.500   10.938
Third Quarter...............................................  12.188   12.375

                                    AUDITORS

    The financial statements of BYL as of December 31, 1999 and 1998, and for each of the years in the two-year period ended December 31, 1999, have been included herein in reliance upon the report of Vavrinek, Trine, Day & Co. LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER BUSINESS

    We are not aware of any business to come before the special meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the special judgment of the persons voting the proxies.

                                   APPENDIX A
                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION
                                     AMONG
                              PBOC HOLDINGS, INC.,
                          PEOPLE'S BANK OF CALIFORNIA,
                                  BYL BANCORP
                                      AND
                                 BYL BANK GROUP
                          DATED AS OF NOVEMBER 1, 2000

                      AGREEMENT AND PLAN OF REORGANIZATION
                               TABLE OF CONTENTS


ARTICLE I               DEFINITIONS.................................................     A-1

ARTICLE II              THE MERGER..................................................     A-4

    2.1                 The Merger..................................................     A-4
    2.2                 Effect of the Merger........................................     A-5
    2.3                 Articles of Incorporation and Bylaws........................     A-5
    2.4                 Directors and Officers......................................     A-5
    2.5                 Effective Time..............................................     A-5
    2.6                 Effect on Outstanding Shares................................     A-6
    2.7                 Shareholder Rights; Stock Transfers.........................     A-7
    2.8                 Dissenting Shares...........................................     A-7
    2.9                 Exchange Procedures.........................................     A-7
    2.10                Options.....................................................     A-8
    2.11                Withholding Rights..........................................     A-8
    2.12                Additional Actions..........................................     A-8
    2.13                Interim Shares..............................................     A-9

ARTICLE III             REPRESENTATIONS AND WARRANTIES OF BYL AND BYL BANK..........     A-9

    3.1                 Capital Structure of BYL and BYL Bank.......................     A-9
    3.2                 Organization, Standing and Authority of BYL.................     A-9
    3.3                 Subsidiaries................................................    A-10
    3.4                 Reserved....................................................    A-10
                        Authorized and Effective Agreement; Consents and
    3.5                 Approvals...................................................    A-10
    3.6                 Securities Documents and Regulatory Reports.................    A-11
    3.7                 Financial Statements........................................    A-11
    3.8                 Material Adverse Change.....................................    A-12
    3.9                 Environmental Matters.......................................    A-12
    3.10                Tax Matters.................................................    A-13
    3.11                Legal Proceedings...........................................    A-13
    3.12                Compliance with Laws........................................    A-13
    3.13                Certain Information.........................................    A-14
    3.14                Employee Benefit Plans......................................    A-14
    3.15                Certain Contracts...........................................    A-15
    3.16                Brokers and Finders.........................................    A-16
    3.17                Insurance...................................................    A-16
    3.18                Properties..................................................    A-16
    3.19                Labor.......................................................    A-17
    3.20                Transactions with Affiliates................................    A-17
    3.21                Nonperforming and Classified Assets.........................    A-17
                        Required Vote; Inapplicability of Antitakeover Statutes;
    3.22                Fairness Opinion............................................    A-17
    3.23                Proposed Transaction with CNL Commercial Finance, Inc.......    A-18
    3.24                Disclosures.................................................    A-19

ARTICLE IV              REPRESENTATIONS AND WARRANTIES OF PBOC AND THE BANK.........    A-19

    4.1                 Organization, Standing and Authority of PBOC................    A-19

                        Organization, Standing, Authority and Ownership of the PBOC
    4.2                 Subsidiaries................................................    A-19
                        Authorized and Effective Agreement; Consents and
    4.3                 Approvals...................................................    A-19
    4.4                 Securities Documents........................................    A-21
    4.5                 Financial Statements........................................    A-21
    4.6                 Access to Funds.............................................    A-21
    4.7                 Legal Proceedings...........................................    A-21
    4.8                 Certain Information.........................................    A-22
    4.9                 Disclosures.................................................    A-22

ARTICLE V               COVENANTS...................................................    A-22

    5.1                 Reasonable Best Efforts.....................................    A-22
    5.2                 Shareholder Meeting.........................................    A-22
    5.3                 Regulatory Matters..........................................    A-22
    5.4                 Investigation and Confidentiality...........................    A-23
    5.5                 Press Releases..............................................    A-23
    5.6                 Business of BYL and the Bank................................    A-23
    5.7                 Current Information.........................................    A-26
    5.8                 Benefit Plans and Arrangements..............................    A-26
    5.9                 Indemnification; Insurance..................................    A-27
    5.10                Disclosure Supplements......................................    A-28
    5.11                Failure to Fulfill Conditions...............................    A-28

ARTICLE VI              CONDITIONS PRECEDENT........................................    A-28

    6.1                 Conditions Precedent--All Parties...........................    A-28
    6.2                 Conditions Precedent--BYL and BYL Bank......................    A-28
    6.3                 Conditions Precedent--PBOC and the Bank.....................    A-29

ARTICLE VII             TERMINATION, WAIVER AND AMENDMENT...........................    A-30

    7.1                 Termination.................................................    A-30
    7.2                 Effect of Termination.......................................    A-31
    7.3                 Survival of Representations, Warranties and Covenants.......    A-31
    7.4                 Waiver......................................................    A-31
    7.5                 Amendment or Supplement.....................................    A-32

ARTICLE VIII            MISCELLANEOUS...............................................    A-32

    8.1                 Expenses; Termination Fee...................................    A-32
    8.2                 Entire Agreement............................................    A-34
    8.3                 Assignment; Successors......................................    A-34
    8.4                 Notices.....................................................    A-34
    8.5                 Alternative Structure.......................................    A-35
    8.6                 Interpretation..............................................    A-35
    8.7                 Counterparts................................................    A-35
    8.8                 Governing Law...............................................    A-35


Exhibit A       Form of Stockholder Agreement
Exhibit B       Form of Agreement of Merger
Exhibit C       Form of Agreement of Merger and Liquidation
Exhibit D       Form of Articles of Combination and Agreement of Merger
Exhibit E       Matters to be covered by opinion of counsel to PBOC
Exhibit F       Intentionally Omitted
Exhibit G       Matters to be covered by opinion of counsel to BYL
Exhibit H       Form of Stock Option Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

    AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 1, 2000 ("Agreement") among PBOC Holdings, Inc. ("PBOC"), a Delaware corporation, People's Bank of California (the "Bank"), a federally-chartered savings bank and wholly-owned subsidiary of PBOC, BYL Bancorp ("BYL"), a California corporation and BYL Bank Group ("BYL Bank"), a California-chartered commercial bank and wholly-owned subsidiary of BYL.

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of PBOC, the Bank, BYL and BYL Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein; and

    WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

    WHEREAS, as a condition and inducement to PBOC's willingness to enter into this Agreement, certain stockholders of BYL are concurrently entering into a Stockholder Agreement with PBOC (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders agree to vote their shares of BYL Common Stock in favor of this Agreement and the Agreement of Merger (as defined herein) and the transactions contemplated hereby and thereby.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    "Acquisition Transaction" shall have the meaning set forth in
Section 5.6(b) hereof.

    "Affiliate" shall have the meaning set forth in Section 3.20 hereof.

    "Agreement of Merger" shall mean the agreement of merger between BYL and Interim, the form of which is attached hereto as Exhibit B.

    "Agreement and Plan of Merger and Liquidation" shall mean the agreement between BYL and PBOC, the form of which is attached hereto as Exhibit C.

    "Articles of Combination and Agreement of Merger" shall mean the agreement between BYL Bank and People's Bank of California, the form of which is attached hereto as Exhibit D.

    "Bank" shall mean People's Bank of California.

    "BYL" shall mean BYL Bancorp.

    "BYL Bank" shall mean BYL Bank Group.

    "BYL Common Stock" shall mean the common stock of BYL.

    "BYL Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of BYL as of December 31, 1999 and 1998 and the consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of BYL for each of the three years ended December 31, 1999, 1998 and 1997, as well as the unaudited consolidated statement of financial condition of BYL as of June 30, 2000 and the unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the six months ended June 30, 2000 and 1999 and (ii) the consolidated statements of financial condition of BYL (including related notes and schedules, if any) and the consolidated statements of income (including related notes and schedules, if any) of BYL included in the Security Documents filed by BYL with respect to the quarterly and annual periods ended subsequent to June 30, 2000 and delivered to PBOC pursuant to Section 5.7 hereof.

    "BYL Option Plan" shall mean the BYL Stock Option Plan.

    "BYL Options" shall mean options to purchase shares of BYL Common Stock granted pursuant to the BYL Option Plan.

    "BYL Preferred Stock" shall mean the preferred stock of BYL.

    "CGCL" shall mean the California General Corporation Law.

    "CNL Transaction Agreements" shall mean the Agreement Pertaining to the Ownership and Operation of CNL Commercial Finance, LLC by and between CNL Commercial Funding LP, BYL, BYL Bank and CNL Commercial Finance LLC dated
July 12, 2000; the First Amendment thereto dated August 15, 2000, with CNL Commercial Finance, Inc ("CCF") as successor to CNL Commercial Finance, LLC (collectively, the "CNL Operations Agreement"); the Stockholders' Agreement of CNL Commercial Finance, Inc. between CNL Commercial Funding, LP, CCF and BYL, dated August 16, 2000; and each of the additional agreements referred to therein.

    "Closing" shall have the meaning set forth in Section 2.5 hereof.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Commission" shall mean the Securities and Exchange Commission.

    "Confidentiality Agreement" shall have the meaning set forth in
Section 5.4(b) hereof.

    "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

    "Department" shall mean the State of California Department of Financial Institutions.

    "DGCL" shall mean the General Corporation Law of Delaware.

    "Dissenting Shares" shall have the meaning set forth in Section 2.8 hereof.

    "DOJ" shall mean the United States Department of Justice.

    "Effective Time" shall mean the time specified pursuant to Section 2.5 hereof as the effective time of the Merger.

    "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

    "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section9601, ET SEQ; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section2901, ET SEQ; the Clean Air Act, as amended, 42 U.S.C. Section7401, ET SEQ; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section1251, ET SEQ; the Toxic Substances Control Act, as amended, 15 U.S.C. Section9601, ET SEQ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section11001, ET SEQ; the Safe Drinking Water Act, 42 U.S.C. Section300f, ET SEQ; (2) all comparable state and local laws including but not limited to, the Air Quality Monitoring Devices Act (California Health and Safety Code Section42700 ET SEQ.); the Porter-Cologne Water Control Act (California Water Code Section13200 ET SEQ.); the Carpenter-Presley-Tanner Hazardous Substance Control Act (California Health and Safety Code Section25300 ET SEQ.); the Clean Waters Act (California Fish and Game Code Section5650 ET SEQ.); and the Hazard Communications Act (8 CCR 5194) and any similar, implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder; and (3) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

    "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

    "FRB" means the Board of Governors of the Federal Reserve System.

    "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

    "HOLA" shall mean the Home Owner's Loan Act, as amended.

    "Interim" shall have the meaning set forth in Section 2.1 hereof.

    "Material Adverse Effect" shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of BYL and BYL Bank, either individually or considered as one enterprise or
(ii) materially impairs the ability of BYL and/or BYL Bank to consummate the transactions contemplated by this Agreement and the Agreement of Merger, provided, however, that Material Adverse Effect shall not be deemed to include
(i) the impact of changes in (a) laws, regulations, or policies of any Government Entity or interpretations thereof; or (b) generally accepted accounting principles, that in each case are generally applicable to the banking industry, or (ii) actions taken or to be taken by BYL upon the written request of PBOC pursuant to this Agreement or the Agreement of Merger.

    "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

    "Merger" shall have the meaning set forth in Section 2.1 hereof.

    "Merger Consideration" shall have the meaning set forth in Section 2.6(c) hereof.

    "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury, or any successor thereto.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

    "PBOC Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of PBOC as of December 31, 1999 and 1998 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PBOC for each of the three years ended December 31, 1999, 1998 and 1997, as well as the unaudited consolidated statement of financial condition as of June 30, 2000 and the unaudited consolidated statements of income, shareholders' equity and cash flows for the six months ended June 30, 2000 and 1999 and (ii) the consolidated balance sheets of PBOC (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PBOC included in the Securities Documents filed by PBOC with respect to the quarterly and annual periods subsequent to June 30, 2000, 1999 and delivered to BYL pursuant to
Section 5.7 hereof.

    "Previously Disclosed" shall mean disclosed in (i) a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.10 hereof. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

    "Proxy Statement" shall mean the proxy statement to be delivered by BYL to its shareholders in connection with the solicitation of their approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, including any amendment or supplement thereto.

    "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

    "Securities Laws" shall mean the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

    "Stockholder Agreement" means the agreement dated the date hereof between certain of the stockholders of BYL and PBOC, the form of which is attached hereto as Exhibit A.

    "Stock Option Agreement" means the agreement dated the date hereof between PBOC and BYL, the form of which is attached hereto as Exhibit H.

    "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

    Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

2.1   THE MERGER

    Subject to the terms and conditions of this Agreement and subject to and in accordance with an Agreement of Merger, the form of which is attached hereto as Exhibit B (the "Agreement of Merger"), between BYL and PBOC Acquisition Corp., a California corporation and wholly-owned subsidiary of PBOC ("Interim") to be formed in connection with the transactions contemplated hereby, at the Effective Time (as defined in Section 2.5 hereof), Interim shall be merged with and into BYL in accordance with Section 1100 ET SEQ. of the CGCL (the "Merger"), with BYL as the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). Simultaneously with or as soon as practicable after the Merger, the Surviving Corporation shall be merged with and liquidated into

PBOC (the "Liquidation") in accordance with an Agreement and Plan of Merger and Liquidation, the form of which is attached hereto as Exhibit C.

2.2   EFFECT OF THE MERGER

    (a) As of the Effective Time (as defined in Section 2.5 hereof), the Surviving Corporation shall be considered the same business and corporate entity as each of BYL and Interim and thereupon and thereafter, all the property, rights, powers and franchises of each of BYL and Interim shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of BYL and Interim and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of BYL and Interim in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of BYL and Interim is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of BYL and Interim if the Merger had not occurred. At the Effective Time, the directors and officers of the Surviving Corporation shall be the persons designated in Section 2.4.

    (b) Following consummation of the Liquidation, PBOC shall cause BYL Bank to merge with and into the Bank, with the Bank as the resulting institution in accordance with the terms of the Articles of Combination and Agreement of Merger, the form of which is attached hereto as Exhibit D.

2.3   ARTICLES OF INCORPORATION AND BYLAWS

    As of the Effective Time, the Article of Incorporation and Bylaws of BYL shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

2.4   DIRECTORS AND OFFICERS

    As of the Effective Time, the directors and officers of Interim shall become the directors and officers of the Surviving Corporation.

2.5   EFFECTIVE TIME

    The Merger shall become effective upon the occurrence of the filing of an Agreement of Merger with the Secretary of State of the State of California, unless a later date and time is specified as the effective time in such Agreement of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in
Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of PBOC or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to the parties hereto the certificates and other documents required to be delivered under Article VI hereof.

2.6   EFFECT ON OUTSTANDING SHARES

    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of a holder of shares of BYL Common Stock:

    (a) each share of BYL Common Stock issued and outstanding at the Effective Time (other than (i) Dissenting Shares and (ii) shares of BYL Common Stock owned by BYL or PBOC or any of its wholly-owned subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive in cash without interest the Merger Consideration, determined in accordance with Sections 2.6(c) and
(d) hereof; and

    (b) each share of BYL Common Stock owned by BYL, PBOC or any of PBOC's wholly-owned Subsidiaries at the Effective Time (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Corporation, and no exchange or payment shall be made with respect thereto.

    (c) Subject to Section 2.6(d), the Merger Consideration for purposes of
Section 2.6(a) shall be $15.00; provided, however, that if the Closing occurs
(i) in the period commencing March 6, 2001 to and including June 15, 2001, the Merger Consideration shall be increased by an amount for each day subsequent to March 6, 2001 to and including the Closing Date which is equivalent to 8.0% per annum on the aggregate $15.00 per share Merger Consideration (the "Additional Merger Consideration"). Notwithstanding the foregoing, for purposes of computing the amount of Additional Merger Consideration, if any, which PBOC is obligated to pay hereunder, no Additional Merger Consideration shall be due on the date which is five days after the date that PBOC provides BYL with written notice that it has satisfied all conditions for Closing and is prepared to close the transactions contemplated by this Agreement.

    (d)(i) To the extent that the SBA Commencement Assets (as defined in the CNL Operations Agreement) have not been purchased by CCF by December 31, 2000, PBOC and the Bank acknowledge that BYL and BYL Bank shall liquidate for cash the Second Residual Interest (as defined in the CNL Operations Agreement) and not consummate the transactions contemplated by the CNL Transaction Agreements. Under such circumstances, notwithstanding anything herein to the contrary, the aggregate Merger Consideration shall be reduced by the after tax cost (utilizing BYL's applicable tax rate) of the difference between $2,104,002 and the sum of
(i) the cash price received for the Second Residual Interest, plus (ii) cash payments received by BYL on the Second Residual Interest after the date of this Agreement, plus (iii) interest earned at the rate of 5.0% per annum on the amounts set forth in clause (ii) of this sentence from the date of receipt to the date of sale of such Second Residual Interest, as evidenced by a payment schedule which shall be satisfactory to PBOC. To the extent that the Second Residual Interest has not been liquidated by the date of PBOC's receipt of the last required regulatory approval of the transactions contemplated by this Agreement, then for purposes of clause (i) in the immediately preceding sentence, the cash price received for the Second Residual Interest shall be deemed to be zero.

        (ii) To the extent that the SBA Commencement Assets (as defined in the CNL Operations Agreement) have been purchased by CCF by December 31, 2000, but, as part of the closing of the transactions contemplated by the CNL Transaction Agreements, BYL and BYL Bank has had to cause CCF to acquire through purchase a license providing for Small Business Administration ("SBA") accreditation as a non-bank participating lender, then under such circumstances and notwithstanding anything herein to the contrary, the Merger Consideration shall be reduced by the after tax cost (utilizing BYL's applicable tax rate) to BYL of the acquisition by CCF of the SBA license.

2.7   SHAREHOLDER RIGHTS; STOCK TRANSFERS

    Except as provided in Section 2.8 hereof, at the Effective Time, holders of BYL Common Stock shall cease to be and shall have no rights as shareholders of BYL, other than to receive the aggregate Merger Consideration to which such holders are entitled pursuant to Section 2.6 hereof. After the Effective Time, there shall be no transfers on the stock transfer books of BYL or the Surviving Corporation of shares of BYL Common Stock.

2.8   DISSENTING SHARES

    Each outstanding share of BYL Common Stock the holder of which has perfected his right to dissent under Section 1300 ET SEQ. of the CGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration specified in Section 2.6 hereof, and the holder thereof shall be entitled only to such rights as are granted by Section 1301 of the CGCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the aggregate Merger Consideration to which such holder would be entitled pursuant to Section 2.6 hereof. BYL shall give PBOC prompt notice upon receipt by BYL of any such written demands for payment of the fair value of shares of BYL Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Section 1301 of the CGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

2.9   EXCHANGE PROCEDURES

    (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of BYL Common Stock, other than Dissenting Shares, shall represent only the right to receive the aggregate Merger Consideration specified in Section 2.6 hereof.

    (b) As of the Effective Time, PBOC shall deposit, or shall cause to be deposited, with such bank or trust company reasonably acceptable to BYL as PBOC may select (the "Exchange Agent"), the aggregate Merger Consideration to be paid to the holders of shares of BYL Common Stock pursuant to Section 2.6 hereof in exchange for outstanding shares of BYL Common Stock.

    (c) Within five business days after the Effective Time, PBOC shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as PBOC and BYL may determine; and
(ii) instructions for use in effecting the surrender of Certificates in exchange for the aggregate Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the aggregate Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to Section 2.6 hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of BYL Common Stock not registered in the transfer records of BYL, a check for the aggregate Merger Consideration to which the holder thereof is entitled pursuant to Section 2.6 hereof may be issued to the holder if the Certificate representing such BYL Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the reasonable discretion of PBOC and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

    (d) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of BYL for six months after the Effective Time shall be repaid by the Exchange Agent to PBOC. Any shareholders of BYL who have not theretofore complied with this Section 2.9 shall thereafter look only to PBOC for payment of the Merger Consideration deliverable in respect of each share of BYL Common Stock such shareholder holds as determined pursuant to Section 2.6 of this Agreement without any interest thereon. If outstanding Certificates are not surrendered or the payments for them are not claimed prior to the date on which such payments would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PBOC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of PBOC, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of BYL Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PBOC or the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Consideration deliverable in respect thereof pursuant to Section 2.3 of this Agreement.

2.10   OPTIONS

    At the Effective Time, each BYL Option which is outstanding and unexercised immediately prior to the Effective Time shall be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of BYL Common Stock that would otherwise have been issuable upon the exercise thereof, an amount in cash computed by multiplying (i) the difference between (x) the Merger Consideration and (y) the per share exercise price applicable to such BYL Option by (ii) the number of such shares of BYL Common Stock subject to such BYL Option. BYL agrees to take or cause to be taken all action necessary to provide for such termination and payment effective at or before the Effective Time. BYL agrees to provide each holder of a BYL Option granted pursuant to a BYL Option Plan with any applicable notice and otherwise to take such actions as may be required to ensure that outstanding BYL Options are terminated in the manner set forth in this Section 2.10.

2.11   WITHHOLDING RIGHTS

    PBOC (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of BYL Common Stock or BYL Options such amounts as PBOC is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld and paid to the applicable taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of BYL Common Stock or BYL Options, as applicable, in respect of which such deduction and withholding was made by PBOC.

2.12   ADDITIONAL ACTIONS

    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of BYL acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or
(ii) otherwise carry out the purposes of this Agreement, each of the BYL and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of BYL or otherwise to take any and all such action.

2.13   INTERIM SHARES

    Each outstanding share of common stock of Interim, $.01 par value per share ("Interim Common Stock"), on the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shall constitute all of the outstanding common stock of the Surviving Corporation.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF BYL AND BYL BANK

    Except as Previously Disclosed, BYL and BYL Bank represent and warrant to PBOC and the Bank as follows:

3.1   CAPITAL STRUCTURE OF BYL AND BYL BANK

    The authorized capital stock of BYL consists of 50,000,000 shares of BYL Common Stock and 25,000,000 shares of Preferred Stock. As of the date hereof,
(i) there are 2,542,568 shares of BYL Common Stock issued and outstanding, no shares of BYL Preferred Stock issued and outstanding and no shares of BYL Common Stock are held as treasury shares. All outstanding shares of BYL Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and none of the outstanding shares of BYL Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. BYL has Previously Disclosed each BYL Option outstanding as of the date hereof, including the number of shares covered by each such BYL Option and the exercise price thereof. Except for the option to purchase BYL Common Stock granted to PBOC pursuant to the Stock Option Agreement and BYL Options to purchase 377,203 shares of BYL Common Stock as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the BYL Common Stock.

    The authorized capital stock of BYL Bank consists of 6,666,666 shares of common stock and 1,000,000 shares of preferred stock. As of the date hereof,
(i) there are 100 shares of BYL Bank common stock issued and outstanding, no shares of BYL Bank preferred stock issued and outstanding and no shares of BYL Bank common stock are held as treasury shares. All outstanding shares of BYL Bank common stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned by BYL.

3.2   ORGANIZATION, STANDING AND AUTHORITY OF BYL

    BYL is a corporation duly organized, validly existing and in good standing under the laws of the State of California. BYL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. BYL is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. BYL has heretofore delivered to PBOC true and complete copies of the Articles of Incorporation and Bylaws of BYL as in effect as of the date hereof.

3.3   SUBSIDIARIES

    The only direct or indirect subsidiary of BYL is BYL Bank. BYL Bank (i) is duly organized and is validly existing under the laws of the State of California, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as Previously Disclosed, each of BYL and BYL Bank has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their appropriate bank regulatory agencies. Except as Previously Disclosed, BYL and/or BYL Bank do not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization.

3.4   RESERVED.

3.5   AUTHORIZED AND EFFECTIVE AGREEMENT; CONSENTS AND APPROVALS

    (a) BYL and BYL Bank have all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of BYL's shareholders of this Agreement) to perform all of their obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BYL and BYL Bank, except for the approval of this Agreement by BYL's shareholders. This Agreement has been duly and validly executed and delivered by BYL and BYL Bank and constitutes legal, valid and binding obligations of BYL and BYL Bank which are enforceable against BYL and BYL Bank in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

    (b) Subject to the approval of this Agreement by the stockholders of BYL, BYL has full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. The execution and delivery of the Agreement of Merger by BYL and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of BYL. The Agreement of Merger, upon its execution and delivery by BYL, will constitute a valid and binding obligation of BYL, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

    (c) None of the execution and delivery of this Agreement by BYL and BYL Bank, the execution and delivery of the Agreement of Merger by BYL, the consummation by BYL and BYL Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by BYL of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by BYL and BYL Bank with any of the terms or provisions hereof or compliance by BYL with any terms or provisions of the Agreement of Merger, will
(i) violate any provision of the Articles of Incorporation or Bylaws of BYL or BYL Bank; (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BYL or BYL Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BYL or BYL Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BYL or BYL Bank are a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FRB, the FDIC, the Department, the OTS, the Secretary of State of the State of Delaware, the Secretary of State of the State of California and the stockholders of BYL, no consents or approvals of or filings or registrations with or notices to any Governmental Entity are required on behalf of BYL or BYL Bank in connection with
(a) the execution and delivery of this Agreement by BYL and BYL Bank or the execution and delivery of the Agreement of Merger by BYL, and (b) the completion by BYL and BYL Bank of the transactions contemplated hereby or the completion by BYL of the transactions contemplated by the Agreement of Merger.

    (d) Except as Previously Disclosed, as of the date hereof, neither BYL nor BYL Bank is aware of any reasons relating to BYL or BYL Bank why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

3.6   SECURITIES DOCUMENTS AND REGULATORY REPORTS

    (a) BYL has previously delivered or made available to PBOC a complete copy of all Securities Documents filed by BYL pursuant to the Securities Laws or mailed by BYL to its shareholders as a class since January 1, 1995. BYL has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

    (b) Since January 1, 1995, BYL and BYL Bank have duly filed with the appropriate regulatory authorities, in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and BYL and BYL Bank have previously delivered or made available to PBOC accurate and complete copies of all such reports. In connection with the most recent examinations of BYL and BYL Bank by the appropriate regulatory authorities, neither BYL nor BYL Bank were required to correct or change any action, procedure or proceeding which BYL and BYL Bank believe in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect. The most recent regulatory rating given to BYL Bank as to compliance with the CRA is "satisfactory." To the best knowledge of BYL and BYL Bank, since its last regulatory examination of CRA compliance, BYL Bank has not received any complaints as to CRA compliance.

3.7   FINANCIAL STATEMENTS

    (a) BYL has previously delivered or made available to PBOC accurate and complete copies of the BYL Financial Statements for all periods ended prior to the date hereof, which in the case of the consolidated statement of financial condition of BYL as of December 31, 1999 and 1998 and the consolidated statements of income, changes in shareholders' equity and cash flows for each of the years ended December 31, 1999, 1998 and 1997 are accompanied by the audit report of Vavrinek, Trine, Day & Co., independent public accountants with respect to BYL, as well as the unaudited consolidated statement of financial condition of BYL as of June 30, 2000 and the unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the six months ended June 30, 2000 and 1999. The BYL Financial Statements referred to herein, as well as the BYL Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of BYL as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders' equity and cash flows of BYL for the respective periods or as of the respective dates set forth therein.

    (b) Each of the BYL Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein, and except that unaudited BYL Financial Statements may not include all footnote disclosures required by generally accepted accounting principles. The audits of BYL have been conducted in accordance with generally accepted auditing standards. The books and records of BYL and BYL Bank are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of BYL and BYL Bank.

    (c) Except to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of BYL as of June 30, 2000 (including related notes) and (ii) of liabilities incurred since such date in the ordinary course of business, BYL and BYL Bank have no liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of BYL and BYL Bank.

3.8   MATERIAL ADVERSE CHANGE

    Since June 30, 2000, (i) BYL and BYL Bank have conducted their businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

3.9   ENVIRONMENTAL MATTERS

    (a) To the knowledge of BYL and BYL Bank, BYL and BYL Bank are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect. Neither BYL nor BYL Bank have received any communication alleging that BYL and/or BYL Bank is not in such compliance and, to the knowledge of BYL and BYL Bank, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

    (b) To the knowledge of BYL and BYL Bank, none of the properties owned, leased or operated by BYL and BYL Bank has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not individually or in the aggregate have a Material Adverse Effect.

    (c) To the knowledge of BYL and BYL Bank, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against BYL or BYL Bank or against any person or entity whose liability for any Environmental Claim BYL or BYL Bank has or may have retained or assumed either contractually or by operation of law, except such which would not, individually or in the aggregate, have a Material Adverse Effect.

    (d) BYL and BYL Bank have Previously Disclosed any environmental studies conducted by it with respect to any properties directly or indirectly owned or leased by it as of the date hereof.

3.10   TAX MATTERS

    (a) BYL and BYL Bank have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither BYL nor BYL Bank will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

    (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by BYL and BYL Bank are complete and accurate in all material respects. Neither BYL nor BYL Bank are delinquent in the payment of any material tax, assessment or governmental charge, and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of BYL and BYL Bank have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against BYL or BYL Bank as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to BYL or BYL Bank to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any such return is pending or, to the knowledge of BYL or BYL Bank, threatened.

    (c) BYL (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by it (nor does BYL or BYL Bank have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) and (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11   LEGAL PROCEEDINGS

    BYL and BYL Bank have Previously Disclosed all existing or, to the knowledge of BYL and BYL Bank, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving BYL, BYL Bank or their respective officers, directors, employees or agents. Neither BYL nor BYL Bank is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect.

3.12   COMPLIANCE WITH LAWS

    (a) BYL and BYL Bank have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are necessary in order to permit them to carry on their business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the knowledge of BYL and BYL Bank, no suspension or cancellation of any of the same is threatened.

    (b) Except as Previously Disclosed, neither BYL nor BYL Bank is in violation of its Articles of Incorporation or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect; and neither BYL nor BYL Bank has received any notice or communication from any Governmental Entity asserting that either BYL or BYL Bank is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect. Except as Previously Disclosed, neither BYL nor BYL Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither BYL nor BYL Bank has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

3.13   CERTAIN INFORMATION

    The Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of BYL and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (excluding any information relating specifically to PBOC which is expressly provided by PBOC to BYL for inclusion therein).

3.14   EMPLOYEE BENEFIT PLANS

    (a) BYL and BYL Bank have Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan, as defined in Section 3(3) of ERISA, or agreement, understanding, practice or commitment, formal or informal, sponsored, maintained or contributed to by BYL or BYL Bank for the benefit of the current or former directors, officers, employees or independent contractors of BYL and BYL Bank (the "BYL Employee Plans"). BYL and BYL Bank have previously furnished or made available to PBOC accurate and complete copies of the BYL Employee Plans together with (i) the most recent actuarial and financial reports prepared with respect to any such plans that are qualified plans, (ii) the most recent annual reports filed with any Governmental Entity with respect to each such plan and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any such plan that is a qualified plan.

    (b) None of BYL, BYL Bank, any pension plan maintained by them and qualified under Section 401 of the Code or, to the knowledge of BYL and BYL Bank, any fiduciary of such plan has incurred any liability to the PBGC, the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of BYL and BYL Bank under any BYL Employee Plan that has not been satisfied in full and that would have a Material Adverse Effect. To the knowledge of BYL and BYL Bank, no reportable event under Section 4043(b) of ERISA has occurred with respect to any BYL Employee Plan that is a pension plan.

    (c) BYL and BYL Bank do not participate in nor has BYL or BYL Bank incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

    (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each BYL Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "BYL Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that
(i) such plan is qualified under Section 401 of the Code and (ii) the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the knowledge of BYL and BYL Bank, is threatened to be revoked and BYL does not know of any ground on which such revocation may be based. Neither BYL nor BYL Bank has any material liability under any such plan that is not reflected on the balance sheet of BYL at December 31, 1999 included in the BYL Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

    (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or
Section 4975 of the Code) has occurred with respect to any BYL Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax on BYL under Section 4975 of the Code or otherwise have a Material Adverse Effect.

    (f) Full payment has been made (or proper accruals have been established to the extent required by generally accepted accounting principles) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by generally accepted accounting principles) of all contributions which are due and payable after the date hereof and prior to the Effective Time, under the terms of each BYL Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any BYL Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any BYL Pension Plan.

    (g) The BYL Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

    (h) There are no pending or, to the knowledge of BYL and BYL Bank, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the BYL Employee Plans or any trust related thereto or any fiduciary thereof.

3.15   CERTAIN CONTRACTS

    (a) Except as Previously Disclosed, neither BYL nor BYL Bank is a party to, is bound or affected by, receives or is obligated to pay, benefits under
(i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by BYL or BYL Bank (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by BYL or BYL Bank of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of BYL or BYL Bank, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by BYL or BYL Bank, or the termination of which otherwise would not have a Material Adverse Effect; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of BYL or BYL Bank upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which BYL or BYL Bank is obligated to indemnify any director, officer, employee or agent of BYL or BYL Bank; (v) any agreement, arrangement or understanding to which BYL or BYL Bank is a party or by which either of the same is bound which limits the freedom of BYL or BYL Bank to compete in any line of business or with any person or entity; (vi) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable federal or state regulatory agency; (vii) any lease of real or personal property requiring payments of annual rental in excess of $5,000, whether as lessor or lessee; or (viii) any other agreement, arrangement or understanding which involves an annual payment of more than $5,000. A copy of each such agreement, arrangement or understanding has been made available to PBOC or, if oral, has been described in writing and Previously Disclosed.

    (b) Neither BYL nor BYL Bank is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party or by which their assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16   BROKERS AND FINDERS

    Except as Previously Disclosed, neither BYL, BYL Bank nor any of their directors, officers, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BYL or BYL Bank in connection with this Agreement or the transactions contemplated hereby.

3.17   INSURANCE

    BYL and BYL Bank believe that each of BYL and BYL Bank is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. BYL and BYL Bank has Previously Disclosed to PBOC a list identifying all insurance policies maintained by it as of the date hereof and any claims pending thereunder. All of the policies and bonds maintained by BYL and BYL Bank are in full force and effect and all claims thereunder have been filed in a due and timely manner and no such claim has been denied.

3.18   PROPERTIES

    All real and personal property owned by BYL and BYL Bank or presently used by them in their business are in condition (ordinary wear and tear excepted) sufficient to carry on the business of BYL and BYL Bank in the ordinary course of business consistent with their past practices. BYL and BYL Bank have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected on the balance sheet as of December 31, 1999 included in the BYL Financial Statements or acquired after such date, other than properties sold by BYL or BYL Bank in the ordinary course of business, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which is material to BYL and BYL Bank business and leased or licensed by BYL and BYL Bank are held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. BYL and BYL Bank have Previously Disclosed a description of each real property owned or leased by BYL and BYL Bank and used in the conduct of their business.

3.19   LABOR

    No work stoppage involving BYL and BYL Bank is pending or, to the knowledge of BYL and BYL Bank, threatened. Neither BYL nor BYL Bank is involved in, or to the knowledge of BYL and BYL Bank threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of BYL or BYL Bank which could reasonably be expected to have a Material Adverse Effect. Employees of BYL and BYL Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the knowledge of BYL and BYL Bank, there have been no efforts to unionize or organize any employees of BYL or BYL Bank.

3.20   TRANSACTIONS WITH AFFILIATES

    Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of BYL or BYL Bank or any person or entity affiliated with it (collectively, "Affiliates"), relating to, arising from or affecting BYL and BYL Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of BYL or BYL Bank.

3.21   NONPERFORMING AND CLASSIFIED ASSETS

    (a) Each loan on the books and records of BYL Bank, including unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of BYL and BYL Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

    (b) BYL and BYL Bank have Previously Disclosed as of September 30, 2000:
(i) any written or, to BYL's and BYL Bank's knowledge, oral loan or similar agreement under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the knowledge of BYL and BYL Bank, in default of any other provision thereof; (ii) each loan or similar agreement which has been classified as "substandard," "doubtful" or "loss" or designated "special mention" by BYL Bank or an applicable regulatory authority; and
(iii) a listing of the real estate owned or acquired by BYL Bank by foreclosure or by deed-in-lieu thereof.

3.22   REQUIRED VOTE; INAPPLICABILITY OF ANTITAKEOVER STATUTES; FAIRNESS OPINION

    (a) This Agreement and the transactions contemplated hereby are required to be approved on behalf of BYL by the affirmative vote of the holders of at least a majority of the outstanding shares of the BYL Common Stock.

    (b) No "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

    (c) BYL has received a written opinion of Sutro & Co., dated the date hereof with respect to the fairness of the Merger Consideration to be received by the shareholders of BYL pursuant to this Agreement from a financial point of view.

3.23   PROPOSED TRANSACTION WITH CNL COMMERCIAL FINANCE, INC.

    (a) BYL and BYL Bank have executed the CNL Transaction Agreements. BYL and BYL Bank had all requisite corporate power and authority to enter into the CNL Transaction Agreements and (subject to receipt of all necessary governmental approvals) to perform all of their obligations under the CNL Transaction Agreements. The execution and delivery of the CNL Transaction Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BYL and BYL Bank. The CNL Transaction Agreements have been duly and validly executed and delivered by BYL and BYL Bank and constitute legal, valid and binding obligations of BYL and BYL Bank which are enforceable against BYL and BYL Bank in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

    (b) None of the execution and delivery of the CNL Transaction Agreements by BYL and BYL Bank, the consummation by BYL and BYL Bank of the transactions contemplated thereby in accordance with the terms thereof, nor compliance by BYL and BYL Bank with any of the terms or provisions thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of BYL or BYL Bank;
(ii) assuming that the consents and approvals set forth therein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BYL or BYL Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BYL or BYL Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BYL or BYL Bank are a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Government Entities referred to in the CNL Transaction Agreements, no consents or approvals of or filings or registrations with or notices to any Governmental Entity are required on behalf of BYL or BYL Bank in connection with
(a) the execution and delivery of the CNL Transaction Agreements by BYL and BYL Bank and (b) the completion by BYL and BYL Bank of the transactions contemplated thereby.

    (c) The representations and warranties of BYL and BYL Bank set forth in the CNL Transaction Agreements shall be true and correct as of the date which is the month end prior to the date of this Agreement and as of the date which is the month end prior to the date of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date).

    (d) Any release obtained by BYL or BYL Bank from an employee in connection with the Commencement Date (as defined in the CNL Transaction Agreements) remain in full force and effect and no action has been taken by such employees to rescind such agreements.

    (e) To the extent that the regulatory approvals required by Section 4.01 of the CNL Operations Agreement are not obtained by the Regulatory Approval Deadline, as defined therein, the sole recourse of the parties thereto against BYL, BYL Bank or any successor to BYL's interest shall be as set forth in Section 4.04 of the CNL Operations Agreement.

3.24   DISCLOSURES

    None of the representations and warranties of BYL or BYL Bank or any of the written information or documents which are furnished by BYL or BYL Bank to PBOC pursuant to this Agreement or in connection with the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including without limitation the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents Previously Disclosed or made available to PBOC pursuant to this Article III are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PBOC AND THE BANK

    PBOC and the Bank represents and warrants to BYL and BYL Bank as follows:

4.1   ORGANIZATION, STANDING AND AUTHORITY OF PBOC

    PBOC is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of PBOC to consummate the transactions contemplated hereby. PBOC is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder.

4.2   ORGANIZATION, STANDING, AUTHORITY AND OWNERSHIP OF THE PBOC SUBSIDIARIES

    (a) Each PBOC Subsidiary which is a Significant Subsidiary (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) except as Previously Disclosed, has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of the PBOC and the Bank to consummate the transactions contemplated by this Agreement.

    (b) Interim will be at the Effective Time an interim stock corporation duly organized, validly existing and in good standing under the laws of the State of California. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Agreement of Merger and Interim will have no material obligations or liabilities other than its obligations hereunder.

4.3   AUTHORIZED AND EFFECTIVE AGREEMENT; CONSENTS AND APPROVALS

    (a) PBOC and the Bank have all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of their obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PBOC and the Bank. This Agreement has been duly and validly executed and delivered by PBOC and the Bank and constitutes legal, valid and binding obligations of PBOC and the Bank which are enforceable against PBOC and the Bank in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

    (b) At the Effective Time, Interim will have full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. At the Effective Time, the execution and delivery of the Agreement of Merger by Interim and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim and by PBOC as the sole stockholder of Interim, and no other corporate proceedings on the part of Interim are necessary to consummate the transactions so contemplated. The Agreement of Merger, upon its execution and delivery by Interim, will constitute a valid and binding obligation of Interim, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

    (c) None of the execution and delivery of this Agreement by PBOC and the Bank, the execution and delivery of the Agreement of Merger by Interim, the consummation by PBOC and the Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Interim of the transactions contemplated by the Agreement of Merger, compliance by PBOC or the Bank with any of terms or provisions hereof or compliance by Interim with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Certificate of Incorporation or other governing instrument or Bylaws of PBOC, the Bank or Interim, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PBOC, the Bank or Interim or any of their respective properties or assets, or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of PBOC, the Bank or Interim under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PBOC, the Bank or Interim is a party, or by which any of their respective properties or assets may be bound or affected except as Previously Disclosed, except, with respect to
(ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of PBOC and the Bank taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as Previously Disclosed and except for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Delaware, the Secretary of State of the State of California, the Department, the FRB and the OTS, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of PBOC, the Bank and Interim in connection with (a) the execution and delivery of this Agreement by PBOC and the Bank or the execution and delivery of the Agreement of Merger by Interim and (b) the completion by PBOC and the Bank of the transactions contemplated hereby or the completion by Interim of the transactions contemplated by the Agreement of Merger.

    (d) As of the date hereof, neither PBOC nor the Bank is aware of any reasons relating to PBOC or the Bank why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

4.4   SECURITIES DOCUMENTS

    PBOC has previously delivered or made available to BYL a complete copy of all Securities Documents filed by PBOC pursuant to the Securities Laws or mailed by PBOC to its shareholders as a class since May 31, 1998. PBOC has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.

4.5   FINANCIAL STATEMENTS

    PBOC has previously delivered or made available to BYL accurate and complete copies of the PBOC Financial Statements for all periods ended prior to the date hereof, which in the case of the consolidated statement of financial condition of PBOC as of December 31, 1999 and 1998 and the consolidated statements of income, shareholders' equity and cash flows for each of the years ended
December 31, 1999, 1998 and 1997 are accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to PBOC, as well as the unaudited consolidated statement of financial condition as of June 30, 2000 and the unaudited consolidated statements of income, shareholders' equity and cash flows for the six months ended June 30, 2000 and 1999. The PBOC Financial Statements fairly present or will fairly present, as the case may be, the consolidated financial condition of PBOC as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of PBOC for the respective periods or as of the respective dates set forth therein. Each of the PBOC Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. Except to the extent (i) reflected, disclosed or provided for in the consolidated balance sheet of PBOC as of June 30, 2000 (including related notes) and (ii) of liabilities incurred since such date in the ordinary course of business, neither PBOC nor any PBOC Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, which would have a material adverse effect on the ability of PBOC to fulfill its obligations to pay for shares of BYL Common Stock in accordance with the terms of Section 2.6 hereof.

4.6   ACCESS TO FUNDS

    PBOC has, or on the date of the Closing will have, all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of BYL Common Stock pursuant to Section 2.6 hereof.

4.7   LEGAL PROCEEDINGS

    There are no existing or, to the best knowledge of PBOC, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving PBOC or any PBOC Subsidiary which could reasonably be expected to have a material adverse effect on the ability of PBOC to consummate the transactions contemplated by this Agreement.

4.8   CERTAIN INFORMATION

    None of the information relating to PBOC supplied or to be supplied by PBOC to BYL expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of BYL and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9   DISCLOSURES

    None of the representations and warranties of PBOC or any of the written information or documents furnished by PBOC to BYL pursuant to this Agreement or in connection with the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including without limitation the nature and scope of the information described in the representation, warranty, information or document), not misleading.

                                   ARTICLE V
                                   COVENANTS

5.1   REASONABLE BEST EFFORTS

    Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger (including, without limitation, satisfaction of the conditions to consummation of the Merger specified in Article VI of this Agreement) on or before November 30, 2000 or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

5.2   SHAREHOLDER MEETING

    BYL shall take all action necessary to have its shareholders consider this Agreement and the transactions contemplated hereby at a special meeting of shareholders which is called for the purpose as promptly as practicable after the date hereof. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties, as advised by counsel, the Board of Directors of BYL will recommend that the shareholders of BYL approve this Agreement and the transactions contemplated hereby. The parties hereto shall promptly cooperate with each other in the preparation of the Proxy Statement, which shall contain such information as is mutually agreeable to the parties.

5.3   REGULATORY MATTERS

    (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. PBOC and BYL shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (b) PBOC and BYL shall, upon request, furnish each other with all information concerning themselves, their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of PBOC, or BYL to any Governmental Entity in connection with the transactions contemplated by this Agreement.

    (c) PBOC and BYL shall promptly furnish each other with copies of written communications received by, PBOC or BYL, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

5.4   INVESTIGATION AND CONFIDENTIALITY

    (a) BYL and BYL Bank shall permit PBOC and its representatives reasonable access to the properties and personnel, and shall disclose and make available to PBOC all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of BYL and BYL Bank including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which PBOC may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, shall not violate any law or agreement or constitute the waiver of any privilege. In the event that either BYL or BYL Bank is prohibited by law or agreement from providing any of the access referred to in the preceding sentence to PBOC, it shall use its reasonable best efforts to obtain promptly waivers thereof so as to permit such access. BYL and BYL Bank shall make each of their directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with PBOC and its representatives, provided that such access shall be reasonably related to the transactions contemplated by this Agreement and not unduly interfere with normal operations.

    (b) All information furnished to PBOC or its representatives by BYL or BYL Bank previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreement, dated January 6, 2000, between BYL and PBOC (the "Confidentiality Agreement").

5.5   PRESS RELEASES

    PBOC and BYL shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

5.6   BUSINESS OF BYL AND THE BANK

    (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of PBOC, BYL and BYL Bank shall carry on their respective businesses in the ordinary course consistent with past practice, (including but not limited to the amount and types of loans originated as of the date hereof in the case of BYL Bank). BYL and BYL Bank shall use all reasonable efforts to (x) preserve their respective business organizations intact,
(y) keep available to itself and PBOC and the Bank the present services of the employees of BYL and BYL Bank and (z) preserve for itself and PBOC and the Bank the goodwill of the customers of BYL and BYL Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of PBOC or as expressly contemplated hereby, between the date hereof and the Effective Time, BYL and BYL Bank shall not (to the extent applicable):

        (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the BYL Common Stock;

        (ii) issue any shares of its capital stock (except upon the exercise of BYL Options presently outstanding), or issue, grant, modify or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

       (iii) amend its Articles of Incorporation or Bylaws or equivalent documents; impose, or suffer the imposition, on any share of stock held by BYL of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim;

        (iv) increase the rate of compensation of any of its directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except as may be required pursuant to binding commitments existing on the date hereof and Previously Disclosed, and except as otherwise Previously Disclosed; provided, however, that no increases shall be made to contract officers, and that merit salary increases only may otherwise be paid up to a maximum of 4 percent of base salary, which shall exclude overtime, shift differential, bonus, commissions, car allowance and any other payments which may be included in overall compensation. For purposes of the preceding sentence, any and all merit salary increases must be paid in accordance with BYL's or BYL Bank's normal and customary practices consistently applied over time; provided, however, notwithstanding the foregoing, the Mortgage Division employees only shall be eligible for a review and merit salary increases on or before December 31, 2000. For purposes of this provision, no bonuses or commissions shall be paid by BYL or BYL Bank except those to which BYL or BYL Bank are contractually obligated and which have been Previously Disclosed;

        (v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to BYL's Employee Plans, except as required pursuant to binding commitments with respect to qualified benefit plans, as determined by the BYL Board of Directors up to a 4% maximum contribution;

        (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, except as provided in this
    Section 5.6(a)(xviii), (x) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation,
    (y) any agreement, arrangement or commitment relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, except that an individual may be employed in the ordinary course of business if the employment of such employee is terminable at will without liability, other than as required by law, or (z) any contract, agreement or understanding with a labor union;

       (vii) change its method of accounting in effect for the year ended December 31, 1999, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its and PBOC's independent public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended
    December 31, 1999, except as required by changes in laws or regulations;

      (viii) purchase or otherwise acquire, or, except as provided in this
    Section 5.6(a)(xviii), sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

        (ix) make any capital expenditures, other than pursuant to binding commitments existing on the date hereof and which are Previously Disclosed and other than expenditures necessary to maintain existing assets in good repair, provided that in no event may capital expenditures exceed $40,000 in the aggregate;

        (x) file any applications or make any contract with respect to branching, site location or relocation or closing of a branch;

        (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

       (xii) engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and which are in compliance with the requirements of applicable laws and regulations;

      (xiii) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

       (xiv) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

       (xv) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or, except as provided in this Section 5.6(a)(xviii), rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

       (xvi) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds;

      (xvii) make any loan which, pursuant to the Underwriting Guidelines of BYL Bank, would have a Quality Grade rated C or worse, except pursuant to outstanding commitments as of the date of this Agreement which have been Previously Disclosed;

      (xviii) take any action that would result in any of the representations and warranties contained in this Agreement not to be true and correct in any material respect at the Effective Time or that could reasonably result in any material delay in consummation of the transactions contemplated hereby; or

       (xix) agree to do any of the foregoing.

    (b) BYL and BYL Bank shall not authorize or permit any of their respective directors, officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Acquisition Transaction (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of BYL, as advised by counsel, (i) recommend or endorse an Acquisition Transaction, (ii) participate in any discussions or negotiations regarding an Acquisition Transaction or (iii) provide any third party (other than PBOC or the Bank) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction. BYL will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than PBOC or the Bank with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.6(b). BYL will notify PBOC immediately if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, BYL or BYL Bank, and BYL will promptly inform PBOC in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving BYL or BYL Bank, (ii) a purchase, lease or other acquisition of a substantial portion of the assets or liabilities of BYL or BYL Bank or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of more than 10% of any class or series of equity securities of BYL or BYL Bank.

5.7   CURRENT INFORMATION

    (a) During the period from the date of this Agreement to the Effective Time, BYL and BYL Bank shall, upon the request of PBOC, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PBOC regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated by this Agreement. Concurrently with the filing thereof, BYL will deliver to PBOC copies of the regular and periodic reports filed by BYL and BYL Bank with their banking regulators. As soon as reasonably available, but in no event more than 25 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each calendar year ending December 31), BYL will deliver to PBOC an unaudited consolidated statement of financial condition and a consolidated statement of income for such quarter and the same quarter in the preceding year prepared in accordance with generally accepted accounting principles, and, as soon as reasonably available, but in no event more than 90 days after the end of each calendar year, BYL will deliver to PBOC audited consolidated financial statements which are comparable in nature and scope to the audited BYL Financial Statements.

    (b) As soon as reasonably available, but in no event more than 25 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each calendar year ending December 31), PBOC will deliver to BYL an unaudited consolidated statement of financial condition and a consolidated statement of income for such quarter and the same quarter in the preceding year prepared in accordance with generally accepted accounting principles, and, as soon as reasonably available, but in no event more than 90 days after the end of each calendar year, PBOC will deliver to BYL audited consolidated financial statements which are comparable in nature and scope to the audited PBOC Financial Statements.

5.8   BENEFIT PLANS AND ARRANGEMENTS

    (a) As soon as administratively practicable after the Effective Time, PBOC shall take all reasonable action so that employees of BYL and BYL Bank who are retained by PBOC and become Bank employees shall be entitled to participate in the PBOC employee benefit plans of general applicability. For purposes of determining eligibility to participate in and the vesting of benefits under the PBOC employee benefit plans (other than PBOC's defined benefit pension plan), PBOC shall recognize years of service with BYL and BYL Bank prior to the Effective Time.

    (b) PBOC and the Bank, as appropriate, shall assume: (i) the employment agreements Previously Disclosed with Mr. Barry J. Moore, Ms. Gloria Van Kampen, Mr. Michael Mullarky and Mr. Gary Strachn; (ii) the Executive Salary Continuation Agreements Previously Disclosed with Mr. Robert Ucciferri,
Mr. Barry J. Moore, Mr. Michael Mullarky and Ms. Gloria Van Kampen and
(iii) the consulting agreement with Mr. Robert Ucciferri set forth in
Schedule 5.8(b) hereto.

    (c) PBOC anticipates that most employees of BYL and BYL Bank as of the Effective Time shall become employees of the Bank as of the Effective Time, provided that PBOC shall have no obligation to continue the employment of any BYL or BYL Bank employee and nothing contained in this Agreement shall give any employee of BYL or BYL Bank a right to continuing employment with PBOC or the Bank after the Effective Time. Except for BYL or BYL Bank officers who are listed in Section 5.8(b) hereof, any BYL or BYL Bank employee shall be entitled to receive one week severance payment of each year of service at BYL or BYL Bank. All of such BYL or BYL Bank employees shall become subject to PBOC's severance policies with respect to employment services performed after the Effective Time for PBOC or the Bank.

5.9   INDEMNIFICATION; INSURANCE

    (a) From and after the Effective Time through the fourth anniversary of the Effective Time, PBOC and the Bank (each an "Indemnifying Party" and together the "Indemnifying Parties"), agrees to indemnify and hold harmless each present director, officer or employee of BYL or BYL Bank, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, only and to the fullest extent to which BYL or BYL Bank is or was required by law or their respective Bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Bylaws of BYL and BYL Bank, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    (b) Any Indemnified Party wishing to claim indemnification under
Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

    (c) BYL shall be permitted to maintain up to $3.0 million in aggregate directors' and officers' liability insurance coverage for acts or omissions occurring prior to the Effective Time by persons who are currently covered by the directors' and officers' liability insurance policy maintained by BYL and to purchase an extension of the claims reporting period for the policy providing such coverage for a period of four years following the Effective Date. The total premium for the four-year extension of the claims reporting period shall not exceed $31,000.

5.10   DISCLOSURE SUPPLEMENTS

    From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of a party for the purposes of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.11   FAILURE TO FULFILL CONDITIONS

    In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement pursuant to
Section 7.1, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger and the transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger and the transactions contemplated hereby.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1   CONDITIONS PRECEDENT--ALL PARTIES

    The respective obligations of all of the parties hereto to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

    (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by all of the parties hereto, including approval by the requisite vote of the shareholders of BYL of this Agreement.

    (b) All approvals, consents and waivers from any Governmental Entity the approval, consent or waiver of which is required for the consummation of the transactions contemplated by this Agreement shall have been received and all statutory waiting periods in respect thereof shall have expired, provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to PBOC and the Bank that had such condition or requirement been known, PBOC and the Bank, in their reasonable judgment, would not have entered into this Agreement.

    (c) None of the parties hereto shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and the Agreement of Merger.

6.2   CONDITIONS PRECEDENT--BYL AND BYL BANK

    The obligations of BYL and BYL Bank to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by BYL and BYL Bank pursuant to
Section 7.4 hereof.

    (a) The representations and warranties of PBOC and the Bank set forth in
Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PBOC or the Bank to consummate the transactions contemplated by this Agreement.

    (b) PBOC and the Bank shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time, provided that to the extent that the OTS or any regulatory agency having jurisdiction over PBOC and/or the Bank, in connection with their review of the applications filed in connection with the transactions contemplated by this Agreement, disapproves or fails to approve or consent (as applicable) to the assumption of the agreements set forth in Section 5.8(b) hereof, the parties hereto recognize that PBOC or the Bank, as the case may be, shall be under no obligation to honor such agreements so long as PBOC or the Bank is prohibited from doing so by such regulatory agencies and agree that such actions shall not be a basis for BYL or BYL Bank to terminate the transactions contemplated by this Agreement.

    (c) PBOC and the Bank shall have delivered to BYL and BYL Bank a certificate, dated the date of the Closing and signed by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

    (d) BYL and BYL Bank shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., dated the date of the Closing, that collectively address the matters set forth in Exhibit E hereto.

    (e) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement.

    (f) PBOC and the Bank shall have furnished BYL and BYL Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to PBOC as BYL may reasonably request.

6.3   CONDITIONS PRECEDENT--PBOC AND THE BANK

    The obligations of PBOC and the Bank to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by PBOC and the Bank pursuant to
Section 7.4 hereof.

    (a) The representations and warranties of BYL and BYL Bank set forth in
Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

    (b) BYL and BYL Bank shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

    (c) Intentionally Omitted.

    (d) BYL and BYL Bank shall have delivered to PBOC a certificate, dated the date of the Closing and signed by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

    (e) PBOC and the Bank shall have received an opinion of Knecht & Hansen, dated the date of the Closing, that collectively address the matters set forth in Exhibit G hereto.

    (f) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 6.1(b) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated by this Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which BYL and BYL Bank is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of PBOC and the Bank to consummate the transactions contemplated by this Agreement.

    (g) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement.

    (h) Holders of a number of shares of outstanding BYL Common Stock which represents 10.0% or more of the BYL Common Stock shall not have elected to exercise dissenters' or appraisal rights under Section 1301 of the CGCL.

    (i) BYL and BYL Bank shall have furnished PBOC and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to BYL and BYL Bank as PBOC and the Bank may reasonably request.

    (j) Not later than in connection with the Closing, the FDIC shall have terminated the Order to Cease and Desist dated as of June 29, 2000 and the FRB shall have terminated the Memorandum of Understanding dated as of August 10, 2000, in each instance, or the FDIC and/or the FRB, as the case may be, shall have otherwise provided assurances with respect to the termination of such agreements which are acceptable to PBOC and the Bank in their reasonable sole discretion.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1   TERMINATION

    This Agreement may be terminated:

    (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

    (b) at any time on or prior to the Effective Time, by PBOC and the Bank in writing if BYL and BYL Bank have, or by BYL and BYL Bank in writing if PBOC or the Bank has, in any material respect, breached (i) any material covenant or undertaking contained herein, or (ii) any representation or warranty contained herein which in the case of BYL and BYL Bank would have, or could reasonably be expected to have, a Material Adverse Effect and in the case of PBOC and the Bank would have, or could reasonably be expected to have, a material adverse effect on the ability of PBOC and the Bank, as applicable, to consummate the transactions contemplated by this Agreement, in any case if such breach has not been cured following written notice of such breach by the earlier of 30 days after the date on which such written notice of such breach is given to the party committing such breach or the Effective Time;

    (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

    (d) at any time, by any party hereto in writing, if the shareholders of BYL do not approve this Agreement in the required manner by a vote taken thereon at a meeting duly called for such purpose (including any adjournments thereof) unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before such meeting of shareholders; and

    (e) by any party hereto in writing, if the Effective Time has not occurred by the close of business on May 1, 2001 (which may be extended by PBOC in its sole discretion until July 1, 2001), provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement and the Agreement of Merger to be consummated by such date.

7.2   EFFECT OF TERMINATION

    In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that
(i) Section 8.1 hereof shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d) or (e) hereof shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

    All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the parties hereto (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PBOC or BYL.

7.4   WAIVER

    Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of BYL) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iii) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after shareholders of BYL have approved this Agreement shall not modify either the amount or form of the Merger Consideration or otherwise materially adversely affect any of such shareholders without the approval of the shareholders.

7.5   AMENDMENT OR SUPPLEMENT

    This Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and approved by all of the parties' respective Boards of Directors.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1   EXPENSES; TERMINATION FEE

    (a) (i) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that in the event of a termination of this Agreement resulting from a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $2.0 million to the other party, plus the expenses of the other party without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 8.1(b) hereof.

       (ii) PBOC shall pay BYL $2.0 million plus its expenses to the extent that PBOC has elected to extend the date for termination of the transaction to July 1, 2001 pursuant to Section 7.1(e) hereof and the transaction has not closed by such date, for any reason other than a breach of any representation, warranty, covenant or undertaking by BYL or BYL Bank, a failure of BYL or BYL Bank to secure any required regulatory approvals or consents or to the extent the failure to close the transaction is due to BYL or BYL Bank's actions or failure to take certain actions pursuant to the terms of this Agreement.

    (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce PBOC and the Bank to enter into this Agreement and as a means of compensating PBOC and the Bank for the substantial direct and indirect monetary and other damages and costs incurred and to be incurred in connection with this Agreement in the event the transactions contemplated hereby do not occur as a result of a Termination Event (as defined herein), BYL agrees to pay PBOC, and PBOC shall be entitled to payment of, a fee (the "Fee") of $2.0 million upon the occurrence of a Termination Event so long as the Termination Event occurs prior to a Fee Termination Event (as defined herein). The parties hereto acknowledge that the actual amount of such damages and costs would be impracticable or extremely difficult to determine, and that the sum of $2.0 million constitutes a reasonable estimate by the parties under the circumstance existing as of the date of this Agreement of such damages and costs. Such payment shall be made to PBOC in immediately available funds within five business days after the occurrence of a Termination Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time, (ii) 15 months after termination of this Agreement in accordance with its terms following the first occurrence of a Preliminary Termination Event (as defined herein), (iii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Termination Event or a Preliminary Termination Event (other than a termination of this Agreement by PBOC pursuant to Section 7.1(b) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of BYL or BYL Bank) or (iv) 15 months after the termination of this Agreement by PBOC pursuant to Section 7.1(b) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of BYL or BYL Bank.

    (c) For purposes of this Agreement, a "Termination Event" shall mean any of the following events:

        (i) BYL, without having received PBOC's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder), other than PBOC or a Subsidiary of PBOC, or the Board of Directors of BYL shall have recommended that the shareholders of BYL approve or accept any Acquisition Transaction with any person other than PBOC or a Subsidiary of PBOC;

        (ii) any person, other than PBOC or the Bank, shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange
    Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the aggregate voting power represented by the outstanding BYL Common Stock; or

        (iii) one or more BYL shareholders shall have breached his or her obligations pursuant to the Shareholder Agreement in a manner which materially adversely affects the ability of BYL to obtain the approval of the holders of BYL Common Stock of this Agreement or otherwise materially adversely affects the ability of the parties hereto to consummate the transactions contemplated hereby.

    (d) For purposes of this Agreement, a "Preliminary Termination Event" shall mean any of the following events:

        (i) any person (other than PBOC or Subsidiary of PBOC) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of BYL Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of BYL Common Stock outstanding (such an offer being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively);

        (ii) (A) the holders of BYL Common Stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Agreement or (C) BYL's Board of Directors shall have withdrawn or modified in a manner adverse to PBOC the recommendation of BYL's Board of Directors with respect to the Agreement, in each case after any person (other than PBOC or the Bank) shall have
    (x) made, or disclosed an intention to make, a bona fide proposal to BYL or its shareholders to engage in an Acquisition Transaction, (y) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction; or

        (iii) BYL or BYL Bank shall have breached any representation, warranty, covenant or obligation contained in this Agreement and such breach would entitle PBOC to terminate this Agreement under Section 7.1(b) hereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement) after any person (other than PBOC or the
    Bank) shall have (x) made, or disclosed an intention to make, a bona fide proposal to BYL or its shareholders to engage in an Acquisition Transaction,
    (y) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction.

    (e) BYL shall promptly notify PBOC in writing of the occurrence of any Preliminary Termination Event or Termination Event.

8.2   ENTIRE AGREEMENT

    This Agreement (including the Stockholder Agreement and the Stock Option Agreement) and the Confidentiality Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

8.3   ASSIGNMENT; SUCCESSORS

    None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Except as provided in Section 5.9 hereof, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities. In the event that PBOC or any of its successors,
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors shall assume the obligations set forth in Section 5.9 hereof, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each person covered thereby.

8.4   NOTICES

    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

    If to PBOC or the Bank:

       PBOC Holdings, Inc.
       5900 Wilshire Boulevard, 16th Floor
       Los Angeles, California 90036-5013
       Attn:  Rudolf P. Guenzel
             President and Chief Executive Officer

    With a required copy to:

       Elias, Matz, Tiernan & Herrick L.L.P.
       734 15th Street, N.W.
       Washington, D.C. 20005
       Attn:  Norman B. Antin, Esq.
             Jeffrey D. Haas, Esq.

    If to BYL or BYL Bank:

       BYL Bancorp
       1875 N. Tustin Avenue
       Orange, California 92865
       Attn:  Robert Ucciferri
             President and Chief Executive Officer

    With a required copy to:

       Knecht & Hansen
       1301 Dove Street
       Suite 900
       Newport Beach, California 92660
       Attn: Loren P. Hansen, Esq.

8.5   ALTERNATIVE STRUCTURE

    Notwithstanding any provision of this Agreement to the contrary, PBOC and the Bank may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of BYL set forth herein, provided that (i) the consideration to be paid to the holders of BYL Common Stock is not thereby changed in kind or reduced in amount as a result of such modification or alters the taxation of any amounts to be received by the holders of BYL Common Stock and (ii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to PBOC's or the Bank's obligations set forth in Sections 6.1 and 6.3 hereof.

8.6   INTERPRETATION

    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement," "the date hereof" and terms of similar import herein, unless the context otherwise requires, shall be deemed to be the date first above written on page one
(1) hereof.

8.7   COUNTERPARTS

    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8   GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                                       PBOC HOLDINGS, INC.
Attest:

                /s/ J. MICHAEL HOLMES                  By:
     -------------------------------------------                      /s/ RUDOLF P. GUENZEL
                  J. Michael Holmes                         -----------------------------------------
          SENIOR EXECUTIVE VICE PRESIDENT,                              Rudolf P. Guenzel
             CHIEF FINANCIAL OFFICER AND                          PRESIDENT AND CHIEF EXECUTIVE
                      SECRETARY                                              OFFICER

                                                       PEOPLE'S BANK OF CALIFORNIA, INC.
Attest:

              /s/ DOREEN J. BLAUSCHILD                 By:            /s/ RUDOLF P. GUENZEL
     -------------------------------------------            -----------------------------------------
                Doreen J. Blauschild                                    Rudolf P. Guenzel
           SENIOR VICE PRESIDENT, GENERAL                         PRESIDENT AND CHIEF EXECUTIVE
                COUNSEL AND SECRETARY                                        OFFICER

                                                       BYL BANCORP
Attest:

                  /s/ JOHN J. MYERS                    By:             /s/ ROBERT UCCIFERRI
     -------------------------------------------            -----------------------------------------
                  John "Jack" Myers                                      Robert Ucciferri
                      SECRETARY                                   PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER

                                                       BYL BANK GROUP
Attest:

                  /s/ JOHN J. MYERS                    By:             /s/ ROBERT UCCIFERRI
     -------------------------------------------            -----------------------------------------
                  John "Jack" Myers                                      Robert Ucciferri
                      SECRETARY                                   PRESIDENT AND CHIEF EXECUTIVE
                                                                             OFFICER

                                                                       EXHIBIT A

                                November 1, 2000

PBOC Holdings, Inc.
5900 Wilshire Boulevard,
16th Floor
Los Angeles, CA 90036-5013

Gentlemen:

    The undersigned director and/or executive officer of BYL Bancorp ("BYL") understands that PBOC Holdings, Inc. ("PBOC") and its wholly-owned subsidiary, People's Bank of California (the "Bank") are about to enter into an Agreement and Plan of Reorganization (the "Agreement") with BYL and BYL Bank Group. The Agreement provides for the merger of BYL with and into PBOC (the "Merger") and the conversion of outstanding shares of Common Stock of BYL into cash in accordance with the terms therein set forth.

    In order to induce PBOC and the Bank to enter into the Agreement, and intending to be legally bound hereby, the undersigned represents, warrants and agrees that at the meeting of BYL's shareholders contemplated by Section 5.2 of the Agreement and any adjournment thereof the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Agreement the shares of BYL Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as (to the extent of the undersigned's proportionate voting interest) any other shares of BYL Common Stock over which the undersigned may hereafter acquire beneficial ownership (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts to cause any other shares of BYL Common Stock over which he has or shares voting power to be voted in favor of the Agreement.

    The undersigned represents and warrants that he has or shares the beneficial ownership of the number of shares of BYL Common Stock set forth opposite his name on Schedule I hereto.

    The undersigned further represents, warrants and agrees that until the earlier of (i) the consummation of the transactions contemplated by the Agreement or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

        (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving BYL which would have the effect of any person, other than PBOC or an affiliate of PBOC, acquiring control over BYL or any substantial portion of the assets of BYL. As used herein, the term "control" means (1) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

        (b) sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any person, other than PBOC or an affiliate of PBOC, (ii) to any person known by the undersigned to be seeking to obtain control of BYL or any substantial portion of the assets of BYL

                                     A-A-1
    or to any other person, other than PBOC or an affiliate of PBOC, under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the principal purpose of avoiding the obligations of the undersigned under this agreement.

    It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of BYL. It is further understood and agreed that this agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any Shares as of the date hereof.

    Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

                                                       Very truly yours,

                                                       ---------------------------------------------
                                                       Name

Name

Accepted and Agreed to:

PBOC HOLDINGS, INC.

     -------------------------------------------
                  Rudolf P. Guenzel
        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     A-A-2

                                                                      Schedule I

                                                               NUMBER OF SHARES
                                                              BENEFICIALLY OWNED
                                                                OF BYL COMMON
NAME OF SHAREHOLDER                                               STOCK (1)
-------------------                                           ------------------
Henry C. Cox II.............................................         117,088
Eddie R. Fisher.............................................          78,117
Neil F. Hatcher.............................................         108,576
H. Rhoads Martin, Jr........................................           7,549
Barry J. Moore..............................................             500
Michael H. Mullarky.........................................          14,999
John F. Myers...............................................           9,466
Robert Ucciferri............................................          37,312
Gloria J. VanKampen.........................................          46,471
Brent W. Wahlberg...........................................          10,871
Gary Strachn................................................           2,000

------------------------

(1) Does not include options to purchase shares of BYL Common Stock.

                                     A-A-3

                                                                       EXHIBIT B

                              AGREEMENT OF MERGER

    AGREEMENT OF MERGER, dated as of         , 2001, by and between PBOC
Acquisition Corp. ("Interim"), a California corporation formed by PBOC Holdings, Inc. ("Company"), a Delaware corporation, solely to facilitate the transactions contemplated by the Reorganization Agreement, defined below, and BYL Bancorp ("BYL"), a California corporation. Interim and BYL are hereinafter sometimes collectively referred to as the "Merging Corporations."

    This Agreement of Merger is being entered into pursuant to an Agreement and Plan of Reorganization, dated as of November 1, 2000 (the "Reorganization Agreement") by and among the Company, People's Bank of California (the "Bank"), BYL and BYL Bank Group ("BYL Bank").

    In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

    1.1 "BYL Common Stock" shall mean the common stock of BYL.

    1.2 "Effective Time" shall mean the time at which the Merger contemplated by this Plan of Merger becomes effective as provided in Section 2.5 of the Reorganization Agreement.

    1.3 "Interim Common Stock" shall mean the common stock, par value $.01 per share, of Interim owned by the Company.

    1.4 The "Merger" shall refer to the merger of Interim with and into BYL as provided in Section 2.1 of this Plan of Merger and Section 2.1 of the Reorganization Agreement.

    1.5 "Surviving Corporation" shall refer to BYL as the surviving corporation of the Merger.

                                   ARTICLE II
                              TERMS OF THE MERGER

    2.1 THE MERGER. Subject to the terms and conditions set forth in the Reorganization Agreement, at the Effective Time, Interim shall be merged with and into BYL pursuant and subject to the California Corporations Code. BYL shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of California. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations and thereupon and thereafter, all the property, rights, powers, and franchises of each of the Merging Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Merging Corporations in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Merging Corporations is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger

                                     A-B-1
had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Corporations if the Merger had not occurred.

    2.2 ARTICLES OF INCORPORATION AND BYLAWS. As of the Effective Time, the Articles of Incorporation and Bylaws of BYL shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

    2.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Interim shall become the directors and officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE III
                              CONVERSION OF SHARES

    3.1  CONVERSION OF BYL COMMON STOCK.

    As of the Effective Time, each share of BYL Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by BYL (including treasury shares) or the Company or the Bank other than in a fiduciary capacity, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration as set forth in the Reorganization Agreement.

    3.2  EXCHANGE OF SHARES.

    The obligations of the Company to effectuate the exchange of the Merger Consideration for the shares of BYL Common Stock shall be as set forth in
Section 2.9 of the Reorganization Agreement.

    3.3 INTERIM COMMON STOCK. Each share of Interim Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of issued and outstanding shares of common stock of the Surviving Corporation.

                                   ARTICLE IV
                                 MISCELLANEOUS

    4.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Reorganization Agreement.

    4.2 TERMINATION. This Plan of Merger shall be terminated upon the termination of the Reorganization Agreement in accordance with Articles VII and VIII thereof.

    4.3 AMENDMENTS. To the extent permitted by law and the Reorganization Agreement, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

    4.4 SUCCESSORS. This Plan of Merger shall be binding on the successors of Interim and BYL.

                                     A-B-2

    IN WITNESS WHEREOF, Interim and BYL have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

                                    PBOC ACQUISITION CORP.

Attest:

----------------------------       By:
----------------------------
                                     Rudolf Guenzel
                                     President and Chief Executive Officer

                                    BYL BANCORP

Attest:

----------------------------       By:
----------------------------
                                     Robert Ucciferri
                                     President and Chief Executive Officer

                                     A-B-3

                                                                       EXHIBIT C

                                    FORM OF
                AGREEMENT AND PLAN OF MERGER AND LIQUIDATION OF
                                  BYL BANCORP
                             BY PBOC HOLDINGS, INC.

    AGREEMENT AND PLAN OF MERGER AND LIQUIDATION agreed to this   day of
2001, between PBOC Holdings, Inc., a Delaware corporation ("Company"), and BYL Bancorp, a California corporation ("BYL").

    WHEREAS, the Company owns all of the issued and outstanding capital stock of BYL; and

    WHEREAS, the Company wishes to approve, authorize, and consent to (i) the merger of BYL with and into the Company pursuant to the Delaware General Corporation Law ("DGCL") and the California Corporations Code and (ii) the voluntary liquidation of BYL in accordance with Section 332 of the Internal Revenue Code of 1986, as amended ("Code") and pursuant to an Agreement and Plan of Reorganization, dated as of November 1, 2000; and

    WHEREAS, PBOC Acquisition Corp., a Delaware corporation and former subsidiary of the Company, previously has merged with and into BYL.

    NOW, THEREFORE, the parties hereto agree as follows:

     1. The Company approves, authorizes, and consents to the merger and liquidation of BYL.

     2. Following the consummation of this Agreement and Plan of Merger and Liquidation, BYL shall be liquidated in accordance with the provisions of
Section 332 of the Internal Revenue Code of 1986, as amended.

     3. The officers of BYL are authorized and directed to distribute BYL's assets (subject to its liabilities) within one year in cancellation of its stock to the Company, as owner of all of its issued and outstanding stock.

     4. The officers of BYL are further authorized and directed to take all appropriate and necessary actions to liquidate BYL in accordance with the Code.

                                     A-C-1

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Liquidation to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                                PBOC HOLDINGS, INC.

                                                       By:
     -------------------------------------------            -----------------------------------------
                                                                        Rudolf P. Guenzel
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

Attest:                                                BYL BANCORP

                                                       By:
     -------------------------------------------            -----------------------------------------
                                                                         Robert Ucciferri
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     A-C-2

                                                                       EXHIBIT D

                            ARTICLES OF COMBINATION
                            AND AGREEMENT OF MERGER

    People's Bank of California, Los Angeles, California ("People's Bank"), a federally-chartered savings bank, and BYL Bank Group, a California chartered commercial bank ("BYL Bank"), hereby agree and certify as follows pursuant to 12 C.F.R.SectionSection 552.13 (f) and 552.13(j):

                                  WITNESSETH:

    WHEREAS, an Agreement and Plan of Reorganization, dated as of November 1, 2000 (the "Agreement"), by and among People's Bank, its parent holding company, PBOC Holdings, Inc. ("PBOC"), BYL Bank and BYL Bancorp ("BYL"), the holding company of BYL Bank, has been approved;

    WHEREAS, PBOC, People's Bank, BYL and BYL Bank intend to comply with
Section 2.2(b) of the Agreement to effectuate the merger of BYL Bank with and into People's Bank (the "Bank Merger"); and

    WHEREAS, BYL Bank and People's Bank (the "Constituent Banks") desire to provide for the terms and conditions of the Bank Merger.

    NOW, THEREFORE, BYL Bank and People's Bank hereby agree as follows:

     1. The Bank Merger shall become effective upon receipt of all necessary approvals or non-objections from the Office of Thrift Supervision ("OTS") and the Commissioner of Financial Institutions of the State of California and on the date specified in the endorsement of these Articles of Combination and Agreement of Merger relating to the Bank Merger by the Secretary of the OTS pursuant to 12 C.F.R. Section 552.13(k), or any successor thereto (the "Effective Time").

     2. People's Bank shall be the resulting institution ("Resulting Institution") of the Bank Merger.

     3. The name of the Resulting Institution shall be "People's Bank of California."

     4. Upon the Effective Time, all offices of BYL Bank shall be offices of People's Bank. As of the Effective Time, the home office of People's Bank shall remain at 5900 Wilshire Blvd., Los Angeles, CA 90036 and the locations of the offices of People's Bank shall be:

Bank of Hollywood--A Division of People's      COSTA MESA
  Bank of California                           1700 Adams Avenue, Suite 100
6930 Hollywood Blvd.                           Costa Mesa, 92626
Los Angeles, CA 90028

Bank of Hollywood--A Division of People's      DE ANZA
  Bank of California                           7710 Limonite Avenue
10100 Riverside Drive                          Riverside, CA 92509
Toluca Lake, CA 91602

NORTH HOLLYWOOD                                HUNTINGTON BEACH
6350 Laurel Canyon Blvd.                       16900 Goldenwest Street
North Hollywood, CA 91606                      Huntington Beach, CA 92647

LONG BEACH                                     MIRA LOMA
525 East Ocean Blvd.                           11010 Limonite Avenue
Long Beach, CA 90802                           Mira Loma, CA 91752

                                     A-D-1

BEVERLY HILLS                                  ORANGE
9100 Wilshire Blvd.                            1875 North Tustin Avenue
Beverly Hills, CA 90212                        Orange, CA 92865

ORANGE                                         ORANGE REGIONAL LOAN CENTER
216 Chapman Ave.                               18206 Imperial Highway
Orange, CA 92866-1506                          Yorba Linda, CA 92886

PACIFIC PALISADES                              INLAND REGION LOAN CENTER**
15305 Sunset Blvd.                             7710 Limonite, Suite M
Pacific Palisades, CA 90272                    Riverside, CA 92509

MONTEBELLO                                     WESTMINSTER
1300 W. Beverly Blvd.                          8251 Westminster Blvd.
Montebello, CA 90640                           Westminster, CA 92683

GARDEN GROVE                                   YORBA LINDA
12112 Valley View                              18206 Imperial Highway
Garden Grove, CA 92845-1796                    Yorba Linda, CA 92886

SIMI VALLEY                                    CONSTRUCTION FINANCE DIVISION**
1445 Los Angeles                               18206 Imperial Highway
Simi Valley, CA 93065                          Yorba Linda, CA 92886

SYLMAR                                         MORTGAGE DIVISION -- TUSTIN**
13831 Foothill Blvd.                           18302 Irvine Blvd.
Sylmar, CA 91342                               Tustin, CA 92680

BUENA PARK                                     SBA/CAL CAP DIVISION
5470 Beach Blvd.                               26137 La Paz Road, Suite 102
Buena Park, CA 90621                           Mission Viejo, CA 92691

BEVERLY / SERRANO
4500 W. Beverly Blvd.
Los Angeles, CA 90004

TARZANA
19500 Ventura Blvd.
Tarzana, CA 91356

BURBANK
240 North San Fernando Road
Burbank, CA 91502

NORTH IRVINE
4860 Irvine Blvd.
Irvine, CA 92620

SANTA CLARITA
26425 Sierra Highway
Santa Clarita, CA 91321

VENTURA
996 South Seaward Ave.
Ventura, CA 93001

CALABASAS
23642 Calabasas Rd., Bldg 2
Calabasas, CA 91302

                                     A-D-2

IRVINE
15475 Jeffrey Road
Irvine, CA 92620-4102

FAIRFAX
145 South Fairfax Avenue
Los Angeles, CA 90036

SAN PEDRO
28110 South Western Ave.
San Pedro, CA 90732

LOS ANGELES
5900 Wilshire Blvd.
Los Angeles, CA 90036

WESTMINSTER
15555 Brookhurst St.
Westminster, CA 92683

ENCINO*
16820 Ventura Blvd.
Encino, CA 91436

WOODLAND HILLS*
21919 Erwin Street
Woodland Hills, CA 91367

------------------------

*   Universal Branch Acquisition--tentatively approved as of 12/31/00.

**  Non-Depository division.

     5. Upon consummation of the Bank Merger, People's Bank shall be considered the same business and corporate entity as each of the Constituent Banks and thereupon and thereafter all the property, rights, powers and franchises of each of the Constituent Banks shall vest in People's Bank and People's Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Constituent Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by People's Bank. In addition, any reference to either of the Constituent Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to People's Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceedings to which either of the Constituent Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not occurred or People's Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Banks if the Bank Merger had not occurred.

     6. On and after the Effective Time, the Charter of People's Bank as in effect immediately prior to the Effective Time shall be the Charter of the Resulting Institution until amended in accordance with the terms thereof and applicable law.

                                     A-D-3

    On and after the Effective Time, the Bylaws of People's Bank as in effect immediately prior to the Effective Time shall be the Bylaws of the Resulting Institution until amended in accordance with the terms thereof and applicable law.

     7. Upon and after the Effective Time, until changed in accordance with the Charter and Bylaws of People's Bank and applicable law, the number of directors of the Resulting Institution authorized by the Charter shall be nine (9) (which includes one vacancy). The names of those persons who, upon and after the Effective Time, shall be directors of the Resulting Institution are set forth below. Each such director shall serve for the term which expires at the annual meeting of stockholders of the Resulting Institution in the year set forth after his respective name, and until his or her successor is elected and qualified.

NAME                                                      TERM EXPIRES
----                                                      ------------
Rudolf P. Guenzel                                             2001

J. Michael Holmes                                             2001

C. Stephen Mansfield                                          2001

Richard Delaney                                               2001

John F. Davis                                                 2002

Murray Kalis                                                  2002

Robert MacDonald                                              2003

Carl Lo Bue                                                   2003

    The address of each such director is c/o People's Bank, 5900 Wilshire Blvd., Los Angeles, CA 90036.

    8.  OUTSTANDING SHARES AND VOTING.

    (a) PEOPLE'S BANK. The number of issued and outstanding shares of common stock, par value $0.01 per share, of People's Bank is 100,000, all of which were voted in favor of these Articles of Combination and Agreement of Merger pursuant to the unanimous written consent (in lieu of a meeting) of PBOC as the sole
stockholder of People's Bank dated as of         , 2001.

    (b)  BYL BANK.  The number of issued and outstanding shares of common stock,
par value $      per share, of BYL Bank is 100, all of which were voted in favor of these Articles of Combination and Agreement of Merger pursuant to the unanimous written consent (in lieu of a meeting) of BYL Bancorp as the sole
stockholder of BYL Bank dated as of         , 2001.

                                     A-D-4

    IN WITNESS WHEREOF, each party hereto has caused these Articles of Combination and Agreement of Merger to be executed by their duly authorized
officers as of the       day of       2001.

                                                       PEOPLE'S BANK OF CALIFORNIA
Attest:

                                                       By:
     -------------------------------------------
                Doreen J. Blauschild                        -----------------------------------------
       SENIOR VICE PRESIDENT, GENERAL COUNSEL                           Rudolf P. Guenzel
                    AND SECRETARY                             PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       BYL BANK GROUP
Attest:

                                                       By:
     -------------------------------------------            -----------------------------------------
                        Name:                                            Robert Ucciferri
                       TITLE:                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     A-D-5

                                  ENDORSEMENT

    These Articles of Combination and Agreement of Merger were filed with the Secretary of the Office of Thrift Supervision in the Department of Treasury and
endorsed pursuant to 12 C.F.R. Section 552.13(j), effective at       , Eastern
Time, on         , 2001.

Signed: ________________________________________

                                     A-D-6

                                 VERIFICATIONS

    I, Rudolf P. Guenzel, President and Chief Executive Officer of People's Bank of California ("People's Bank"), having read the foregoing Articles of Combination and Agreement of Merger, hereby verify that the statements contained therein are true and correct as to People's Bank.

By:  -----------------------------------------
                 Rudolph P. Guenzel

    I, Robert Ucciferri, President and Chief Executive Officer of BYL Bank Group ("BYL Bank"), having read the foregoing Articles of Combination and Agreement of Merger, hereby verify that the statements contained therein are true and correct as to BYL Bank.

By:  -----------------------------------------
                  Robert Ucciferri

                                     A-D-7

                                                                       EXHIBIT E

Matters to be covered in Opinion(s) of Counsel to be delivered to BYL and BYL Bank pursuant to Section 6.2(d) of the Agreement

    (a) Each of PBOC and the Bank is duly incorporated and validly existing under the laws of the State of Delaware and the United States, respectively.

    (b) The Agreement has been duly authorized, executed and delivered by PBOC and the Bank and constitutes a valid and binding obligation of PBOC and the Bank and enforceable in accordance with its terms, except that the enforceability of the obligations of PBOC and the Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

    (c) All corporate and shareholder actions required to be taken by PBOC and the Bank by law and their Certificate of Incorporation, Federal Stock Charter and Bylaws to authorize the execution and delivery of the Agreement and consummation of the transactions contemplated thereby have been taken.

    (d) All permits, consents, waivers, clearances, approvals and authorizations of any Governmental Entity or third party which are necessary to be obtained by PBOC and the Bank to permit the execution, delivery and performance of the Agreement and consummation of the transactions contemplated thereby have been obtained.

    In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of officers of PBOC and the Bank. The opinion of such counsel need refer only to matters of Delaware law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to BYL and BYL Bank.

                                     A-E-1

                                                                       EXHIBIT F

                             INTENTIONALLY OMITTED

                                     A-F-1

                                                                       EXHIBIT G

Matters to be covered in Opinion of Counsel to be delivered to PBOC and the Bank pursuant to Section 6.3(d) of the Agreement

    (a) BYL and BYL Bank are duly incorporated and validly existing under the laws of their jurisdiction of incorporation.

    (b) The authorized capital stock of BYL and BYL Bank is as set forth in
Section 3.1 of the Agreement. As of the date hereof, there are 2,542,568 shares of BYL Common Stock issued and outstanding and no shares of BYL Preferred Stock issued or outstanding. All of the outstanding shares of BYL Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and the shareholders of BYL have no preemptive rights with respect to any shares of BYL Common Stock. To such counsel's knowledge, except for BYL Options to purchase 377,203 shares of BYL Common Stock, there are no Rights authorized, issued or outstanding with respect to the capital stock of BYL. BYL owns all of the outstanding Common Stock of BYL Bank, free and clear of any Liens or other attachments or encumbrances.

    As of the date hereof, there are 100 shares of BYL Bank common stock issued and outstanding, no shares of BYL Bank preferred stock issued and outstanding and no shares of BYL Bank common stock are held as treasury shares. All outstanding shares of BYL Bank common stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned by BYL.

    (c) The Agreement has been duly authorized, executed and delivered by BYL and BYL Bank and constitutes a valid and binding obligation of BYL and BYL Bank enforceable in accordance with their terms, except that the enforceability of the obligations of BYL and BYL Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

    (d) All corporate and shareholder actions required to be taken by BYL and BYL Bank by law and the Articles of Incorporation and Bylaws of BYL and BYL Bank to authorize the execution and delivery of the Agreement and consummation of the transactions contemplated thereby have been taken.

    (e) All permits, consents, waivers, clearances, approvals and authorizations of any Governmental Entity or third party which are necessary to be obtained by BYL and BYL Bank to permit the execution, delivery and performance of the Agreement and consummation of the transactions contemplated thereby have been obtained.

    (f) To such counsel's knowledge, except as Previously Disclosed, there are no material legal or governmental proceedings pending to which BYL and BYL Bank is a party or to which any property of BYL and BYL Bank are subject and no such proceedings are threatened by governmental authorities or by others.

    In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of officers of BYL and BYL Bank. The opinion of such counsel need refer only to matters of California and federal law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to PBOC and the Bank.

                                     A-G-1

                                                                       EXHIBIT H

                             STOCK OPTION AGREEMENT

    Stock Option Agreement, dated as of November 1, 2000, between PBOC Holdings, Inc., a Delaware corporation ("Grantee"), and BYL Bancorp, a California corporation ("Issuer").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into a wholly-owned subsidiary of Grantee (the "Merger");

    WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 505,971 fully paid and nonassessable shares (the "Option Shares") of common stock of Issuer (the "Common Stock") at a price per share equal to $10.597 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

       (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of shares of Common Stock subject to the Option shall be increased so that, after such event, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of the first exercise (as provided in paragraph (e) of this Section 2) within 90 days following the first Subsequent Triggering Event to occur (or such later period as provided in Section 7). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to
Section 7.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination was non-volitional); or (iii) the passage of 15 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional), provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 15-month-period, the Exercise Termination Event shall be 15 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. The term "Last Triggering Event" shall mean the last "Initial Triggering Event" to expire, and the term "Holder" shall mean the holder or holders of the Option pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to
Section 7.1(b) thereof as a result of such a willful material breach.

       (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

           (i) Issuer or any Subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Grantee or any Subsidiary of Grantee (a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions
(i) involving solely Issuer and/or one or more wholly-owned Subsidiaries of Issuer, provided any such transaction is not entered into in violation of the terms of the Merger Agreement, or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (x) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (z) any substantially similar transaction; and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

           (ii) Any person, other than Grantee or a Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

           (iii) Any person, other than Grantee or a Grantee Subsidiary, shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

           (iv) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified, or publicly announced its interest to withdraw or modify in any manner adverse in any respect to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

           (v) Any person other than Grantee or a Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

           (vi) After an overture is made by any person, other than Grantee or a Grantee Subsidiary, to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have

                                     A-H-2
breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and
(y) shall not have been cured prior to the Notice Date (as defined below); or

           (vii) Any person other than Grantee or a Grantee Subsidiary shall have filed an application or notice with any federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

       (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

           (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

           (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) of the second sentence thereof shall be 20%.

       (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

       (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of California or a day on which banking institutions in the State of California are authorized by law or executive order to close.

       (f) At a Closing, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

       (g) At a Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                                     A-H-3

       (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed (in the sole discretion of Issuer) with a restrictive legend that shall read substantially as follows:

           "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the reasonable opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

       (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under paragraph (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (y) in the event, under the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to any state or federal regulatory authority is necessary before the Option may be exercised, cooperate fully with the Holder in connection with the preparation of such applications or notices and providing such information to such state or federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder

                                     A-H-4
thereof to purchase on the same terms and subject to the same conditions as are set forth herein in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, subject to the aforementioned indemnification, if applicable, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

       (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of the Common Stock or similar transaction, the type and number of Option Shares shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of Option Shares that Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

       (b) Whenever the number of Option Shares is adjusted as provided in this
Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Option Shares purchasable after the adjustment.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months (or such later period as provided in Section 10) following such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a registration statement under the 1933 Act and qualify such Option and Option Shares for resale or other disposition under applicable state securities laws, in each case in accordance with any plan of disposition requested by Grantee. Issuer will use all reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares represented by the Option and/or the number of Option Shares to be included in

                                     A-H-5
such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any such registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    7. The 90-day or 6-month periods for exercise of certain rights under Sections 2, 6, and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods;
(ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    8.  (a) Issuer hereby represents and warrants to Grantee as follows:

           (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and is a valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

           (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

       (b) Grantee hereby represents and warrants to Issuer that:

           (i) Grantee has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize

                                     A-H-6
this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Grantee and is a valid and legally binding obligation of Grantee.

           (ii) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    9. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the applicable federal or state bank regulatory authority approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the applicable federal or state bank regulatory authority.

    10. Each of Grantee and Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the applicable federal or state bank regulatory authority for approval to acquire the shares issuable hereunder and applying for listing or quotation of such shares on any exchange or quotation system on which the Common Stock is then listed or quoted.

    11. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    12. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

    13. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    14. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

    15. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    16. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated

                                     A-H-7
hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    17. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    18. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, Grantee and Issuer have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                                   PBOC HOLDINGS, INC.

Attest:

                                                   By:
Name: J. Michael Holmes                            Name: Rudolf P. Guenzel
Title:  Senior Executive Vice President,           Title:  President and Chief Executive
      Chief Financial Officer and                  Officer
      Secretary

                                                   BYL BANCORP

Attest:

                                                   By:
Name: John "Jack" Myers                            Name: Robert Ucciferri
Title:  Secretary                                  Title:  President and Chief Executive
                                                   Officer

                                     A-H-8

                                   APPENDIX B

                        FAIRNESS OPINION OF SUTRO & CO.
                             DATED NOVEMBER 1, 2000

November 1, 2000

The Board of Directors
BYL Bancorp
1875 North Tustin Avenue
Orange, CA 92865

Gentlemen:

You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the shareholders of BYL Bancorp (the "Company"), of the Merger Consideration as defined in Section 2.6 of the Agreement and Plan of Reorganization dated November 1, 2000 by and among the Company, PBOC
Holdings, Inc. ("PBOC"), People's Bank of California, a federal savings bank, and BYL Bank Group, a California state bank (the "Agreement"), in the proposed acquisition of the Company by PBOC (the "Acquisition"). As set forth in the Agreement, the financial terms of the Acquisition call for, among other things, the payment of cash equal to: (i) $15.00 for each outstanding share of common stock of the Company; and (ii) the difference between $15.00 and the exercise price of shares of common stock of the Company subject for all outstanding and unexercised options, all subject to adjustment as described in the Agreement. As more fully described in the Agreement, at the effective time of the acquisition, the Company will merge with and into a wholly-owned subsidiary of PBOC (the "Surviving Corporation") and subsequently the Surviving Corporation will be merged with and liquidated into PBOC.

In arriving at our Opinion, we have reviewed and analyzed the financial terms of the Acquisition as set forth in the Agreement as well as certain publicly available business and financial information relating to the Company and PBOC. We have also reviewed certain internal financial projections provided to us by the Company and have met with management of the Company to review and discuss such information as well as the Company's business, operations, regulatory status, assets, liabilities, financial condition and future prospects. In addition, we have compared certain financial and securities data of the Company with various other companies engaged in commercial banking, reviewed historical prices and trading volumes of the common stock of the Company, reviewed the financial terms of other business combinations in the commercial banking industry and conducted such other analyses, studies, investigations and examinations and considered such other financial, economic and market criteria as we deemed appropriate for purposes of this Opinion.

In our review and analysis and in formulating this Opinion, we have assumed, with your consent, and relied, without independent verification, upon the accuracy and completeness of all the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. We have assumed, with your consent, that the financial projections provided to us by the Company were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of the Company. This Opinion does not constitute an appraisal of the stock or assets of the Company nor does it constitute an opinion as to any matter related to or arising from the Acquisition other than the Merger Consideration.

We have relied as to all legal matters on counsel to the Company. We have made no independent investigation of any legal matters affecting the Company or PBOC. We have assumed the correctness of the legal advice given to the Board of Directors of the Company by its counsel and the satisfaction by the Company of all legal, regulatory sad other obligations relating to the Acquisition. We have assumed that upon the consummation of the Acquisition, each company shall have all the appropriate approvals, licenses and permits to conduct its business as proposed. For purposes of this Opinion, we have assumed

Board of Directors
BYL Bancorp
November 1, 2000
Page 3 of 3

that the final form of the Acquisition will not differ in any material respect from that set forth in the Agreement.

We have been retained to act as a financial advisor to the Board of Directors of the Company in connection with the Acquisition described above, and we will receive a fee for our services including a fee contingent upon the consummation of the Acquisition. We have, within the past two years, provided financial advisory, investment banking and other services to the Company and have received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade equity securities of the Company and PBOC and their respective affiliates for our account and the account of our customers, and therefore, we may, from time to time, have a long or short position in such securities.

Sutro & Co. Incorporated ("Sutro"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations. Our Opinion is necessarily based on economic, market, financial, precedent transactions and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this Opinion. We disclaim any obligation to update, revise or reaffirm this Opinion.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. We have advised the Board of Directors that our entire analysis must be considered as a whole and that selecting portions of the analyses and the factors considered by us without considering all analyses and factors, could create an incomplete view of the evaluation process underlying our Opinion.

It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Acquisition and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, is any manner or for any purpose without our prior written consent. This Opinion is not intended to be and does not constitute a recommendation to the Board of Directors or any shareholder as to how such shareholder should vote in connection with the proposed Acquisition. This Opinion may not be published or otherwise used or referred to, nor shall any public reference to Sutro be made, other than in connection with the filings required to be made by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and in materials delivered to the shareholders, without Sutro's prior written approval, which approval shall not be unreasonably withheld.

Based upon and subject to the foregoing and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration as set forth in the Agreement is fair to the shareholders of the Company, from a financial point of view.

Sincerely,

SUTRO & CO. INCORPORATED

                                   APPENDIX C

         DISSENTER'S RIGHTS--CHAPTER 13 OF CALIFORNIA CORPORATIONS CODE

                          CALIFORNIA CORPORATIONS CODE

                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short--form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

       (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision
           (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

       (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization or, (B) if described in subparagraph
           (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by
           Section 1201 is sought by written consent rather than at a meeting.

       (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
           Section 1301.

       (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such a shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                   APPENDIX D
             FINANCIAL STATEMENTS--INTERIM FINANCIAL STATEMENTS FOR
                    SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)
  AND AUDITED FINANCIAL STATEMENTS FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND
                                      1997

ITEM 1.  FINANCIAL STATEMENTS

                           BYL BANCORP AND SUBSIDIARY
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
Cash and Due From Bank......................................    $ 37,092        $ 34,119
Federal Funds Sold..........................................          --              --
                                                                --------        --------
    Total Cash and Cash Equivalents.........................      37,092          34,119

Interest-Bearing Deposits...................................          --             100
Investment Securities.......................................      17,520          21,580
Federal Home Loan Bank Stock, at Cost.......................         619           1,113
Loans Held For Sale.........................................      34,929          69,756
Loans.......................................................     178,288         198,884
Allowance for Loan Losses...................................      (2,717)         (2,610)
                                                                --------        --------
        Net Loans...........................................     175,571         196,274

Premises and Equipment......................................       5,938           6,447
Other Real Estate Owned.....................................         767             277
Goodwill....................................................       1,234           1,324
Interest-Only Strips Receivable and Servicing Assets........      13,516          15,659
Accrued Interest and Other Assets...........................       6,788           7,087
                                                                --------        --------
                                                                $293,974        $353,736
                                                                ========        ========

Noninterest-Bearing Deposits................................    $ 65,499        $ 66,619
Interest-Bearing Deposits...................................     195,783         256,354
                                                                --------        --------
        Total Deposits......................................     261,282         322,973

Borrowed Funds:
Accrued Interest and Other Liabilities......................       2,392           1,563
                                                                --------        --------
        Total Liabilities...................................     263,674         324,536

Common Shares...............................................      12,804          12,788
Retained Earnings...........................................      17,099          15,918
Accumulated Other Comprehensive Income......................         397             494
                                                                --------        --------
    Total Shareholders' Equity..............................      30,300          29,200
                                                                --------        --------
                                                                $293,974        $353,736
                                                                ========        ========

                           BYL BANCORP AND SUBSIDIARY
             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE THREE         FOR THE NINE
                                                               MONTHS ENDED          MONTHS ENDED
                                                               SEPTEMBER 30,         SEPTEMBER 30,
                                                            -------------------   -------------------
                                                              2000       1999       2000       1999
                                                            --------   --------   --------   --------
Interest Income...........................................   $6,885     $7,192    $21,534    $20,130
Interest Expense..........................................    2,445      3,053      8,059      8,419
                                                             ------     ------    -------    -------
        Net Interest Income...............................    4,440      4,139     13,475     11,711

Provision for Loan Losses.................................      200        130        400        361
                                                             ------     ------    -------    -------
    Net Interest Income after Provision for Loan Losses...    4,240      4,009     13,075     11,350

Noninterest Income........................................    4,906      6,867     14,317     18,048
Noninterest Expense.......................................    7,383      9,058     25,242     25,529
                                                             ------     ------    -------    -------
        Income Before Taxes...............................    1,763      1,818      2,150      3,869

Income Taxes..............................................      749        775        969      1,685
                                                             ------     ------    -------    -------
            Net Income....................................   $1,014     $1,043    $ 1,181    $ 2,184
                                                             ======     ======    =======    =======

Per Share Data:
  Net Income--Basic.......................................   $  .40     $  .41    $  0.47    $   .86
                                                             ======     ======    =======    =======
  Net Income--Diluted.....................................   $  .40     $  .41    $  0.47    $   .85
                                                             ======     ======    =======    =======

                                  BYL BANCORP
             UNAUDITED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     ACCUMULATED
                                                                                              -------------------------
                                              COMMON SHARES                                       OTHER
                                           --------------------   COMPREHENSIVE    RETAINED   COMPREHENSIVE
                                            NUMBER      AMOUNT        INCOME       EARNINGS       INCOME        TOTAL
                                           ---------   --------   --------------   --------   --------------   --------
BALANCE AT JANUARY 1, 1998...............  2,503,171   $12,622                     $ 9,955        $ (27)       $22,550
Comprehensive Income:
  Net Income.............................                             $4,116         4,116                       4,116
  Other Comprehensive Income--
    Unrealized Gain on Available-for-Sale
      Securities, Net....................                                183                        183            183
    Unrealized Gain on Interest-Only
      Strips, Net........................                                364                        364            364
                                                                      ------
Total Comprehensive Income...............                             $4,663
                                                                      ======
Exercise of Stock Option.................     28,131       138                                                     138
Dividends on Common Shares...............                                             (467)                       (467)
Fractional Shares from Merger with DANB..                                               (2)                         (2)
                                           ---------   -------                     -------        -----        -------

BALANCE AT DECEMBER 31, 1998.............  2,531,302    12,760                      13,602          520         26,882
Comprehensve Income:
  Net Income.............................                             $3,076         3,076                       3,076
  Other Comprehensive Income--
    Unrealized Gain on Available-for-Sale
      Securities, Net....................                                  3                          3              3
    Unrealized Loss on Interest-Only
      Strips, Net........................                                (29)                       (29)           (29)
                                                                      ------
Total Comprehensive Income...............                             $3,050
                                                                      ======
  Exercise of Stock Option...............      5,800        28                                                      28
  Dividends on Common Shares.............                                             (760)                       (760)
                                           ---------   -------                     -------        -----        -------

BALANCE AT DECEMBER 31, 1999.............  2,537,102    12,788                      15,918          494         29,200
Comprehensve Income:
  Net Income.............................                             $1,181         1,181                       1,181
  Other Comprehensive Income--
    Unrealized Loss on Interest-Only
      Strips, Net........................                                (97)                       (97)           (97)
                                                                      ------
Total Comprehensive Income...............                             $1,084
                                                                      ======
  Exercise of Stock Option...............      3,199        16                                                      16
                                           ---------   -------                     -------        -----        -------

BALANCE AT SEPTEMBER 30, 2000............  2,540,301   $12,804                     $17,099        $ 397        $30,300
                                           =========   =======                     =======        =====        =======

                           BYL BANCORP AND SUBSIDIARY
                  UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 FOR THE NINE
                                                                 MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
OPERATING ACTIVITIES
  Net Income................................................  $  1,181   $  2,184
  Adjustments to Reconcile Net Income to Net Cash Provided
    (Used) by Operating Activities:
    Depreciation and Amortization...........................     1,471      1,356
    Provision for Loan Losses...............................       400        361
    Net Change in Loans Held for Sale.......................    34,827    (30,482)
    Other Items--Net........................................     3,420     (2,893)
                                                              --------   --------
      Net Cash Provided (Used) By Operating Activities......    41,299    (29,474)

INVESTING ACTIVITIES
  Change in Interest-Bearing Deposits.......................       100         --
  Purchases of Investment Securities........................   (20,006)   (10,101)
  Maturities of Investment Securities.......................    23,759      6,398
  Proceeds from Sale of Federal Home Loan Bank Stock........       573         --
  Net Change in Loans.......................................    19,171     (3,044)
  Purchase of Premises and Equipment........................    (1,145)    (1,964)
  Other Items--Net..........................................       897        636
                                                              --------   --------
      Net Cash Provided (Used) By Investing Activities......    23,349     (8,075)

FINANCING ACTIVITIES
  Net Change in Deposits....................................   (61,691)    49,789
  Proceeds from Exercise of Options.........................        16         17
  Dividends.................................................        --       (570)
      Net Cash Provided (Used) By Financing Activities......   (61,675)    49,236
                                                              --------   --------
      Increase (Decrease) in Cash and Cash Equivalents......     2,973     11,687
Cash and Cash Equivalents at Beginning of Period............    34,119     32,914
                                                              --------   --------
      Cash and Cash Equivalents at End of Period............  $ 37,092   $ 44,601
                                                              ========   ========

                           BYL BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

    The accompanying financial information has been prepared in accordance with the Securities and Exchange Commission rules and regulations for quarterly reporting and therefore does not necessarily include all information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. This information should be read in conjunction with the Company's Annual Report on Form 10K for the year ended December 31, 1999.

    The consolidated financial statements include BYL Bancorp and its wholly owned subsidiary, BYL Bank Group (the "Bank").

    Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year. In the opinion of management, the unaudited financial information for the three month and nine month periods ended September 30, 2000 and 1999, reflect all adjustments, consisting only of normal recurring accruals and provisions, necessary for a fair presentation thereof.

NOTE 2--EARNINGS PER SHARE

    Effective December 31, 1997, the Company adopted SFAS No. 128, "EARNINGS PER SHARE." Accordingly, basic earnings per share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during each period. The computation of diluted earnings per share also considers the number of shares issuable upon the assumed exercise of outstanding common stock options. All earnings per common share amounts presented have been restated in accordance with the provisions of this statement.

NOTE 3--SEGMENTS

    The Company has two primary reportable segments: its wholesale lending operations and its retail banking operations. The wholesale lending segment originates loans for resale to institutional investors. The Company's SBA loan Division and its Mortgage Loan Division's are included in this segment. The retail banking segment accepts deposits, originates loans and provides other banking services to the communities in which its seven branch offices are located.

    The company evaluates performance based on profit or loss from operations before allocation of the provision for loan losses, administrative costs, amortization of goodwill and income taxes. The retail segment charges the wholesale segments for use of excess funds based on the estimated cost of outside financing.

                           BYL BANCORP AND SUBSIDIARY

NOTE 3--SEGMENTS (CONTINUED)
    The following tables summarize segment operations for the nine months ended September 30, 2000 and 1999.

                                                            NINE MONTHS ENDED SEPTEMBER, 2000
                                                        -----------------------------------------
                                                        WHOLESALE SEGMENTS
                                                        -------------------               TOTAL
                                                        MORTGAGE     SBA      SEGMENT    COMPANY
                                                        --------   --------   --------   --------
CONDENSED INCOME STATEMENT
Net Interest Income...................................  $  1,774   $  3,937   $ 7,764    $ 13,475
Noninterest Income....................................     9,476      3,790     1,051      14,317
Operating Expense.....................................    (9,741)    (4,162)   (6,290)    (20,193)
                                                        --------   --------   -------    --------
    Operational Profit................................     1,509      3,565     2,525       7,599
Provision for Loan Losses.............................                                       (400)
Administrative Costs..................................                                     (4,959)
Goodwill Amortization.................................                                        (90)
Income Taxes..........................................                                       (969)
                                                                                         --------
    Net Income........................................                                   $  1,181
                                                                                         ========
Loans Originated for Sale During 2000.................  $213,000   $ 76,000
Loans Sold during 2000................................  $229,000   $ 82,000

                                                            NINE MONTHS ENDED SEPTEMBER, 2000
                                                        -----------------------------------------
                                                        WHOLESALE SEGMENTS
                                                        -------------------               TOTAL
                                                        MORTGAGE     SBA      SEGMENT    COMPANY
                                                        --------   --------   --------   --------
CONDENSED INCOME STATEMENT
Net Interest Income...................................  $  2,155   $  2,403   $ 7,153    $ 11,711
Noninterest Income....................................    12,306      4,449     1,293      18,048
Operating Expense.....................................   (12,054)    (3,252)   (5,905)    (21,211)
    Operational Profit................................     2,407      3,600     2,541       8,548
Provision for Loan Losses.............................                                       (361)
Administrative Costs..................................                                     (4,228)
Goodwill Amortization.................................                                        (90)
Income Taxes..........................................                                     (1,685)
                                                                                         --------
    Net Income........................................                                   $  2,184
                                                                                         ========
Loans Originated for Sale During 1999.................  $428,000   $130,000
Loans Sold during 1999................................  $427,000   $ 85,000

                                    CONTENTS

INDEPENDENT AUDITORS' REPORT ON THE CONSOLIDATED FINANCIAL
  STATEMENTS................................................                D-8

CONSOLIDATED FINANCIAL STATEMENTS
    Consolidated Balance Sheets.............................       D-9 and D-10
    Consolidated Statements of Income.......................               D-11
    Consolidated Statement of Changes in Shareholders'
      Equity................................................               D-12
    Consolidated Statements of Cash Flows...................               D-13
    Notes to Consolidated Financial Statements..............  D-14 through D-37

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of BYL Bancorp and Subsidiary

    We have audited the accompanying consolidated balance sheets of BYL Bancorp and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BYL Bancorp and Subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
February 11, 2000

                           BYL BANCORP AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                1999       1998
                                                              --------   --------
ASSETS
Cash and Due from Banks.....................................  $ 34,119   $ 14,214
Federal Funds Sold..........................................        --     18,700
                                                              --------   --------
        Total Cash and Cash Equivalents.....................    34,119     32,914

Interest-Bearing Deposits...................................       100         --

Investment Securities:
  Available-for-Sale........................................     6,868      5,570
  Held-to-Maturity..........................................    14,712     10,844
                                                              --------   --------
        Total Investment Securities.........................    21,580     16,414

Federal Home Loan Bank Stock, at Cost.......................     1,113        830

Loans Held-for-Sale.........................................    69,756     74,598

Loans:
  Commercial................................................   104,719     56,244
  Real Estate...............................................    51,500     86,646
  Consumer..................................................    40,456     22,309
                                                              --------   --------
        Total Loans.........................................   196,675    165,199
  Net Deferred Loan Costs...................................     2,209      1,255
  Allowance for Credit Losses...............................    (2,610)    (2,300)
                                                              --------   --------
        Net Loans...........................................   196,274    164,154

Premises and Equipment......................................     6,447      6,082
Other Real Estate Owned.....................................       277        971
Cash Surrender Value of Life Insurance......................     2,196      1,374
Deferred Tax Assets.........................................     1,804      1,843
Goodwill....................................................     1,324      1,445
Interest-Only Strips Receivable and Servicing Assets........    15,659      9,025
Accrued Interest and Other Assets...........................     3,087      8,363
                                                              --------   --------
                                                              $353,736   $318,013
                                                              ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-Bearing Demand................................  $ 66,619   $ 69,863
  Money Market and NOW......................................    73,193     58,470
  Savings...................................................    79,983     70,838
  Time Deposits Under $100,000..............................    56,750     48,799
  Time Deposits $100,000 and Over...........................    46,428     39,236
                                                              --------   --------
        Total Deposits......................................   322,973    287,206

Accrued Interest and Other Liabilities......................     1,563      3,925
                                                              --------   --------
        Total Liabilities...................................   324,536    291,131

Commitments and Contingencies--Note K

Shareholders' Equity:
  Preferred Shares--Authorized 25,000,000 Shares; None
    Outstanding
  Common Shares--Authorized 50,000,000 Shares; Issued and
    Outstanding 2,537,102
    Shares in 1999 and 2,531,302 Shares in 1998.............    12,788     12,760
  Retained Earnings.........................................    15,918     13,602
  Accumulated Other Comprehensive Income....................       494        520
                                                              --------   --------
        Total Shareholders' Equity..........................    29,200     26,882
                                                              --------   --------
                                                              $353,736   $318,013
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           BYL BANCORP AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1999       1998       1997
                                                              --------   --------   --------
INTEREST INCOME
  Interest and Fees on Loans................................  $25,093    $22,057    $16,299
  Interest on Investment Securities.........................    1,310      1,119      1,535
  Other Interest Income.....................................    1,125        840        621
                                                              -------    -------    -------
        Total Interest Income...............................   27,528     24,016     18,455

INTEREST EXPENSE
  Interest on Money Market and NOW..........................    2,764      1,613      1,321
  Interest on Savings Deposits..............................    4,076      1,622        920
  Interest on Time Deposits.................................    4,670      5,081      3,741
  Interest on Other Borrowings..............................       76         90         75
                                                              -------    -------    -------
        Total Interest Expense..............................   11,586      8,406      6,057
                                                              -------    -------    -------
        Net Interest Income.................................   15,942     15,610     12,398

Provision for Credit Losses.................................      694        755        778
                                                              -------    -------    -------
        Net Interest Income After Provision for Credit
          Losses............................................   15,248     14,855     11,620

NONINTEREST INCOME
  Net Servicing and Interest-Only Strip Income..............    1,817        662        689
  Net Gain on Sale and Securitization of Loans..............   19,563     19,724     13,150
  Service Charges, Fees, and Other Income...................    2,669      3,022      2,081
                                                              -------    -------    -------
                                                               24,049     23,408     15,920
                                                              -------    -------    -------
                                                               39,297     38,263     27,540

NONINTEREST EXPENSE
  Salaries and Employee Benefits............................   19,906     19,662     14,073
  Occupancy Expenses........................................    2,287      1,645      1,342
  Furniture and Equipment...................................    2,798      2,032      1,388
  Other Expenses............................................    8,900      7,531      5,914
                                                              -------    -------    -------
                                                               33,891     30,870     22,717
                                                              -------    -------    -------
        Income Before Income Taxes..........................    5,406      7,393      4,823
Income Taxes................................................    2,330      3,277      1,968
                                                              -------    -------    -------
        Net Income..........................................  $ 3,076    $ 4,116    $ 2,855
                                                              =======    =======    =======
Per Share Data:
  Net Income--Basic.........................................  $  1.21    $  1.63    $  1.19
  Net Income--Diluted.......................................  $  1.21    $  1.55    $  1.12

  The accompanying notes are an integral part of these consolidated financial statements.

                           BYL BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                COMMON SHARES                                   ACCUMULATED
                                             --------------------                                  OTHER
                                             NUMBER OF              COMPREHENSIVE   RETAINED   COMPREHENSIVE
                                              SHARES      AMOUNT       INCOME       EARNINGS      INCOME
                                             ---------   --------   -------------   --------   -------------
BALANCE AT JANUARY 1, 1997.................  2,399,919   $11,945                    $ 7,602        $(113)
Comprehensive Income:
  Net Income...............................                            $2,855         2,855
  Other Comprehensive Income--Unrealized
    Gain on Available-for-Sale Securities,
    Net of Taxes of $21....................                                86                         86
                                                                       ------
        Total Comprehensive Income.........                            $2,941
                                                                       ======
Dividends on Common........................                                            (502)
Common Stock Retired.......................      (823)        (6)
Exercise of Stock Options, Including Tax
  Benefit of $91...........................   104,075        683
                                             ---------   -------                    -------        -----
BALANCE AT DECEMBER 31, 1997...............  2,503,171    12,622                      9,955          (27)

Comprehensive Income:
  Net Income...............................                            $4,116         4,116
  Other Comprehensive Income--Unrealized
    Gain on Available-for-Sale Securities,
    Net of Taxes of $116...................                               183                        183
  Unrealized Gain on Interest-Only Strips
    Net of Taxes of $256...................                               364                        364
                                                                       ------
        Total Comprehensive Income.........                            $4,663
                                                                       ======
Cash in Lieu of Fractional Shares from
  Merger with DNB..........................                                              (2)
Dividends on Common........................                                            (467)
Exercise of Stock Options..................    28,131        138
                                             ---------   -------                    -------        -----
BALANCE AT DECEMBER 31, 1998...............  2,531,302    12,760                     13,602          520

Comprehensive Income:
  Net Income...............................                            $3,076         3,076
  Other Comprehensive Income--Unrealized
    Gain on Available-for-Sale Securities,
    Net of Taxes of $2.....................                                 3                          3
  Unrealized Loss on Interest-Only Strips
    Net of Taxes of $21....................                               (29)                       (29)
                                                                       ------
        Total Comprehensive Income.........                            $3,050
                                                                       ======
Cash Dividends.............................                                            (760)
Exercise of Stock Options..................     5,800         28
                                             ---------   -------                    -------        -----
BALANCE AT DECEMBER 31, 1999...............  2,537,102   $12,788                    $15,918        $ 494
                                             =========   =======                    =======        =====

  The accompanying notes are an integral part of these consolidated financial statements.

                           BYL BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES
  Net Income................................................  $   3,076   $   4,116   $   2,855
  Adjustments to Reconcile Net Income to Net Cash Provided
    (Used) by Operating Activities:
    Depreciation and Amortization...........................      3,622       1,920       1,013
    Deferred Income Taxes...................................         57        (496)       (912)
    Loans Originated for Sale...............................   (690,108)   (336,685)   (225,800)
    Proceeds from Loan Sales................................    701,551     319,630     216,434
    Gain on Sale of Loans...................................    (19,563)    (19,724)    (13,150)
    Provision for Credit Losses.............................        694         755         778
    Other Real Estate Owned Losses..........................         72         220          53
    Other Items--Net........................................      1,995      (5,784)      2,617
                                                              ---------   ---------   ---------
        Net Cash Provided (Used) by Operating Activities....      1,396     (36,048)    (16,112)

INVESTING ACTIVITIES
  Net Change in Interest-Bearing Deposits...................       (100)      3,419         685
  Purchases of Available-for-Sale Securities................       (236)     (1,894)     (5,864)
  Purchases of Held-to-Maturity Securities..................    (10,994)    (10,551)     (7,902)
  Proceeds from Maturities and Sale of Available-for-Sale
    Securities..............................................      3,452      18,683       4,787
  Proceeds from Maturities of Held-to-Maturity Securities...      7,108       2,663       8,407
  Net Change in Loans.......................................    (33,022)    (28,838)    (35,866)
  Proceeds from Sales of Other Real Estate Owned............        830       1,212         885
  Purchases of Premises and Equipment.......................     (2,294)     (2,184)     (1,885)
  Proceeds from Sale of Premises and Equipment..............         30          82           3
                                                              ---------   ---------   ---------
        Net Cash Used by Investing Activities...............    (35,226)    (17,408)    (36,750)

FINANCING ACTIVITIES
  Net Change in Demand Deposits and Savings Accounts........     20,624      67,451      14,568
  Net Change in Time Deposits...............................     15,143      11,820      31,310
  Net Change Short-Term Borrowings..........................         --      (4,000)      3,500
  Reductions in Long-Term Debt..............................         --        (465)        (58)
  Proceeds from Exercise of Stock Options...................         28         138         592
  Redemption of Common Stock................................         --          --          (6)
  Dividends Paid............................................       (760)       (467)       (502)
                                                              ---------   ---------   ---------
        Net Cash Provided by Financing Activities...........     35,035      74,477      49,404
                                                              ---------   ---------   ---------
        Increase (Decrease) in Cash and Cash Equivalents....      1,205      21,021      (3,458)
Cash and Cash Equivalents at Beginning of Year..............     32,914      11,893      15,351
                                                              ---------   ---------   ---------
Cash and Cash Equivalents at End of Year....................  $  34,119   $  32,914   $  11,893
                                                              =========   =========   =========
Supplemental Disclosures of Cash Flow Information:
  Interest Paid.............................................  $  11,495   $   8,338   $   5,895
  Income Taxes Paid.........................................  $   2,470   $   4,237   $   2,352

  The accompanying notes are an integral part of these consolidated financial statements.

                           BYL BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1999, 1998, AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The financial statements include the accounts of BYL Bancorp and its subsidiary, BYL Bank Group ("the Bank"), collectively referred to herein as the "Company".

NATURE OF OPERATIONS

    The Bank operates seven retail branches in Orange and Riverside County, California. It also operates a Small Business Administration (SBA) loan department and a mortgage loan department. The Bank's primary source of revenue is providing loans to customers for both retention in the Bank's loan portfolio as well as sales to other institutional investors.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

CASH AND DUE FROM BANKS

    Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the federal reserve bank. The Bank complied with the reserve requirements as of December 31, 1999.

    The Bank maintains amounts due from banks which exceed federally insured limits. The Bank has not experienced any losses in such accounts.

INVESTMENT SECURITIES

    Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

    Investments not classified as trading securities nor as held to maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders' equity. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOANS HELD FOR SALE

    Mortgage, SBA loans and other loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS

    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

    The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    For impairment recognized in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 114, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN", amended by SFAS No. 118, the entire change in the present value of expected cash flows is reported as either provision for loan losses in the same manner in which impairment initially was recognized, or as a reduction in the amount of provision for loan losses that otherwise would be reported.

    On January 1, 1997, the Company adopted SFAS No. 125 "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES". The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

    To calculate the gain (loss) on sale of loans, the Company's investment in the loan is allocated among the retained portion of the loan, the servicing retained, the interest-only strip and the sold portion of the loan, based on the relative fair market value of each portion. The gain (loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment. As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan. That portion of the excess servicing fees that represent contractually specified servicing fees (contractual servicing) are reflected as a servicing asset which is amortized over an estimated life using a method approximating the level yield method; in the event future prepayments exceed Management's estimates and future expected cash flows are inadequate to cover the unamortized servicing asset, additional amortization would be recognized. The portion of excess servicing fees in excess of the

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) contractual servicing fees is reflected as interest-only (I/O) strips receivable which are classified as interest-only strips receivable available for sale and are carried at fair value.

ALLOWANCE FOR CREDIT LOSSES

    The allowance for credit losses is increased by charges to income and decreased by charge-offs (net of recoveries). The Company performs quarterly detailed reviews to identify the risks inherent in the loan portfolio, assess the overall quality of the loan portfolio and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense. This systematic reviews follow the methodology set forth by the FDIC in its 1993 policy statement on the allowance for loan losses.

    Loans identified as less than "acceptable" are reviewed individually to estimate the amount of probable losses that need to be included in the allowance. These reviews include analysis of financial information as well as evaluation of collateral securing the credit. Additionally, management considers the inherent risk present in the "acceptable" portion of the loan portfolio taking into consideration historical losses on pools of similar loans, adjusted for trends, conditions and other relevant factors that may affect repayment of the loans in these pools.

    The Company originates and sells residential mortgage loans to a variety of secondary market investors, including the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA) and others. Gains and losses on the sale of mortgage loans are recognized upon delivery based on the difference between the selling price and the carrying value of the related mortgage loans sold. Deferred origination fees and expenses are recognized at the time of sale in the determination of the gain or loss. The Company sells the servicing for such loans to the purchaser of the loans. The Company recognizes the gain or loss on servicing sold when all risks and rewards of ownership have transferred.

    Mortgage loans held for sale are stated at the lower of cost or market as determined by the outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. Valuation adjustments are charged against noninterest income.

    Forward commitments to sell, and put options on mortgage-backed securities are used to reduce interest rate risk on a portion of loans held for sale and anticipated loan fundings of the Diamond Bar Mortgage Division. The resulting gains and losses on forward commitments are deferred and included in the carrying values of loans held for sale. Premiums on put options are capitalized and amortized over the option period. Gains and losses on forward commitments and put options deferred against loans held for sale approximately offset equivalent amounts of unrecognized gains and losses on the related loans. Forward commitments to sell and put options on mortgage-backed securities that hedge anticipated loan funding are not reflected in the consolidated statement of financial condition. Gains and losses on these instruments are not recognized until the actual sale of the loans held for sale. Loans generally fund in 10 to 30 days from the date of commitment. As noted in Note S, in conjunction with the closing of the Diamond Bar Mortgage Division, the company no longer utilizes these activities to reduce interest rate risk.

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PREMISES AND EQUIPMENT

    Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and fixtures and forty years for buildings. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterment or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

OTHER REAL ESTATE OWNED

    Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

GOODWILL AND OTHER INTANGIBLES

    Goodwill represents the excess of the purchase price over the estimated fair value of net assets associated with acquisition transactions of the Company accounted for as purchases and is amortized over fifteen years. Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions and are amortized over seven years. Goodwill and other intangibles are evaluated periodically for other than temporary impairment. Should such an assessment indicate that the undiscounted value of an intangible may be impaired, the net book value of the intangible would be written down to net estimated recoverable value.

INCOME TAXES

    Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 specifies the disclosure of the estimated fair value of financial instruments. The Bank's estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies.

    Considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying Notes.

EARNINGS PER SHARES (EPS)

    Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

STOCK-BASED COMPENSATION

    SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The pro forma effects of adoption are disclosed in Note M.

CURRENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, FASB issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES". This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This new standard was originally effective for 2000. In June 1999, the FASB issued SFAS No. 137, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133". This Statement establishes the effective date of SFAS No. 133 for 2001 and is not expected to have a material impact on the Company's financial statements.

RECLASSIFICATIONS

    Certain reclassifications were made to prior years' presentations to conform to the current year. These classifications are of a normal recurring nature.

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE B--INVESTMENT SECURITIES

    Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED
                                                         COST        GAINS       (LOSSES)    FAIR VALUE
                                                       ---------   ----------   ----------   ----------
AVAILABLE-FOR-SALE SECURITIES:
  DECEMBER 31, 1999:
    Mortgage-Backed Securities.......................   $ 6,597       $271         $  --       $ 6,868
                                                        =======       ====         =====       =======
  DECEMBER 31, 1998:
    Investment in Mutual funds.......................   $ 3,000       $ --         $  --       $ 3,000
    Mortgage-Backed Securities.......................     2,305        265            --         2,570
                                                        -------       ----         -----       -------
                                                        $ 5,305       $265         $  --       $ 5,570
                                                        =======       ====         =====       =======

HELD-TO-MATURITY SECURITIES:
  DECEMBER 31, 1999:
    U.S. Treasury....................................   $   500       $  1         $  --       $   501
    U.S. Government and Agency Securities............    14,008         --          (266)       13,742
    Mortgage-Backed Securities.......................       204         --            (2)          202
                                                        -------       ----         -----       -------
                                                        $14,712       $  1         $(268)      $14,445
                                                        =======       ====         =====       =======
  DECEMBER 31, 1998:
    U.S. Treasury....................................   $ 2,499       $ 27         $  --       $ 2,526
    U.S. Government and Agency Securities............     8,029          7            (6)        8,030
    Mortgage-Backed Securities.......................       316          2            --           318
                                                        -------       ----         -----       -------
                                                        $10,844       $ 36         $  (6)      $10,874
                                                        =======       ====         =====       =======

    The gross unrealized gain of $271 on available-for-sale securities is included in accumulated other comprehensive income at December 31, 1999, net of taxes of $111.

    During 1998, the Company received $1,504 in proceeds and recorded a loss of $39 from the sale of investment securities. The Company did not sell any investment securities for the years ended December 31, 1999, and 1997.

    Investment securities carried at $14,712 and $10,844 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and other purposes as required by law.

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE B--INVESTMENT SECURITIES (CONTINUED)
    The scheduled maturities of securities available-for-sale and securities held-to-maturity at December 31, 1999, were as follows:

                                                           AVAILABLE-FOR-SALE      HELD-TO-MATURITY
                                                          --------------------   --------------------
                                                          AMORTIZED     FAIR     AMORTIZED     FAIR
                                                            COST       VALUE       COST       VALUE
                                                          ---------   --------   ---------   --------
Due In One Year or Less.................................   $   --      $   --     $ 3,513    $ 3,488
Due from One to Five Years..............................       --          --      10,995     10,755
Mortgage-Backed Securities..............................    6,597       6,868         204        202
                                                           ------      ------     -------    -------
                                                           $6,597      $6,868     $14,712    $14,445
                                                           ======      ======     =======    =======

NOTE C--LOANS HELD FOR SALE

    The Bank originates auto, mortgage and SBA loans for sale to institutional investors. A substantial portion of the Bank's revenues are from origination of loans guaranteed by the Small Business Administration under its Section 7 program and sale of the guaranteed portions of those loans. Funding for the
Section 7 program depends on annual appropriations by the U.S. Congress.

    At December 31, 1999 and 1998, the Bank was servicing approximately $220,120 and $164,764, respectively, in loans previously sold.

    Prior to January 1, 1997, the Company's excess servicing fees were recorded as excess servicing assets which were amortized over the estimated life of the related loans. Effective January 1, 1997, under provisions of SFAS 125, excess servicing assets on loans sold prior to January 1, 1997 were reclassified to interest-only strips receivable and to servicing assets. These assets are amortized as an offset to loan servicing income and I/O strip income over the estimated life of the related loans.

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE C--LOANS HELD FOR SALE (CONTINUED)
    A summary of the changes in the servicing assets and interest-only strips receivable is as follows:

                                                                     SERVICING ASSETS
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Balance at Beginning of Year................................  $ 2,479     $1,920     $1,249
Transfer to Interest-Only Strips Receivable.................       --         --       (312)
Increase from Loan Sales....................................    1,045        968      1,057
Amortization and Prepayments Charged to Income..............     (721)      (409)       (74)
                                                              -------     ------     ------
Balance at End of Year......................................  $ 2,803     $2,479     $1,920
                                                              =======     ======     ======

                                                               INTEREST-ONLY STRIPS RECEIVABLE
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
Balance at Beginning of Year................................   $ 5,926     $  644      $   --
Transfer from Servicing Assets..............................        --         --         312
Increase from Loan Sales....................................     7,224      5,437         353
Amortization and Prepayments Charged to Income..............      (864)      (155)        (21)
                                                               -------     ------      ------
Balance at End of Year......................................   $12,286     $5,926      $  644
                                                               =======     ======      ======
Unrecognized Gain at End of Year............................   $   570     $  620      $   --

    The unrecognized gain on interest-only strips receivable of $570 is included in accumulated other comprehensive income at December 31, 1999, net of taxes of $236.

    The estimated fair value of the servicing assets was approximately $2,815 at December 31, 1999. Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates over the expected lives of the loans being serviced. For purposes of measuring impairment, the Bank has identified each servicing asset with the underlying loan being serviced. A direct write down is recorded where the fair value is below the carrying amount of a specific servicing asset.

    Included in the above Interest-Only Strips Receivable are retained interest in securitized assets ("RISA"), which has been capitalized upon the securitization of $43,000 of the unguaranteed portion of SBA loans in 1998 and $60,000 of commercial real estate loans in 1999. The RISA represents the present value of the estimated future earnings to be received by the Company from the excess spread created in securitization transactions. Excess spread is calculated by taking the difference between the coupon rate of the loans sold and the certificate rate paid to the investors less contractually specified servicing and costs and projected credit losses, after giving effect to estimated prepayments. The Company utilized prepayment rates for the 1998 securitization of 12% in 1998 and 15.3% in 1999. The prepayment rate for the 1999 securitization is 5% for the first sixty months and 15% thereafter. Annual net credit loss assumptions utilized for the 1999 and 1998 securitization transactions ranged from .25% to .50%. The Company used a discount rate during 1999 and 1998 of 125 to 525 points over the certificate rates paid to investors at the time of securitization in discounting future earnings.

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE C--LOANS HELD FOR SALE (CONTINUED)
    RISA is classified in a manner similar to available-for-sale securities and as such is marked to market each quarter. The Company is not aware of an active market for the purchase or sale of the RISA, and, accordingly, the Company determines the estimated fair value of the RISA by discounting the expected cash flows released from the trust (the "Cash-Out Method") using a discount rate which the Company believes is commensurate with the risks involved. Any changes in the market value of RISA is reported as a separate component of shareholders' equity as an unrealized gain or loss, net of deferred taxes.

    In initially valuing the RISA, the Company establishes an off balance sheet allowance for expected future credit losses. The allowance is based upon historical experience and management's estimate of future performance regarding credit losses. The amount is reviewed periodically and adjustments are made if actual experience or other factors indicate that future performance may differ from management's prior estimates.

    The following table presents the estimated future undiscounted retained interest earnings to be received from securitizations. Estimated future undiscounted RISA earnings are calculated by taking the difference between the coupon rate of the contracts sold and the rates paid to the investors, less the contractually specified servicing fee of .40% and costs, after giving effect to estimated prepayments and assuming no losses. To arrive at the RISA, this amount is reduced by the off balance sheet allowance established for potential future losses and by discounting to present value.

                                                                1999       1998
                                                              --------   --------
Estimated Net Undiscounted RISA Earnings....................  $19,475    $11,114
Off Balance Sheet Allowance for Losses......................   (1,864)    (1,355)
Discount to Present Value...................................   (6,966)    (3,920)
                                                              -------    -------
Retained Interest in Securitized Assets.....................  $10,645    $ 5,839
                                                              =======    =======
Outstanding Balance of Loans Sold Through Securitizations...  $94,297    $37,420
                                                              =======    =======

NOTE D--LOANS

    The Bank's loan portfolio consists primarily of loans to borrowers within Orange and Riverside County in Southern California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE D--LOANS (CONTINUED)
    A summary of the changes in the allowance for credit losses as of December 31 follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
Balance at Beginning of Year................................   $2,300     $1,923     $1,616
Additions to the Allowance Charged to Expense...............      694        755        778
Recoveries on Loans Charged Off.............................      134        150         64
                                                               ------     ------     ------
                                                                3,128      2,828      2,458
Less Loans Charged Off......................................     (518)      (528)      (535)
                                                               ------     ------     ------
                                                               $2,610     $2,300     $1,923
                                                               ======     ======     ======

    The following is a summary of the investment in impaired loans, the related allowance for credit losses, and income recognized thereon as of December 31:

                                                                1999       1998       1997
                                                              --------   --------   --------
Recorded Investment in Impaired Loans.......................   $1,542     $1,806     $2,325
Related Allowance for Impaired Losses.......................   $  243     $  289     $  341
Average Recorded Investment in Impaired Loans...............   $2,349     $2,102     $2,324
Interest Income Recognized from Cash Payments...............   $   --     $   --     $  103

    Loans having carrying values of $725, $1,479, and $336 were transferred to other real estate owned in 1999, 1998 and 1997, respectively. During 1999 loans totaling $517 were made to facilitate the sale of other real estate owned.

NOTE E--PREMISES AND EQUIPMENT

    A summary of premises and equipment follows:

                                                                1999       1998
                                                              --------   --------
Land........................................................  $   943    $   943
Buildings...................................................    2,091      2,039
Leasehold Improvements......................................    1,685      1,380
Furniture, Fixtures, and Equipment..........................    7,584      5,739
                                                              -------    -------
                                                               12,303     10,101
Less Accumulated Depreciation and Amortization..............   (5,856)    (4,019)
                                                              -------    -------
                                                              $ 6,447    $ 6,082
                                                              =======    =======

    The Bank has entered into various operating lease agreements, primarily covering its branch locations. These agreements expire at various times through the year 2005.

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE E--PREMISES AND EQUIPMENT (CONTINUED)
    The approximate future minimum annual payments for these leases by year are as follows:

2000........................................................   $1,289
2001........................................................    1,258
2002........................................................      826
2003........................................................      262
2004........................................................      152
Thereafter..................................................       76
                                                               ------
                                                               $3,863
                                                               ======

    The minimum rental payments shown above represent the existing lease obligations, are not a forecast of future rental expense, and do not include sublease income.

    Total rental expense included in occupancy expense and furniture and equipment expense was approximately $1,526 in 1999, $987 in 1998, and $768 in 1997.

NOTE F--DEPOSITS

    At December 31, 1999, the scheduled maturities of time deposits are as follows:

2000......................................................  $ 96,910
2001 through 2003.........................................     6,264
After 2003................................................         4
                                                            --------
                                                            $103,178
                                                            ========

NOTE G--OTHER EXPENSES

    A summary of other expenses for the years ended December 31 is as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
Regulatory Assessments......................................   $   61     $   58     $   79
Other Real Estate Owned.....................................      226        288        185
Commissions.................................................       --         13        278
Professional Fees and Outside Services......................    1,965      1,792      1,406
Loan Expenses...............................................    1,649      1,047        511
Office Expenses.............................................    2,016      1,527      1,303
Merger Related Expenses.....................................       --        542         --
Other.......................................................    2,983      2,264      2,152
                                                               ------     ------     ------
                                                               $8,900     $7,531     $5,914
                                                               ======     ======     ======

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE H--INCOME TAXES

    The provisions for income taxes included in the statements of income consist of the following:

                                                                1999       1998       1997
                                                              --------   --------   --------
Current:
  Federal...................................................   $1,704     $2,723     $2,176
  State.....................................................      569      1,050        704
                                                               ------     ------     ------
                                                                2,273      3,773      2,880

Deferred....................................................       57       (496)      (912)
                                                               ------     ------     ------
                                                               $2,330     $3,277     $1,968
                                                               ======     ======     ======

    Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The Company's principal differences are from loan loss provision accounting, loan sales, and depreciation differences.

    The following is a summary of the components of the deferred tax asset account recognized in the accompanying consolidated balance sheets:

                                                                1999       1998
                                                              --------   --------
Deferred Tax Assets:
  Allowance for Loan Losses.................................   $  763     $  510
  Other Real Estate Writedowns..............................       91        222
  Gain on Sale of Loans.....................................    1,098      1,196
  California Franchise Tax..................................      196        312
  Other Assets/Liabilities..................................      160        401
                                                               ------     ------
                                                                2,308      2,641

Deferred Tax Liabilities:
  Unrealized Gains on Securities and Other Assets...........     (347)      (365)
  Premises and Equipment....................................     (157)      (433)
                                                               ------     ------
                                                                 (504)      (798)
                                                               ------     ------
                                                               $1,804     $1,843
                                                               ======     ======

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE H--INCOME TAXES (CONTINUED)
    A comparison of the federal statutory income tax rates to the Company's effective income tax rates for the years ended December 31 follows:

                                                           1999                  1998                  1997
                                                    -------------------   -------------------   -------------------
                                                     AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
                                                    --------   --------   --------   --------   --------   --------
Federal Tax Rate..................................   $1,838      34.0%     $2,514      34.0%     $1,640      34.0%
California Franchise Taxes, Net of Federal Tax
  Benefit.........................................      387       7.1         536       7.3         330       6.8
Tax Savings from Exempt Interest..................      (42)     (0.8)        (44)     (0.6)        (79)     (1.6)
Merger Expenses...................................       --        --         222       3.0          --        --
Other Items--Net..................................      147       2.8          49       0.6          77       1.6
                                                     ------      ----      ------      ----      ------      ----
Bank's Effective Rate.............................   $2,330      43.1%     $3,277      44.3%     $1,968      40.8%
                                                     ======      ====      ======      ====      ======      ====

NOTE I--EARNINGS PER SHARE (EPS)

    The following is a reconciliation of net income and shares outstanding to the income and number of share used to compute EPS:

                                               1999                   1998                   1997
                                       --------------------   --------------------   --------------------
                                        INCOME     SHARES      INCOME     SHARES      INCOME     SHARES
                                       --------   ---------   --------   ---------   --------   ---------
Net Income as Reported...............   $3,076                 $4,116                 $2,855
Weighted Average Shares Outstanding
  During the Year....................             2,534,053              2,520,828              2,403,103
                                        ------    ---------    ------    ---------    ------    ---------
      Used in Basic EPS..............    3,076    2,534,053     4,116    2,520,828     2,855    2,403,103
Dilutive Effect of:
  Outstanding Stock Options..........                17,556                135,410                134,084
                                        ------    ---------    ------    ---------    ------    ---------
      Used in Dilutive EPS...........   $3,076    2,551,609    $4,116    2,656,238    $2,855    2,537,187
                                        ======    =========    ======    =========    ======    =========

NOTE J--EMPLOYEE BENEFITS

    The Bank has a salary deferral 401(k) Plan that covers substantially all employees. The Bank contributed matching funds at its option, which amounted to $381, $302 and $34 in 1999, 1998 and 1997, respectively.

    The Bank has entered into retirement benefit agreements with certain officers providing for future benefits aggregating approximately $2,415, payable in equal annual installments for ten years from the death or retirement dates of each participating officer. The obligations for these agreements are funded by single premium life insurance policies, with cash surrender values aggregating approximately $2,196, $1,374, and $906 at December 31, 1999, 1998 and 1997,
respectively. As of December 31, 1999, 1998 and 1997, approximately $216, $152, and $97, respectively, has been accrued in conjunction with these agreements.

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE K--COMMITMENTS AND CONTINGENCIES

    The Company is involved in various litigation which has arisen in the ordinary course of its business. In the opinion of management, based upon representation of legal counsel, the disposition of such pending litigation will not have a material effect on the Bank's financial statements.

    In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the statement of financial position.

    The Bank's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

    As of December 31, 1999, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

Commitments to Extend Credit...............................  $28,060
Standby Letter of Credit...................................      839
                                                             -------
                                                             $28,899
                                                             =======

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the customer. The majority of the Bank's commitments to extend credit and standby letters of credit are secured by real estate.

NOTE L--RELATED PARTY TRANSACTIONS

    In the ordinary course of business, the Bank has granted loans to certain officers and directors and the companies with which they are associated. In the Bank's opinion, all loans and loan commitments to such parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

    The following is an analysis of the activity of all such loans:

                                                                1999       1998
                                                              --------   --------
Beginning Balance...........................................   $2,241     $1,486
Credits Granted, Including Renewals.........................    1,033        887
Repayments..................................................     (493)      (132)
                                                               ------     ------
Ending Balance..............................................   $2,781     $2,241
                                                               ======     ======

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The Bank leases its main Riverside facility from a partnership comprised of two of its directors. The initial term of the lease started in 1982 and expires in 2002, with two successive ten-year options. Monthly rental expense, currently at $14, is adjusted for cost-of-living increases every three years. The Bank also pays its pro-rata share of taxes and common operating expenses.

NOTE M--STOCK OPTION PLAN

    At December 31, 1999, the Company has an option plan which is described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan.

    In 1997, the Company adopted an incentive stock option plan under which up to 460,519 shares of the Company's common shares may be issued to directors, officers, and key employees at not less than 100% of the fair market value at the date the options are granted.

    The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions; risk-free rates of 4.5% in 1998 and 5.8% in 1997, volatility of 28% in 1998 and 19% in 1997 and expected lives of five years. The weighted-average fair value of options granted during 1998 was $5.22 and $3.87 for 1997.

    A summary of the status of the Company's fixed stock option plan as of December 31, 1999, 1998, and 1997, and changes during the years ending on those dates is presented below:

                                               1999                   1998                   1997
                                       --------------------   --------------------   --------------------
                                                  WEIGHTED-              WEIGHTED-              WEIGHTED-
                                                   AVERAGE                AVERAGE                AVERAGE
                                                  EXERCISE               EXERCISE               EXERCISE
                                        SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                       --------   ---------   --------   ---------   --------   ---------
Outstanding at Beginning of Year.....  413,102     $12.80     288,700     $ 9.56     125,865     $ 4.88
Options Granted......................       --         --     152,533      17.47     179,368      12.70
Options Exercised....................   (5,800)      4.88     (28,131)      4.88     (11,466)      6.40
Options Forfeited....................   (3,200)     17.38          --                 (5,067)     11.79
                                       -------                -------                -------
Outstanding at End of Year...........  404,102      12.88     413,102      12.80     288,700       9.56
                                       =======                =======                =======
Options Exercisable at Year-End......  284,636      10.95     203,052       9.31     171,783       7.41
Weighted-Average Fair Value of
  Options Granted During the Year....  $    --     $ 5.22     $  3.87

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE M--STOCK OPTION PLAN (CONTINUED)
    The following table summarizes information about fixed options outstanding at December 31, 1999:

                                         WEIGHTED-       WEIGHTED-                 WEIGHTED-
                                          AVERAGE         AVERAGE                   AVERAGE
      EXERCISE            NUMBER         REMAINING       EXERCISE      NUMBER      EXERCISE
        PRICE           OUTSTANDING   CONTRACTUAL LIFE     PRICE     EXERCISABLE     PRICE
---------------------   -----------   ----------------   ---------   -----------   ---------
        $4.88              82,201         2.8 years       $ 4.88        82,201      $ 4.88
     $12 to $13           172,568         6.9 years       $12.71       172,568      $12.71
     $17 to $21           149,333         8.2 years       $17.47        29,867      $17.47
                          -------                                      -------
                          404,102         6.8 years                    284,636
                          =======                                      =======

    Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the following pro forma amount:

                                                                1999       1998       1997
                                                              --------   --------   --------
Net Income:
  As Reported...............................................   $3,076     $4,116     $2,855
  Pro Forma.................................................   $2,703     $3,888     $2,640

Per Share Data:
  Net Income--Basic
    As Reported.............................................     1.21       1.63       1.19
    Pro Forma...............................................     1.07       1.54       1.10
  Net Income--Diluted
    As Reported.............................................     1.21       1.55       1.12
    Pro Forma...............................................     1.06       1.46       1.04

    The information above does not include options from DNB Financial which was acquired in 1998 (see Note P). DNB Financial had no options granted in 1998 and 1997 and, therefore, did not impact the pro forma data presented above. During 1997, options previously granted equal to 92,609 shares were exercised.

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

    The following methods and assumptions were used to estimate the fair value of significant financial instruments:

FINANCIAL ASSETS

    The carrying amounts of cash, short-term investments, due from customers on acceptances, and Bank acceptances outstanding are considered to approximate fair value. Short-term investments include federal funds sold, securities purchased under agreements to resell, and interest-bearing deposits with Banks. The fair values of investment securities, including available-for-sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

FINANCIAL LIABILITIES

    The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long-term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

                           BYL BANCORP AND SUBSIDIARY

                       DECEMBER 31, 1999, 1998, AND 1997

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE N--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair value of financial instruments at December 31, 1999 and 1998 is summarized as follows:

                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                             1999                  1998
                                                      -------------------   -------------------
                                                      CARRYING     FAIR     CARRYING     FAIR
                                                       VALUE      VALUE      VALUE      VALUE
                                                      --------   --------   --------   --------
Financial Assets:
  Cash and Due From Banks...........................  $ 34,119   $ 34,119   $ 14,214   $ 14,214
  Federal Funds Sold................................        --         --     18,700     18,700
  Interest-Bearing Deposits.........................       100        100         --         --
  Investment Securities.............................    21,580     21,313     16,414     16,444
  Federal Home Loan Bank Stock, at Cost.............     1,113      1,113        830        830
  Loans Held-for-Sale...............................    69,756     71,849     74,598     76,836
  Loans, net........................................   196,274    196,136    164,154    164,138
  I/O Strips Receivable and Servicing Assets........    15,659     15,674      9,025      9,025
  Cash Surrender Value--Life Insurance..............     2,196      2,196      1,374      1,374

Financial Liabilities:
  Deposits..........................................   322,973    323,010    287,206    287,394

NOTE O--REGULATORY MATTERS

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

    As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as under-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below.

                                                                                  REQUIRED CAPITAL
                                                                      -----------------------------------------
                                                                                                TO BE WELL-
                                                                                                CAPITALIZED
                                                                          FOR CAPITAL          UNDER PROMPT
                                                                           ADEQUACY             CORRECTIVE
                                                      ACTUAL               PURPOSES             PROVISIONS
                                                -------------------   -------------------   -------------------
                                                 AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
                                                --------   --------   --------   --------   --------   --------
AS OF DECEMBER 31, 1999:
  Total Capital (to Risk-Weighted Assets).....  $29,539      7.99%    $29,542      8.00%    $36,928     10.00%
  Tier 1 Capital (to Risk-Weighted Assets)....  $26,930      7.28%    $14,771      4.00%    $22,157      6.00%
  Tier 1 Capital (to Average Assets)..........  $26,930      7.40%    $14,550      4.00%    $18,187      5.00%

AS OF DECEMBER 31, 1998:
  Total Capital (to Risk-Weighted Assets).....  $26,782      9.68%    $22,123      8.00%    $27,653     10.00%
  Tier 1 Capital (to Risk-Weighted Assets)....  $24,483      8.85%    $11,061      4.00%    $16,592      6.00%
  Tier 1 Capital (to Average Assets)..........  $24,483      7.95%    $12,314      4.00%    $15,392      5.00%

    On March 8, 2000, the Bank was notified by the FDIC that the Bank is under-capitalized for purposes of Prompt Corrective Action. Accordingly, the Bank is prohibited, among other things, from renewing broker deposits, paying dividends and is subject to enforcement actions.

NOTE P--MERGERS AND ACQUISITIONS

    At the close of business on May 29, 1998, the Company consummated a merger with DNB Financial and its wholly-owned subsidiary, De Anza National Bank. This merger was accounted for by the pooling-of-interest method, whereby the Company's Financial Statements have been restated as if the two companies were historically one unit. A total of 956,641 common shares were issued to the shareholders of DNB Financial in connection with this merger.

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE P--MERGERS AND ACQUISITIONS (CONTINUED)
    The following table summarizes the separate revenue and net income of the Company and DNB Financial that have been reported in the restated financial statements included herein:

                                                                1999       1998       1997
                                                              --------   --------   --------
Interest and Noninterest Income:
  The Company...............................................  $51,577    $44,635    $27,818
  DNB Financial.............................................       --      2,789      6,557
                                                              -------    -------    -------
                                                              $51,577    $47,424    $34,375
                                                              =======    =======    =======

Net Income:
  The Company...............................................  $ 3,076    $ 3,794    $ 2,110
  DNB Financial.............................................       --        322        745
                                                              -------    -------    -------
                                                              $ 3,076    $ 4,116    $ 2,855
                                                              =======    =======    =======

NOTE Q--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

    BYL Bancorp operates BYL Bank Group. BYL Bancorp commenced operations during 1997. The earnings of the subsidiary are recognized on the equity method of accounting. Condensed financial statements of the parent company only are presented below:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
ASSETS:
  Cash......................................................  $   134    $   193
  Investment in Subsidiary..................................   29,029     26,689
  Other Assets..............................................       37         --
                                                              -------    -------
                                                              $29,200    $26,882
                                                              =======    =======
LIABILITIES:
  Long-Term Debt............................................  $    --    $    --
  Other Liabilities.........................................       --         --
                                                              -------    -------
                                           TOTAL LIABILITIES       --         --

                                        SHAREHOLDER'S EQUITY   29,200     26,882
                                                              -------    -------
                                                              $29,200    $26,882
                                                              =======    =======

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE Q--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY (CONTINUED)
                         CONDENSED STATEMENTS OF INCOME

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
INCOME:
  Cash Dividends from Subsidiary............................   $  760     $  531
  Interest Income...........................................       --         36
                                                               ------     ------

                                                TOTAL INCOME      760        567

EXPENSES:
  Merger Related Expenses...................................       --        542
  Other.....................................................       50         44
                                                               ------     ------

                                              TOTAL EXPENSES       50        586
                                                               ------     ------

                                     INCOME BEFORE EQUITY IN
                                        UNDISTRIBUTED INCOME
                                               OF SUBSIDIARY      710        (19)

                                     EQUITY IN UNDISTRIBUTED
                                        INCOME OF SUBSIDIARY    2,366      4,135
                                                               ------     ------

                                                  NET INCOME   $3,076     $4,116
                                                               ======     ======

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLARS AMOUNTS IN THOUSANDS)

NOTE Q--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY (CONTINUED)
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................  $ 3,076    $ 4,116
  Noncash Items Included in Net Income:
    Equity in Income of Subsidiary..........................   (3,126)    (4,666)
    Change in Other Assets and Liabilities..................      (37)       212
                                                              -------    -------
                                            NET CASH USED IN
                                        OPERATING ACTIVITIES      (87)      (338)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Dividends Received from Subsidiary........................      760        531
  Investment in Subsidiary..................................       --       (915)
  Change in Investments.....................................       --      1,106
  Change in Loans...........................................       --        555
                                                              -------    -------
                                           NET CASH PROVIDED
                                     BY INVESTING ACTIVITIES      760      1,277
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of Long-Term Debt..............................       --       (465)
  Options Exercised and Shares Retired......................       28        138
  Dividends Paid............................................     (760)      (469)
                                                              -------    -------
                                            NET CASH USED IN
                                        FINANCING ACTIVITIES     (732)      (796)
                                                              -------    -------

                                  NET (DECREASE) INCREASE IN
                                   CASH AND CASH EQUIVALENTS      (59)       143

                                  CASH AND CASH EQUIVALENTS,
                                        AT BEGINNING OF YEAR      193         50
                                                              -------    -------

                                   CASH AND CASH EQUIVALENTS
                                           AT ENDING OF YEAR  $   134    $   193
                                                              =======    =======

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE R--SEGMENT INFORMATION

    The Company has two primary reportable segments; its wholesale lending operations and its retail banking operations. The wholesale lending segment originates loans for resale to institutional investors. The Company's SBA Loan Division and its Mortgage Loan Division are included in this segment. The retail banking segment accepts deposits, originates loans and provides other banking services to the communities in which its seven branch offices are located.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before allocation of the provision for loan losses, administrative costs, amortization of goodwill and income taxes. The retail segment charges the wholesale segments for use of excess funds based on the estimated cost of outside financing.

    The following tables summarize segment operations and asset allocations for the last three years:

                                                                        1999
                                                      -----------------------------------------
                                                      WHOLESALE SEGMENTS
                                                      -------------------    RETAIL     TOTAL
CONDENSED INCOME STATEMENT                            MORTGAGE     SBA      SEGMENT    COMPANY
--------------------------                            --------   --------   --------   --------
Net Interest Income.................................  $  2,933   $  3,398   $  9,611   $ 15,942
Noninterest Income..................................    16,582      5,641      1,826     24,049
Operating Expense...................................   (16,011)    (4,031)    (7,604)   (27,646)
                                                      --------   --------   --------   --------
OPERATIONAL PROFIT..................................     3,504      5,008      3,833     12,345
Provision for Loan Losses...........................                                       (694)
Administrative Costs................................                                     (6,124)
Goodwill Amortization...............................                                       (121)
Income Taxes........................................                                     (2,330)
NET INCOME..........................................                                   $  3,076
Total Assets at December 31, 1999...................  $ 44,103   $139,488   $170,145   $353,736
Loans Originated for Sale during 1999...............  $567,000   $123,000
Loans Sold during 1999..............................  $587,000   $108,000

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE R--SEGMENT INFORMATION (CONTINUED)

                                                                        1998
                                                      -----------------------------------------
                                                      WHOLESALE SEGMENTS
                                                      -------------------    RETAIL     TOTAL
CONDENSED INCOME STATEMENT                            MORTGAGE     SBA      SEGMENT    COMPANY
--------------------------                            --------   --------   --------   --------
Net Interest Income.................................  $  2,772   $  3,382   $  9,456   $ 15,610
Noninterest Income..................................    13,487      6,899      3,022     23,408
Operating Expense...................................   (11,225)    (4,405)   (10,433)   (26,063)
                                                      --------   --------   --------   --------
OPERATIONAL PROFIT..................................     5,034      5,876      2,045     12,955
Provision for Loan Losses...........................                                       (755)
Administrative Costs................................                                     (4,686)
Goodwill Amortization...............................                                       (121)
Income Taxes........................................                                       (277)
                                                                                       --------
NET INCOME..........................................                                   $  4,116
                                                                                       ========
Total Assets at December 31, 1998...................  $ 37,365   $ 74,720   $205,928   $318,013
Loans Originated for Sale during 1998...............  $245,000   $ 89,000
Loans Sold during 1998..............................  $222,000   $ 94,000

                                                                        1997
                                                      -----------------------------------------
                                                      WHOLESALE SEGMENTS
                                                      -------------------    RETAIL     TOTAL
CONDENSED INCOME STATEMENT                            MORTGAGE     SBA      SEGMENT    COMPANY
--------------------------                            --------   --------   --------   --------
Net Interest Income.................................  $  1,230   $  2,023   $  9,145   $ 12,398
Noninterest Income..................................    10,158      3,681      2,081     15,920
Operating Expense...................................    (7,513)    (3,121)    (9,017)   (19,651)
                                                      --------   --------   --------   --------
OPERATIONAL PROFIT..................................     3,875      2,583      2,209      8,667
Provision for Loan Losses...........................                                       (778)
Administrative Costs................................                                     (2,952)
Goodwill Amortization...............................                                       (114)
Income Taxes........................................                                     (1,968)
                                                                                       --------
NET INCOME..........................................                                   $  2,855
                                                                                       ========
Total Assets at December 31, 1997...................  $ 46,957   $ 43,861   $147,268   $238,086
Loans Originated for Sale during 1997...............  $190,000   $ 62,000
Loans Sold during 1997..............................  $163,000   $ 42,000

                           BYL BANCORP AND SUBSIDIARY

                         DECEMBER 31, 1999, 1998, 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE S--SUBSEQUENT EVENTS

    As discussed in Note O, the Bank is under capitalized pursuant to the regulatory capital requirements administered by the FDIC. In order to improve its capital ratios, during the first quarter of 2000, the Bank closed its Indirect Auto Division, sold the related loan portfolio and divested itself of its Diamond Bar Mortgage Division, an originator of Agency conforming residential mortgages. As a result of these restructurings, the Company expects to report a loss for the first quarter of 2000 approaching approximately $500,000.

    On a recent exam, the FDIC concluded that the Bank did not adequately support the assumptions utilized to project the value assigned to various residual assets retained in securitization completed in 1998 and 1999. The FDIC has advised the Bank it believes these assets are overstated by approximately $2.7 million, on a pre-tax basis.

    Management strongly disagrees with the FDIC conclusions in this matter and intends to appeal the FDIC findings. In connection with this appeal, the Bank has engaged a reputable third-party consultant to evaluate the assumption used in the valuation of these assets as well as design a new valuation model for ongoing measurement of the changes in valuation of these assets.